UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 3
TO
FORM 10/A

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934

BIORESTORATIVE THERAPIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	91-1835664
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

555 Heritage Drive, Jupiter, Florida	33458
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   (561) 904-6070

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

None	Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001 per share (Title of Class)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer		Accelerated filer	
Non-accelerated filer		Smaller reporting company	X
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

We are filing this General Form for Registration of Securities on Form 10 to register our common stock pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

This Registration Statement was deemed effective on July 11, 2011.  Accordingly, we are subject to the requirements of Section 13(a) of the Exchange Act, including the rules and regulations promulgated thereunder, which require us, among other things, to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we are required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

Unless otherwise noted, references in this Registration Statement to “BioRestorative Therapies,” the “Company,” “we,”  “our” or “us” mean BioRestorative Therapies, Inc. and its subsidiaries.

FORWARD-LOOKING STATEMENTS

This Registration Statement contains forward-looking statements as that term is defined in the federal securities laws.  The events described in forward-looking statements contained in this Registration Statement may not occur.  Generally these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of our plans or strategies, projected or anticipated benefits from acquisitions to be made by us, or projections involving anticipated revenues, earnings or other aspects of our operating results.  The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions, are intended to identify forward-looking statements.  We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond our control, which may influence the accuracy of the statements and the projections upon which the statements are based.  Factors that may affect our results include, but are not limited to, the risks and uncertainties discussed in Item 1A of this Registration Statement.

Any one or more of these uncertainties, risks and other influences could materially affect our results of operations and whether forward-looking statements made by us ultimately prove to be accurate.  Our actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements.  We undertake no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

Item 1.	Business.

Overview

Every human being has stem cells in his or her body.  These cells exist from the early stages of human development until the end of a person’s life.  Throughout our lives, our body continues to produce stem cells that regenerate to produce differentiated cells that make up various aspects of the body such as skin, blood, muscle and nerves.  These are generally referred to as adult stem cells (non-embryonic).  These cells are important for the purpose of medical therapies aiming to replace lost or damaged cells or tissues or to otherwise treat disorders.

Our goal is to become a medical center of excellence using cell and tissue protocols, primarily involving a patient’s own (autologous) adult stem cells, allowing patients to undergo cellular-based treatments. As more and more cellular-based therapies become standard of care, we intend to focus on the unity of medical and scientific explanations for future clinical procedures and outcomes and the provision of adult stem cells for future personal medical and aesthetic applications.  Among the initiatives that we are currently pursuing is one that would involve the use of brown fat in connection with the cell-based treatment of obesity, weight loss, diabetes, hypertension, other metabolic disorders and cardiac deficiencies.  See “Brown Adipose (Fat) Program” and “Treatment” below.

We currently are developing an infrastructure to establish a laboratory for the possible development of cellular-based treatment protocols, stem cell-related intellectual property (“IP”) and research applications as well as for stem cell collection and storage services.  See “Laboratory” below.

We also operate a wholly-owned subsidiary, Stem Pearls™, LLC, which plans to offer and sell facial creams and other skin care products with certain ingredients that may include plant stem cells and/or other plant derived stem cell optimization or regenerative compounds.  See “Stem Pearls™” below.

We are a development stage enterprise.  Our primary activities in the stem cell area have been the development of our business plan, negotiating strategic alliances and other agreements, and raising capital.  We have not commenced our principal operations, nor have we generated any revenues from our operations.  The implementation of our business plan, as discussed below, will require the receipt of sufficient equity and/or debt financing to purchase necessary equipment, technology and materials, retire our outstanding debt (see Item 2 – “Financial Information - Liquidity and Capital Resources – Availability of Additional Funds”), establish our laboratory, obtain a technology license, and otherwise fund our research and development and other operations.  We intend to seek such financing from current shareholders and debtholders as well as from other accredited investors.  We anticipate that we will require an aggregate of between approximately $20,000,000 and $40,000,000 in funding to repay our outstanding debt of approximately $3,400,000 (assuming that no debt is converted into equity) and fully implement our business plan as further discussed in this Item 1 (assuming the receipt of no revenues from operations).  In the event we do not obtain the required aggregate amount of financing or revenues, we intend to use funds received in the following order of priority:

Program	Anticipated Amount of Required Funding	Purpose	Anticipated Timeframe

Laboratory (see “Laboratory” below)	$500,000 - $1,000,000	Commencement of laboratory operations, including purchase of necessary equipment	Fourth quarter of 2011

Stem Pearls™ (see “Stem Pearls™” below)	$100,000	Development of logo and website design and rebranding of product line	Fourth quarter of 2011

ThermoStem (see “Brown Adipose (Fat) Program” below)	$1,000,000 - $2,000,000	Development of data and know-how with regard to the extraction of brown fat cells, the modification of cellular culturing protocols and the undertaking of preclinical studies.	First quarter of 2012 through fourth quarter of 2012

Technology License (see “Treatment” below)	$1,000,000	License Fee	Fourth quarter of 2011

Stem Cell Treatments (see “Treatment” below)	$100,000	Development of reproducible cell-based culture system	First quarter of 2012

Stem Pearls™ (see “Stem Pearls™” below)	$300,000	Marketing efforts	Third quarter of 2012

Stem Cell Treatments (see “Treatment” below)	$1,000,000	Pre-IND (investigational new drug) study with respect to development of treatment protocol	Third quarter of 2012

Stem Cell Treatments (see “Treatment” below)	$5,000,000 - $20,000,000	Filing of IND and Phase I clinical trials	Fourth quarter of 2012 through second quarter of 2013

ThermoStem (see “Brown Adipose (Fat) Program” below)	$5,000,000 - $10,000,000	Filing of IND and Phase I clinical trials	Second quarter of 2013

No assurance can be given that we will be able to obtain such required financing on commercially reasonable terms or otherwise.  We may also seek to have our debtholders convert all or a portion of their debt into equity.  No assurance can be given that we will be able to convert such debt into equity on commercially reasonable terms or otherwise.  If we are unable to obtain adequate funding, we may be required to significantly curtail or discontinue our proposed operations.  See Item 1A (“Risk Factors – We will need to obtain additional financing to satisfy debt obligations and continue our operations.”) on page 20.

Strategy

We are concentrating our initial efforts with respect to an initiative related to the use of brown adipose (fat) for therapeutic and aesthetic purposes.  Recent studies have demonstrated that brown fat is present in the adult human body and may be correlated with the maintenance and regulation of metabolism, thus potentially being involved in caloric regulation.  We intend to initiate research activities in this area in connection with the treatment of obesity, weight loss, diabetes, hypertension, other metabolic disorders and cardiac deficiencies.  We have labeled this initiative our ThermoStem Program.

We intend to develop a laboratory, currently based in Jupiter, Florida, capable of performing cellular characterization and culturing, therapeutic outcomes analysis, stem cell-related IP, and stem cell collection and storage services.

We are also seeking to establish stem cell therapy facilities which would offer comprehensive, potentially multi-visit, private-pay patient cellular-based treatment programs in selective areas of medicine where the treatment protocol is minimally invasive.  As our operations grow, we plan to extend our services to include cellular therapy for the treatment of other diseases, injuries and disorders.  We expect that any such adult stem cell therapy facilities will be established initially outside the United States.  Subject to our compliance with all domestic regulatory restrictions, as discussed in “Government Regulation – U.S. Government Regulation” below, and in the event that demand for stem cell therapies increases, we intend to establish additional stem cell therapy facilities within the United States as well.

Brown Adipose (Fat) Program

Brown fat is one of two types of known adipose tissue found in the human body and is involved in homeostasis by creating a metabolic tissue capable of producing heat.  Recent studies have demonstrated that brown fat is present in the adult human body and may be correlated with the maintenance and regulation of metabolism, thus potentially being involved in caloric regulation.

In June 2011, we launched the initial research phase of what we believe will develop into a technology that involves the use of brown fat in a cell-based therapeutic/aesthetic program referred to as the ThermoStem Program. The ThermoStem Program will focus on treatments for obesity, weight loss, diabetes, hypertension, other metabolic disorders and cardiac deficiencies and will involve the study of stem cells, several genes, proteins and/or mechanisms that are related to these diseases and disorders.

We intend to use autologous cells (i.e., stem cells isolated from individual patients) that may be differentiated into progenitor or fully differentiated brown adipocytes, or a related cell type, that can be used therapeutically or aesthetically in patients.  In addition to the brown fat stem cell platform, as the cellular program advances, we will seek to determine whether data from the program can be used in the development of a small molecule drug.

Our ThermoStem Program is in the initial research stage and, to date, we have not developed a clinical application or product.  In August 2011, we entered into a Tangible Property License Agreement with the University of Utah Research Foundation and the University of Utah.    Pursuant to the agreement, which has a two year term, we have been granted a non-exclusive license to use discarded adipose (fat) tissue samples for internal research purposes.  Our initial research efforts in this regard will relate to the identification of tissue as brown fat.  We anticipate that such initial efforts will be completed by the first quarter of 2012.  Following such initial efforts, we intend to develop a brown fat cell line that can be used in preclinical studies.  We expect that such development effort will be completed by the third quarter of 2012.  We then intend to undertake preclinical studies in order to determine whether our proposed treatment protocol is safe.  Such studies are expected to begin by the fourth quarter of 2012.  Following the completion of such studies, if required, we intend to file an investigational new drug (“IND”) application with the U.S. Food and Drug Administration (the “FDA”) and initiate Phase I clinical trials.  See “Government Regulation” below and Item 1A (“Risk Factors – We operate in a highly regulated environment and may be unable to comply with applicable federal, state, local, and international requirements. Failure to comply with applicable government regulation may result in a loss of licensure, registration, and approval or other government enforcement actions.”) on page 24.  The FDA approval process can be lengthy, expensive and uncertain and there is no guarantee of ultimate approval or clearance.  We expect that clinical trials will commence by the second quarter of 2013.

We anticipate that much of our development work in this area will take place in our Jupiter, Florida laboratory; alternatively, we may seek to use outside contractors for such purposes.

We anticipate that we will require between $1,000,000 and $2,000,000 in funding in order to develop data and know-how with regard to the extraction of brown fat stem cells, the modification of cellular culturing protocols and to undertake preclinical studies.  We expect that we will require between $5,000,000 and $20,000,000 in funding in connection with our intended Phase I clinical studies.

Laboratory

We are currently developing a state-of-the-art facility in Jupiter, Florida to be used as a laboratory for the possible development of cellular-based treatment protocols and research applications.  We anticipate that our laboratory will commence operations by the end of 2011 and that we will require between $500,000 and $1,000,000 in funding for such purposes.  Pending the establishment of our laboratory operations, we intend to seek to utilize existing laboratories at medical centers and elsewhere.

As operations grow, our plans include the expansion of our laboratory to perform cellular characterization and culturing, stem cell-related IP development, therapeutic outcome analysis, and stem cell collection and storage services.  As we develop our business and additional stem cell treatments are approved, we intend to establish ourselves as the provider of adult stem cells for therapies and expand to provide cells in other market areas for stem cell therapy, including with regard to the treatment of orthopedic-related injuries and conditions, diabetes and other metabolic disorders, heart disease and autoimmune disease.

We plan to eventually open additional laboratories that are capable of supplying stem cells to those physicians who use those cells to treat disease.  We intend to position ourselves as a source and leader in providing those cells for treatments.

Treatment

Regenerative cell therapy relies on replacing diseased, damaged or dysfunctional cells with healthy, functioning ones or repairing damaged or diseased tissue.  A great range of cells can serve in cell therapy, including cells found in peripheral and umbilical cord blood, bone marrow and adipose (fat) tissue.  Physicians have been using adult stem cells from bone marrow to treat various blood cancers for over 40 years. Recently, the use of stem cells has begun to be used to treat various other diseases.  We intend to use and develop cell and tissue regenerative therapy protocols, primarily involving a patient’s own (autologous) adult stem cells (non-embryonic) to allow patients to undergo cellular-based treatments.

We are seeking to obtain a license to use technology that has been developed in this area.  We hope that such license can be obtained by the fourth quarter of 2011.  We expect that we will require approximately $1,000,000 in funding to obtain such license.  In the event that we obtain such license, we intend to develop a reproducible cell-based culture system in our laboratory.  We expect that we will require approximately $100,000 in funding for such purpose and that such development efforts will be completed by the first quarter of 2012.  We then intend to initiate a pre-IND study with respect to the development of a treatment protocol.  We expect that such study will be completed by the third quarter of 2012 at an anticipated cost of approximately $1,000,000.  Following such study, we intend to file an IND with the FDA with respect to our proposed treatment protocol and initiate Phase 1 clinical trials. We expect that our IND will be filed with the FDA by the fourth quarter of 2012, our clinical trials will begin by the second quarter of 2013 and we will require between $5,000,000 and $20,000,000 in funding for such purposes. See “Government Regulation” below and Item 1A (“Risk Factors – We operate in a highly regulated environment and may be unable to comply with applicable federal, state, local, and international requirements. Failure to comply with applicable government regulation may result in a loss of licensure, registration, and approval or other government enforcement actions.”) on page 24.  The FDA approval process can be lengthy, expensive and uncertain and there is no guarantee of ultimate approval or clearance.

We intend to concentrate initially on therapeutic areas where risk to the patient is low, recovery is relatively easy, and where (i) results can be demonstrated through sufficient clinical data; (ii) patients and referring doctors will be comfortable with the procedure; and (iii) recovery, monitoring, patient follow-up and data collection/analysis is far less complicated than more invasive protocols.  We believe that there will be readily identifiable groups of patients who will benefit from these procedures.

Accordingly, we plan to focus our initial therapy efforts in offering comprehensive, potentially multi-visit, patient cellular-based treatment programs in selective areas of medicine where the treatment protocol is minimally invasive.  Such areas may include the treatment of metabolic-related disorders and orthopedic and sports-related injuries and conditions, as well as for aesthetic purposes.  We anticipate that substantially all of our procedures will be private pay (meaning that they will not be subject to reimbursement by governmental and other third party payers).  We also anticipate that patients will find it necessary to return for periodic treatments.

Due to current domestic regulatory limitations, in all likelihood, our treatment centers will initially need to be established outside the United States.  We are investigating the Caribbean region for such purposes; however, we have no definitive plans or arrangements to open a treatment facility in the Caribbean region or elsewhere.  In the event we determine to establish such a center, we anticipate that it would require between $1,000,000 and $2,000,000 in funding for such purposes and that it would take approximately six to twelve months to become operational.  As indicated above, we have no definitive plans or arrangements in this regard and it is unlikely that we will establish a treatment facility within the next twelve months.  Subject to our compliance with all domestic regulatory restrictions, as discussed in “Government Regulation – U.S. Government Regulation” below, and in the event that demand for stem cell therapies increases, we intend to establish treatment facilities in the United States.

Following our initial efforts in this regard, we intend to extend our services to cellular therapy for the treatment of diseases and other injuries, that may include heart disease, diabetes, wounds, burns and autoimmune diseases (including rheumatoid arthritis, Type 1 diabetes, Crohn’s Disease and multiple sclerosis).  The costs of entry into these market places will be higher, in that most procedures would need to be performed in a hospital or hospital-like setting to better assure the well-being of the patient and success of the outcome.

We intend that the majority of our procedures will involve adult stem cells harvested from a patient’s own (autologous) cells so that there is no chance of rejection or disease being spread from donor to patient.  We intend to focus on developing personalized, patient-specific treatment programs that provide for additional or follow-on therapies, patient outcome monitoring, and the accumulation/analysis of critical medical data.  We also intend to carefully monitor patient response and satisfaction.

Biobanking

Storing one’s own stem cells, or autologous stem cell banking, is the only way to ensure that there is a genetic stem cell match when stem cells are later needed for a medical procedure. Often, patients are recommended by their physicians for a stem cell transplant as the only option for the treatment of their illness; some, however, never find a match, thereby making the therapy impossible.  Even in instances where a donor can be found, patient conditions may have worsened drastically such that the body rejects the cell transplant.  By having one’s own stem cells already banked – before the onset of disease – this circumstance may be avoided.  Autologous stem cell transplants also eliminate the need for immunosuppressant therapy, which is required when a donor is involved; patients often succumb to a lifetime of prescription drugs given to prevent cell transplant rejection. When autologous cells are transplanted, generally, no medications of this kind are needed.

             As more patients use stem cells for treatments and therapies, there is an added value to them in having any additional stem cells that were collected for the procedure to be cryopreserved and stored. These cells can potentially be used for future or additional cell-based treatments. We intend to develop medical services to ensure the most effective means of cell storage and intend to bank autologous stem cells at our laboratory and/or other facilities for research and potential future therapeutic use.

Technology

We intend to utilize our laboratory in connection with cellular research activities.  We also intend to seek to obtain cellular-based therapeutic technology licenses.  We intend to seek to develop potential stem cell delivery systems or devices.  The goal of these specialized devices is to deliver cells into specific areas of the body, control the rate, amount and types of cells used in a treatment, and populate these areas of the body with sufficient stem cells so that engraftment occurs.

We also intend to perform research to develop certain stem cell optimization compounds or “recipes” to enhance cellular growth and regeneration for the purpose of improving pre-treatment and post-treatment outcomes.

As our laboratory and treatment procedures evolve, we may also seek to develop proprietary diagnostic methods using cellular biomarkers as a source for determining the potential development of disease and to evaluate the efficacy of anti-aging therapeutics and other pharmaceuticals.

We do not currently have any proprietary technology.  We have trademark rights with respect to the names BioRestorative Therapies™, Stem The Tides of Time™, Stem Pearls™ and Stem Cellutrition™.  Our success will depend in large part on our ability to develop and protect our proprietary technology. We intend to rely on a combination of patent, trade secret and know-how, copyright and trademark laws, as well as confidentiality agreements, licensing agreements and other agreements, to establish and protect our proprietary rights.  Our success will also depend upon our ability to avoid infringing upon the proprietary rights of others, for if we are judicially determined to have infringed such rights, we may be required to pay damages, alter our services, products or processes, obtain licenses or cease certain activities.

During the years ended December 31, 2010 and 2009, we spent $11,620 and $-0-, respectively, on research and development activities.

Stem Pearls™

In February 2010, we established Stem Cellutrition™, LLC, a stem cell-based cosmetic skincare company, to offer plant derived stem cell cosmetic products.  In July 2011, Stem Cellutrition™, LLC changed its name to Stem Pearls™, LLC.  We anticipate that Stem Pearls™ cosmetic products will be sold and used as an adjunct to the therapy programs developed by us.  We also intend to offer Stem Pearls™ products directly to stores, through web-related sales or through cosmetic distributor companies to retail, spa, or other medical locations.

Stem Pearls™, LLC has developed an initial product formulation derived from the stem cells of a rare-variety 18th century Swiss apple and has prepared and selectively distributed product samples.  Stem Pearls™, LLC is also developing a new logo and website design and is seeking to rebrand its product line.  We expect that such efforts will cost approximately $100,000 and will be completed by the fourth quarter of 2011.  Stem Pearls™, LLC has not yet marketed its products or generated any revenue.  We anticipate that such marketing efforts will commence by the third quarter of 2012 at a cost of approximately $300,000.

Scientific Advisors; Consultants

We have established a Scientific Advisory Board whose purpose is to provide advice and guidance in connection with scientific matters relating to our business.  Our initial two Scientific Advisory Board members are Dr. Naiyer Imam and Dr. Amit Patel.  See Item 5 (“Directors and Executive Officers – Scientific Advisory Board”) for a listing of the principal positions for Drs. Imam and Patel.

We have engaged two consultants, TDA Consulting Services, Inc. (“TDA”) and Vintage Holidays L.L.C. (“Vintage”), to assist us with the implementation of our business plan.  Pursuant to a February 17, 2011 consulting agreement with TDA, which has a term that expires on March 31, 2012, TDA is to provide consultation and assistance with regard to our efforts to establish an offshore stem cell treatment facility, develop business, including with regard to acquisition and joint venture opportunities, develop a physician distribution network for the sale of our stem cell skin care products, comply with regulatory requirements and have our securities listed on the OTC Bulletin Board or a securities exchange.  Pursuant to the agreement with TDA, we paid TDA $35,000 in consideration of services rendered to date and a $25,000 retainer for services to be rendered during the term.  We also have agreed to pay TDA an aggregate of an additional $130,000 and issue to TDA an aggregate of 10,500,100 shares of common stock.

Pursuant to a February 17, 2011 consulting agreement with Vintage, which has a term that expires on December 31, 2011, Vintage is to provide consultation and assistance with regard to our efforts to market ourselves with respect to medical tourism, establish business relationships with governmental officials, and establish an offshore stem cell treatment facility.  Pursuant to the agreement with Vintage, we paid Vintage $20,000 in consideration of services rendered to date and a $10,000 retainer for services to be rendered during the term.  We also have agreed to pay Vintage an aggregate of an additional $50,000 and issue to Vintage an aggregate of 5,000,000 shares of common stock.

Competition

We will compete with many pharmaceutical, biotechnology, and medical device companies, as well as other private and public stem cell companies involved in the development and commercialization of cell-based medical technologies and therapies.

Regenerative medicine is rapidly progressing, in large part through the development of cell-based therapies or devices designed to isolate cells from human tissues. Most efforts involve cell sources, such as bone marrow, embryonic and fetal tissue, umbilical cord and peripheral blood and skeletal muscle.

Companies working in the area of regenerative medicine include, among others, Cytori Therapeutics, Osiris, Aastrom Biosciences, Aldagen, BioTime, Baxter International, Celgene, Geron, Harvest Technologies, Mesoblast, Regenexx, NeoStem, Stem Cells, Athersys, and Tissue Genesis..  Many of our competitors and potential competitors have substantially greater financial, technological, research and development, marketing and personnel resources than we do.  We cannot with any accuracy forecast when or if these companies are likely to bring cell therapies to market for procedures that we are also pursuing.

Our skincare company will compete with other companies that offer a plant derived stem cell skin care line, such as EmergeLabs, Amatokin, Andalou Naturals, Xtemcell, Jeunesse Luminesce, Lifeline Skin Care, Reprint, Dermelect, G.M. Collin and Goldfaden, as well as generally with cosmetic companies, many of whom have substantially greater financial, technological, research and development, marketing and personnel resources than we do.

Customers

Our treatment services are intended to be marketed to the general public via the Internet, and at trade shows to physicians and other health care professionals, skin care professionals and beauty product distributors.  We intend to market our product portfolio for clinical applications and to research institutions and large pharmaceutical companies.  Our Stem Pearls™ product line is intended to be sold via the Internet (www.stempearls.com, which is anticipated to be operational by the fourth quarter of 2011, and www.biorestorative.com) and to stores either directly or by way of distributors.  We anticipate that our e-commerce website will be operational by the fourth quarter of 2011 and that we will require approximately $100,000 in funding for such purposes.

Governmental Regulation

U.S. Government Regulation

The health care industry is highly regulated in the United States. The federal government, through various departments and agencies, state and local governments, and private third-party accreditation organizations regulate and monitor the health care industry, associated products, and operations. The following is a general overview of the laws and regulations pertaining to our business.

FDA Regulation of Stem Cell Treatment and Products

The U.S. Food and Drug Administration (“FDA”) regulates the manufacture of human stem cell treatments and associated products under the authority of the Public Health Safety Act (“PHSA”) and the Federal Food, Drug, and Cosmetic Act (“FDCA”).  Stem cells can be regulated under FDA’s Human Cells, Tissues, and Cellular and Tissue-Based Products Regulations (“HCT/Ps”), or may also be subject to FDA’s drug, biological product, or medical device regulations.

Human Cells, Tissues, and Cellular and Tissue-Based Products (“HCT/Ps”) Regulation

 Under Section 361 of the PHSA, the FDA issued specific regulations governing the use of HCT/Ps in humans.  Pursuant to Part 1271 of Title 21 of the Code of Federal Regulations (“CFR”), the FDA established a unified registration and listing system for establishments that manufacture and process HCT/Ps.  The regulations also include provisions pertaining to donor eligibility determinations; current good tissue practices covering all stages of production, including harvesting, processing, manufacture, storage, labeling, packaging, and distribution; and other procedures to prevent the introduction, transmission, and spread of communicable diseases.

The HCT/P regulations strictly constrain the types of products that may be regulated solely under these regulations.  Factors considered include the degree of manipulation, whether the product is intended for a homologous function, whether the product has been combined with noncellular or non-tissue components, and the product’s effect or dependence on the body’s metabolic function.  In those instances where cells, tissues, and cellular and tissue-based products have been only minimally manipulated, are intended strictly for homologous use, have not been combined with noncellular or nontissue substances, and do not depend on or have any effect on the body’s metabolism, the manufacturer is only required to register with the FDA, submit a list of manufactured products, and adopt and implement procedures for the control of communicable diseases.   If one or more of the above factors has been exceeded, the product would be regulated as a drug, biological product, or medical device rather than an HCT/P.

Because we are a development stage enterprise and have not commenced our principal operations on production, it is difficult to anticipate the likely regulatory status of the array of products and services that we may offer.   We believe that some of the adult autologous (self-derived) stem cells that will be used in our cellular therapy and biobanking products and services, including the brown adipose (fat) tissue that we intend to use in our ThermoStem Program, may be regulated by the FDA as HCT/Ps under 21 C.F.R. Part 1271.  This regulation defines HCT/Ps as articles “containing or consisting of human cells or tissues that are intended for implantation, transplantation, infusion or transfer into a human recipient.”  However, the FDA may disagree with this position or conclude that some or all of our stem cell therapy products or services do not meet the applicable definitions and exemptions to the regulation.  If we are not regulated solely under the HCT/P provisions, we would need to expend significant resources to comply with the FDA’s broad regulatory authority under the FDCA.  There is also third party litigation pending that may result in the FDA further restricting or expanding the application of the regulation.  In such litigation, the FDA has asserted that the defendants’ use of cultured stem cells to treat musculoskeletal and spinal injuries without FDA approval is in violation of the FDCA, claiming that the defendants’ product is a drug.  The defendants have asserted that their procedure is part of the practice of medicine and therefore beyond the FDA’s regulatory authority.  The uncertainty as to the outcome of the litigation makes the assessment of the regulatory status of our products and services even more unsettled.

If regulated solely under the FDA’s HCT/P statutory and regulatory provisions, once our laboratory in the United States becomes operational, it will need to satisfy the following requirements, among others, to process and store stem cells:

•	registration and listing of HCT/Ps with the FDA;

•	donor eligibility determinations, including donor screening and donor testing requirements;

•
current good tissue practices, specifically including requirements for the facilities, environmental controls, equipment, supplies and reagents, recovery of HCT/Ps from the patient, processing, storage, labeling and document controls, and distribution and shipment of the HCT/Ps to the laboratory, storage, or other facility;

•	tracking and traceability of HCT/Ps and equipment, supplies, and reagents used in the manufacture of HCT/Ps;

•	adverse event reporting;

•	FDA inspection;

•	importation of HCT/Ps; and

•	abiding by any FDA order of retention, recall, destruction, and cessation of manufacturing of HCT/Ps.

Non-reproductive HCT/Ps and non-peripheral blood stem/progenitor cells that are offered for import into the United States and regulated solely under Section 361 of the PHSA must also satisfy the requirements under 21 C.F.R. § 1271.420. Section 1271.420 requires that the importer of record of HCT/Ps offered for import must notify the appropriate FDA official prior to, or at the time of, importation and provide sufficient information for the FDA to make an admissibility decision.  In addition, the importer must hold the HCT/P intact and under conditions necessary to prevent transmission of communicable disease until an admissibility decision is made by the FDA.

If the FDA determines that we have failed to comply with applicable regulatory requirements, it can impose a variety of enforcement actions including public warning letters, fines, consent decrees, orders of retention, recall or destruction of product, orders to cease manufacturing, and criminal prosecution.  If any of these events were to occur, it could materially adversely affect us.

To the extent that our cellular therapy activities are limited to developing products and services outside the United States, as described in detail below, the products and services would not be subject to FDA regulation, but will be subject to the applicable requirements of the foreign jurisdiction.  We intend to comply with all applicable foreign governmental requirements.

Drug and Biological Product Regulation

An HCT/P product that does not meet the criteria for being solely regulated under Section 361 of the PHSA will be regulated as a drug, device or biological product under the FDCA and/or Section 351 of the PHSA, and applicable FDA regulations.  The FDA has broad regulatory authority over drugs and biologics marketed for sale in the United States.  The FDA regulates the research, clinical testing, manufacturing, safety, effectiveness, labeling, storage, recordkeeping, promotion, distribution, and production of drugs and biological products. The FDA also regulates the export of drugs and biological products manufactured in the United States to international markets.

For products that are regulated as drugs, an investigational new drug application (“IND”) and an approved new drug application (“NDA”) are required before marketing and sale in the United States pursuant to the requirements of 21 C.F.R. Parts 312 and 314, respectively.  An IND application notifies the FDA of prospective clinical testing and allows the test product to be shipped in interstate commerce.  Approval of a NDA requires a showing that the drug is safe and effective for its intended use and that the methods, facilities, and controls used for the manufacturing, processing, and packaging of the drug are adequate to preserve its identity, strength, quality, and purity.  If regulated as a biologic, the product must be subject to an IND to conduct clinical trials and a manufacturer must obtain an approved Biologics License Application (“BLA”) before introducing a product into interstate commerce.  To obtain a BLA, a manufacturer must show that the proposed product is safe, pure, and potent and that the facility in which the product is manufactured, processed, packed, or held meets established quality control standards.

Drug and biological products must also comply with applicable registration, product listing, and adverse event reporting requirements as well as FDA’s general prohibition against misbranding and adulteration.  Additionally, the FDA actively enforces regulations prohibiting marketing and promotion of drugs and biologics for indications or uses that have not been approved by the FDA (i.e., “off label” promotion).

We are a development stage enterprise and have not commenced our principal operations.   In the event that the FDA does not regulate our services in the United States solely under the HCT/P regulation, our products and activities could be regulated as drug or biological products under the FDCA.  If regulated as drug or biological products, we will need to expend significant resources to ensure regulatory compliance.  If an IND and NDA or BLA are required for any of our products, there is no assurance as to whether or when we will receive FDA approval of the product.  The process of designing, conducting, compiling and submitting the non-clinical and clinical studies required for NDA or BLA approval is time-consuming, expensive and unpredictable.  The process can take many years, depending on the product and the FDA’s requirements.

If the FDA determines that we have failed to comply with applicable regulatory requirements, it can impose a variety of enforcement actions from public warning letters, fines, injunctions, consent decrees and civil penalties to suspension or delayed issuance of approvals, seizure of our products, total or partial shutdown of our production, withdrawal of approvals, and criminal prosecutions.  If any of these events were to occur, it could materially adversely affect us.

Medical Device Regulation

The FDA also has broad authority over the regulation of medical devices marketed for sale in the United States.  The FDA regulates the research, clinical testing, manufacturing, safety, labeling, storage, recordkeeping, premarket clearance or approval, promotion, distribution, and production of medical devices.  The FDA also regulates the export of medical devices manufactured in the United States to international markets.

Under the FDCA, medical devices are classified into one of three classes- Class I, Class II, or Class III, depending upon the degree of risk associated with the medical device and the extent of control needed to ensure safety and effectiveness.  Class I devices are subject to the lowest degree of regulatory scrutiny because they are considered low risk devices and need only comply with the FDA’s General Controls.  The General Controls include compliance with the registration, listing, adverse event reporting requirements, and applicable portions of the Quality System Regulation as well as the general misbranding and adulteration prohibitions.

Class II devices are subject to the General Controls as well as certain Special Controls such as 510(k) premarket notification.  Class III devices are subject to the highest degree of regulatory scrutiny and typically include life supporting and life sustaining devices and implants.  They are subject to the General Controls and Special Controls that include a premarket approval application (“PMA”).   “New” devices are automatically regulated as Class III devices unless they are shown to be low risk, in which case they may be subject to de novo review to be moved to Class I or Class II.

The FDA premarket clearance and approval process can be lengthy, expensive and uncertain.   It generally takes three to twelve months from submission to obtain 510(k) premarket clearance, although it may take longer.  Approval of a PMA could take one to four years, or more, from the time the application is submitted and there is no guarantee of ultimate clearance or approval.  Securing FDA clearances and approvals may require the submission of extensive clinical data and supporting information to the FDA.   Additionally, the FDA actively enforces regulations prohibiting marketing and promotion of devices for indications or uses that have not been cleared or approved by the FDA. In addition, modifications or enhancements of products that could affect the safety or effectiveness or effect a major change in the intended use of a device that was either cleared through the 510(k) process or approved through the PMA process may require further FDA review through new 510(k) or PMA submissions.

In the event we develop processes, products or services which qualify as medical devices subject to FDA regulation, we intend to comply with such regulations.   If the FDA determines that our products are regulated as medical devices and we have failed to comply with applicable regulatory requirements, it can impose a variety of enforcement actions from public warning letters, application integrity proceedings, fines, injunctions, consent decrees and civil penalties to suspension or delayed issuance of approvals, seizure of our products, total or partial shutdown of our production, withdrawal of approvals, and criminal prosecutions.  If any of these events were to occur, it could materially adversely affect us.

Current Good Manufacturing Practices and other FDA Regulations of Cellular Therapy Products

Products that fall outside of the HCT/P regulations and are regulated as drugs, biological products, or devices must comply with applicable good manufacturing practice regulations.  The current Good Manufacturing Practices (“cGMPs”) regulations for drug products are found in 21 C.F.R. Parts 210 and 211; the General Biological Product Standards for biological products are  found in 21 C.F.R. Part 610; and the Quality System Regulation for medical devices are found in 21 C.F.R. Part 820. These cGMPs and quality standards are designed to ensure the products that are processed at a facility meet the FDA’s applicable requirements for identity, strength, quality, sterility, purity, and safety.  In the event that our domestic U.S. operations are subject to the FDA’s drug, biological product, or device regulations, we intend to comply with the applicable cGMPs and quality regulations.

If the FDA determines that we have failed to comply with applicable regulatory requirements, it can impose a variety of enforcement actions from public warning letters, fines, injunctions, consent decrees and civil penalties to suspension or delayed issuance of approvals, seizure of our products, total or partial shutdown of our production, withdrawal of approvals, and criminal prosecutions.  If any of these events were to occur, it could materially adversely affect us.

Good Laboratory Practices

The FDA prescribes good laboratory practices (“GLPs”) for conducting nonclinical laboratory studies that support applications for research or marketing permits for products regulated by the FDA. These regulations are published in Part 58 of Title 21 of the Code of Federal Regulations. GLPs are intended to assure the quality and integrity of the safety data filed in research and marketing permits. GLPs provide requirements for organization, personnel, facilities, equipment, testing facilities operation, test and control articles, protocol for nonclinical laboratory study, records, reports, and disqualification by the FDA.  To the extent that we are required to, or the above regulation applies, we intend that our domestic laboratory activities will comply with GLPs.

Promotion of Foreign-Based Cellular Therapy Treatment—“Medical Tourism”

We intend to establish, or license technology to third parties in connection with their establishment of, adult stem cell therapy facilities outside the United States.  We also intend to work with hospitals and physicians to make the stem cell-based therapies available for patients who travel outside the United States for treatment. “Medical tourism” is defined as the practice of traveling across international borders to obtain health care. We intend to market our treatment services on the Internet and at trade shows to physicians and other health care professionals, skin care professionals, and beauty product distributors.

The Federal Trade Commission (“FTC”) has the authority to regulate and police advertising of medical treatments, procedures, and regimens in the United States under the Federal Trade Commission Act (“FTCA”). Under Sections 5(a) and 12 of the FTCA (15 U.S.C. §§45(a) and 52), the FTC has regulatory authority to prevent unfair and deceptive practices and false advertising. Specifically, the FTC requires advertisers and promoters to have a reasonable basis to substantiate and support claims. The FTC has many enforcement powers, one of which is the power to order disgorgement by promoters deemed in violation of the FTCA of any profits made from the promoted business and can order injunctions from further violative promotion.  Advertising that we may utilize in connection with our medical tourism operations will be subject to FTC regulatory authority, and we intend to comply with such regulatory régime.

Cosmetic and Skin Care Regulation

We intend to develop skin care products derived from plant stem cells and have established Stem Pearls™, LLC to develop and market plant-derived stem cell cosmetic products in the United States and abroad.

Depending upon product claims and formulation, skin care products may be regulated as cosmetics, drugs, devices, or combination cosmetics and drugs.  We intend to only market cosmetic skin care products.  The FDA has authority to regulate cosmetics marketed in the United States under the FDCA and the Fair Packaging and Labeling Act (“FPLA”) and its implementing regulations.  The FTC regulates the advertising of cosmetics under the FTCA.

The FDCA prohibits the marketing of adulterated and misbranded cosmetics. Cosmetic ingredients must also comply with the FDA’s ingredient, quality and labeling requirements and the FTC’s requirements pertaining to truthful and non-misleading advertising.  Cosmetic products and ingredients, with the exception of color additives, are not required to have FDA premarket approval. Manufacturers of cosmetics are also not required to register their establishments, file data on ingredients, or report cosmetic-related injuries to the FDA.

Stem Pearls™, LLC, our cosmetics subsidiary, will be responsible for substantiating the safety and product claims of the cosmetic products and ingredients before marketing. The FDA or FTC may disagree with our characterization of one or more of the skin care products as a cosmetic or the product claims.  This could result in a variety of enforcement actions which could require the reformulation or relabeling of our products, the submission of information in support of the product claims or the safety and effectiveness of our products, or more punitive action, all of which could have a material adverse effect on our business.  If the FDA determines we have failed to comply with applicable requirements under the FDCA or FPLA, it can impose a variety of enforcement actions from public warning letters, injunctions, consent decrees and civil penalties to seizure of our products, total or partial shutdown of our production, and criminal prosecutions.  If any of these events were to occur, it could materially adversely affect us.  If the FTC determines we have failed to substantiate our claims, it can pursue a variety of actions including disgorgement of profits, injunction from further violative conduct, and consent decrees.

Some types of skin-care products are regulated as both cosmetics and drugs under the FDCA. Examples of drug-cosmetic combination products are facial moisturizers that contain sunscreen and skin protectant hand lotions.  Products that are both cosmetics and drugs because of ingredients or intended use must satisfy the regulatory requirements for both cosmetics and drugs. The drug requirements include either FDA premarket approval under an NDA or an abbreviated new drug application (“ANDA”), or, more typically, implicit approval through conformance with the applicable FDA final regulation (also known as an over-the-counter drug monograph) that specifies the conditions that must be met for the drug to be generally recognized as safe and effective.

At present, we do not anticipate any of the products marketed as Stem Pearls™ will be regulated as a combination cosmetic and drug or solely as a drug or device.  However, the FDA may disagree with such a determination which could result in a variety of enforcement actions and significant additional expenditure to comply with all FDA regulations applicable to such products.

Domestic State and Local Government Regulation

Some states and local governments in the United States regulate stem cell collection, processing, and administration facilities and require these facilities to obtain specific licenses. Our Florida laboratory will be required to comply with Florida law, including becoming licensed as a clinical laboratory and being subject to inspection. Some states, such as New York and Maryland, require licensure of out-of-state facilities that process cell, tissue and/or blood samples of residents of those states. To the extent we are required to seek other state licensure, we will obtain the applicable state licensures for our laboratory and treatment centers and comply with the current and any new licensing laws that become applicable in the future.  There may also be applicable state and local requirements that apply to the labeling, operation, sale, and distribution of our skin care products, our stem cell therapy products, or any related services we may provide.  To the extent additional state or local laws apply, we intend to comply with them.

Federal Regulation of Clinical Laboratories

Congress passed the Clinical Laboratory Improvement Amendments (“CLIA”) in 1988, which provided the Centers for Medicare and Medicaid Services (“CMS”) authority over all laboratory testing, except research, that are performed on humans in the United States. The Division of Laboratory Services, within the Survey and Certification Group, under the Center for Medicaid and State Operations (“CMSO”) has the responsibility for implementing the CLIA program.

The CLIA program is designed to establish quality laboratory testing by ensuring the accuracy, reliability, and timeliness of patient test results. Under CLIA, a laboratory is a facility that does laboratory testing on specimens derived from humans and used to provide information for the diagnosis, prevention, treatment of disease, or impairment of, or assessment of health. Laboratories that handle stem cells and other biologic matter are, therefore, included under the CLIA program. Under the CLIA program, laboratories must be certified by the government, satisfy governmental quality and personnel standards, undergo proficiency testing, be subject to inspections, and pay fees. The failure to comply with CLIA standards could result in suspension, revocation, or limitation of a laboratory’s CLIA certificate. In addition, fines or criminal penalties could also be levied. To the extent that our business activities require CLIA certification, we intend to obtain and maintain such certification.

Health Insurance Portability and Accountability Act—Protection of Patient Health Information

 The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) included the Administrative Simplification provisions that required the Secretary of the Department of Health and Human Services (“HHS”) to adopt regulations  for the electronic exchange, privacy, and security of  individually identifiable health information that HIPAA protects (called "protected health information").  HHS published the Standards for Privacy of Individually Identifiable Health Information (“Privacy Rule”) and the Security Standards for the Protection of Electronic Protected Health Information (“Security Rule”) to protect the privacy and security of protected health information. The Privacy Rule specifies the required, permitted and prohibited uses and disclosures of an individual’s protected health information by health plans, health care clearinghouses, and any health care provider that transmits health information in electronic format (collectively called "covered entities").  The Security Rule establishes a national security standard for safeguarding protected health information that is held or transferred in electronic form (called "electronic protected health information"). The Security Rule addresses the technical and non-technical safeguards that covered entities must implement to secure individuals’ electronic protected health information.

 In addition to covered entities, the Health Information Technology and Clinical Health Act (the "HITECH Act") made certain provisions of the Security Rule directly applicable as a matter of law to individuals and entities that perform permitted functions on behalf of covered entities when those function involve the use or disclosure of protected health information.  These individuals and entities are called "business associates."  Covered entities are required to enter into a contract with business associates, called a "business associate agreement," that also imposes many of the Privacy Rule requirements on business associates as a matter of contract.

Companies failing to comply with HIPAA and the implementing regulations may be subject to civil money penalties or in the case of knowing violations, potential criminal penalties, including monetary fines, imprisonment, or both.

To the extent that we are a covered entity or a business associate of a covered entity, we must comply with HIPAA and the implementing regulations.  We must also comply with other additional federal or state privacy laws and regulations that may apply to certain diagnoses, such as HIV/AIDS, to the extent that they apply to us.

Other Applicable U.S. Laws

In addition to the above-described regulation by United States federal and state government, the following are other federal and state laws and regulations that could directly or indirectly affect our ability to operate the business:

•	state and local licensure, registration, and regulation of the development of pharmaceuticals and biologics;

•	state and local licensure of medical professionals;

•	state statutes and regulations related to the corporate practice of medicine;

•	laws and regulations administered by U.S. Customs and Border Protection (“CBP”) related to the importation of biological material into the United States;

•	other laws and regulations administered by the U.S. Food and Drug Administration;

•	other laws and regulations administered by the U. S. Department of Health and Human Services;

•	state and local laws and regulations governing human subject research and clinical trials;

•	the federal physician self-referral prohibition, also known as Stark Law, and any state equivalents to Stark Law;

•	the federal Anti-Kickback Law and any state equivalent statutes and regulations;

•	Federal and state coverage and reimbursement laws and regulations;

•	state and local laws and regulations for the disposal and handling of medical waste and biohazardous material;

•	Occupational Safety and Health (“OSHA”) regulations and requirements; and

•	the Intermediate Sanctions rules of the IRS providing for potential financial sanctions with respect to “Excess Benefit Transactions” with HUMC or other tax-exempt organizations.

Foreign Government Regulation

In general, we will need to comply with the government regulations of each individual country in which our therapy centers are located and products are to be distributed and sold. These regulations vary in complexity and can be as stringent, and on occasion even more stringent, than FDA regulations in the United States. Due to the fact that there are new and emerging cell therapy and cell banking regulations that have recently been drafted and/or implemented in various countries around the world, the application and subsequent implementation of these new and emerging regulations have little to no precedence. Therefore, the level of complexity and stringency is not always precisely understood today for each country, creating greater uncertainty for the international regulatory process. Furthermore, government regulations can change with little to no notice and may result in up-regulation of our product(s), thereby creating a greater regulatory burden for our cell processing and cell banking technology products.  We have not yet thoroughly explored the applicable laws and regulations that we will need to comply with in foreign jurisdictions. It is possible that we may not be permitted to expand our business into one or more foreign jurisdictions.

We do not have any definitive plans or arrangements with respect to the establishment by us of stem cell therapy clinics in any country.  We intend to explore any such opportunities as they arise.

Employees

We currently have four employees all of whom are full-time employees.  We believe that our employee relations are good.

Former Business Operations and Corporate Information

We were incorporated in Nevada on June 13, 1997 under the name “Columbia River Resources Inc.”  We changed our name to “Traxxec Inc.” on August 11, 2008 and to “Stem Cell Assurance, Inc.” on June 29, 2009.  On August 15, 2011, we changed our name to “BioRestorative Therapies, Inc.”

Upon our incorporation in June 1997, we engaged in the acquisition, exploration, and development of mining properties worldwide.  We acquired and subsequently abandoned several mining properties in pursuit of other business opportunities.  In November 2007, we acquired Medify Solutions Limited (“Medify”), a corporation incorporated in the United Kingdom that developed and provided mobile health applications and services.  We intended to focus our efforts on Medify’s business, but soon discovered that there was no market for such services.  In February 2008, we acquired Traxxec Limited, a United Kingdom company that was formed to sell radio frequency enabled products and systems; in April 2009, we transferred Traxxec Limited back to its former stockholders.  In April 2009, we acquired Stem Cell Assurance, LLC, a Florida limited liability company seeking to provide stem cell services to adults, which business has since been our focus.

Our executive offices are located at 555 Heritage Drive, Jupiter, Florida 33458, and our telephone number is (561) 904-6070.

We currently have three subsidiaries, Stem Pearls™, LLC, Lipo Rejuvenation Centers, Inc. (an inactive entity) and Stem Cell Cayman Ltd.

Financings

Between June 2009 and November 2011, we raised an aggregate of $3,498,629 in debt financing, including $2,050,000 through our Cayman Islands subsidiary.  The promissory notes issued pursuant to the financings are payable on various dates between November 2011 and November 2012 and provide for interest ranging between 10% and 15% per annum.  See Item 2 (“Financial Information - Liquidity and Capital Resources – Availability of Additional Funds”).

Item 1A.	Risk Factors.

The risk factors listed in this section provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements.  Readers should be aware that the occurrence of any of the events described in these risk factors could have a material adverse effect on our business, results of operations and financial condition. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

We have a very limited operating history; we have incurred substantial losses since inception; we expect to continue to incur losses for the near term; we have a substantial working capital deficiency and a stockholders’ deficiency; the report of our independent registered public accounting firm contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern.

We have a very limited operating history.  Since our inception, we have incurred net losses.  As of June 30, 2011, we had a working capital deficiency of $2,749,035 and stockholders’ deficiency of $2,482,501.  The report of our independent registered public accounting firm with respect to our financial statements as of December 31, 2010 and 2009 and for the years then ended indicates that our financial statements have been prepared assuming that we will continue as a going concern.  The report states that, since we are in the development stage, we have incurred net losses since inception and we need to raise additional funds to meet our obligations, there is substantial doubt about our ability to continue as a going concern.  Our plans in regard to these matters are described in footnote 2 to our audited financial statements as of December 31, 2010 and 2009 and for the years then ended, and for the period from December 30, 2008 (inception) to December 31, 2010, which are included following Item 15 (“Financial Statements and Exhibits”).  Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We will need to obtain additional financing to satisfy debt obligations and continue our operations.

As described in Item 2 (“Financial Information – Liquidity and Capital Resources – Availability of Additional Funds”), between June 2009 and November 2011, we raised an aggregate of $3,498,629 in debt financing.  The outstanding balance of such debt, together with accrued interest, will become due and payable between November 2011 and November 2012.  In addition, pursuant to a promissory note issued to an equipment vendor, as of June 30, 2011, we were obligated to pay an aggregate of $243,036, together with accrued interest, in equal monthly installments through February 2014.  In August 2011, we received a notice of default from the equipment vendor with regard to the failure to pay certain installments (the June through November 2011 installments are currently unpaid).  Based upon the foregoing, the equipment vendor has reserved the right to, among other things, demand the immediate payment of the total amount payable.  We are currently seeking to settle our obligation to the equipment vendor.  Unless we obtain additional financing or, upon our request, the debtholders agree to convert their debt into equity or extend the maturity dates of the debt, we will not be able to repay such debt.  Even if we are able to satisfy our debt obligations, our cash balance and the revenues for the foreseeable future from our anticipated operations will not be sufficient to fund the development of our business plan.  Accordingly, we will be required to raise capital from one or more sources.  There is no guarantee that adequate funds will be available when needed from additional debt or equity financing, or from other sources, or on terms attractive to us.  Our inability to obtain sufficient funds in the future would, at a minimum, require us to delay, scale back, or eliminate some or all of our contemplated activities, which could have a substantial negative effect on our results of operations and financial condition.

Our business strategy is high-risk.

We are focusing our resources and efforts primarily on the development of cellular-based services and products which will require extensive cash for research, development and commercialization activities.  This is a high-risk strategy because there is no assurance that our services and products, including our recently launched brown fat research initiative, will ever become commercially viable (commercial risk), that we will prevent other companies from depriving us of market share and profit margins by offering services and products based on our inventions and developments (legal risk), that we will successfully manage a company in a new area of business, regenerative medicine, and on a different scale than we have operated in the past (operational risk), that we will be able to achieve the desired therapeutic results using stem and regenerative cells (scientific risk), or that our cash resources will be adequate to develop our services and products until we become profitable, if ever (financial risk).  We are using our cash in one of the riskiest industries in the economy (strategic risk).  This may make our stock an unsuitable investment for many investors.

We do not have any agreements or understandings in place with respect to the implementation of our business strategy.

We do not have any agreements or understandings in place with respect to the implementation of our business strategy.  No assurances can be given that we will be able to enter into any necessary agreements with respect to the development of our business.  Our inability to enter into any such agreements would have a material adverse effect on our results of operations and financial condition.

We do not have any agreements, understandings or governmental approvals in place with respect to the establishment of treatment facilities.

Due to current stringent regulatory restrictions in the United States, we anticipate that any stem cell therapy facilities that we establish would be outside the United States.  We do not have any agreements, understandings or governmental approvals in place with respect to the establishment of any such facilities in any country.  No assurances can be given that we will be able to obtain any required approvals, or enter into necessary agreements, for the establishment and operation of therapy centers.

We depend on our executive officers and on our ability to attract and retain additional qualified personnel.  A pending action against our Vice President of Research and Development may limit our ability to utilize fully his capabilities.  We do not currently have a Chief Financial Officer.

Our performance is substantially dependent on the performance of Mark Weinreb, our Chief Executive Officer.  We rely upon him for strategic business decisions and guidance.  Mr. Weinreb is subject to an employment agreement with us that is scheduled to expire in October 2013.  We are also dependent on the performance of Francisco Silva, our Vice President of Research and Development, in establishing and developing our laboratory business.  Mr. Silva is also subject to an employment agreement with us.  In May 2011, Mr. Silva’s former employer, DaVinci BioSciences, LLC (of which Mr. Silva is a member), obtained a preliminary injunction against Mr. Silva.  Such injunction restrains and enjoins Mr. Silva from using or disseminating information he obtained from his former employer, including using such information to solicit his former employee’s customers.  A ruling on a permanent injunction motion is pending.  Such motion also seeks to restrain and enjoin Mr. Silva from violating certain provisions of the operating agreement of his former employer that provide, among other things, that Mr. Silva shall not, while he is a member of his former employer and for a period of two years thereafter, engage in, or have any interest in, any entity that engages in the business of stem cell research tools and therapeutic applications or otherwise in a business that competes with his former employer’s business in the geographic area in which his former employer conducts business. We are not a party to the action.  We have been advised by Mr. Silva and his counsel that the enforceability of the noncompetition provision has been and will be challenged.  The court has not yet further ruled on the permanent injunctive relief sought by the former employer and, pending resolution of this matter, Mr. Silva’s ability to provide services to us that relate to the business of stem cell research tools and/or therapeutic applications, or otherwise in a business that competes with his former employer’s business in the geographic area in which his former employer conducts business, may be limited.  In the event we determine that any such limitation on the scope of Mr. Silva’s responsibilities has a material adverse effect upon our business, we may find it necessary to seek to employ a new Vice President of Research and Development who has similar skills in the area of cellular biology.  In addition, we do not currently have a Chief Financial Officer.  Pending the hiring of a Chief Financial Officer, we are utilizing financial consultants with regard to the preparation of our interim financial statements.  We believe that our future success in developing marketable services and products and achieving a competitive position will depend in large part upon whether we can attract and retain additional qualified management and scientific personnel, including a Chief Financial Officer.  Competition for such personnel is intense, and there can be no assurance that we will be able to attract and retain such personnel.  The loss of the services of Mr. Weinreb and/or Mr. Silva (or, in the case of Mr. Silva, any significant limitation on his ability to provide services to us) or the inability to attract and retain additional personnel, including a Chief Financial Officer and possibly a new Vice President of Research and Development, and develop expertise as needed would have a substantial negative effect on our results of operations and financial condition.  In addition, if we are named as a defendant in the action against Mr. Silva, we may incur substantial costs and our efforts and attention to the development of our business could be diverted.

We may not be able to protect our proprietary rights.

Our commercial success will depend in large part upon our ability to protect our proprietary rights.  There is no assurance, for example, that any patents issued to us will not become the subject of a re-examination, will provide us with competitive advantages, will not be challenged by any third parties, or that the patents of others will not prevent the commercialization of services and products incorporating our technology.  Furthermore, there can be no guarantee that others will not independently develop similar services and products, duplicate any of our services and products, or design around our patents.

Our commercial success will also depend upon our ability to avoid infringing patents issued to others.  If we were judicially determined to be infringing on any third-party patent, we could be required to pay damages, alter our services, products or processes, obtain licenses, or cease certain activities.  If we are required in the future to obtain any licenses from third parties for some of our services and/or products, there can be no guarantee that we would be able to do so on commercially favorable terms, if at all.  U.S. patent applications are not immediately made public, so we might be surprised by the grant to someone else of a patent on a technology we are actively using.

Litigation, which would result in substantial costs to us and the diversion of effort on our part, may be necessary to enforce or confirm the ownership of any patents issued or licensed to us, or to determine the scope and validity of third-party proprietary rights.  If our competitors claim technology also claimed by us and prepare and file patent applications in the United States, we may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office or a foreign patent office to determine priority of invention, which could result in substantial costs to and diversion of effort, even if the eventual outcome is favorable to us.  Any such litigation or interference proceeding, regardless of outcome, could be expensive and time-consuming.

Successful challenges to our patents through oppositions, re-examination proceedings or interference proceedings could result in a loss of patent rights in the relevant jurisdiction. If we are unsuccessful in actions we bring against the patents of other parties, and it is determined that we infringe upon the patents of third-parties, we may be subject to litigation, or otherwise prevented from commercializing potential services and/or products in the relevant jurisdiction, or may be required to obtain licenses to those patents or develop or obtain alternative technologies, any of which could harm our business. Furthermore, if such challenges to our patent rights are not resolved in our favor, we could be delayed or prevented from entering into new collaborations or from commercializing certain services and/or products, which could adversely affect our business and results of operations.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential or sensitive information could be compromised by disclosure in the event of litigation. In addition, during the course of litigation there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock.

In addition to patents, we intend to also rely on unpatented trade secrets and proprietary technological expertise.  Some of our intended future cell-related therapeutic services and/or products may fit into this category.  We intend to rely, in part, on confidentiality agreements with our partners, employees, advisors, vendors, and consultants to protect our trade secrets and proprietary technological expertise. There can be no guarantee that these agreements will not be breached, or that we will have adequate remedies for any breach, or that our unpatented trade secrets and proprietary technological expertise will not otherwise become known or be independently discovered by competitors.

Failure to obtain or maintain patent protection, failure to protect trade secrets, third-party claims against our patents, trade secrets, or proprietary rights or our involvement in disputes over our patents, trade secrets, or proprietary rights, including involvement in litigation, could divert our efforts and attention from other aspects of our business and have a substantial negative effect on our results of operations and financial condition.

We may not be able to protect our intellectual property in countries outside of the United States.

Intellectual property law outside the United States is uncertain and, in many countries, is currently undergoing review and revisions.  The laws of some countries do not protect our patent and other intellectual property rights to the same extent as United States laws.   Third parties may attempt to oppose the issuance of patents to us in foreign countries by initiating opposition proceedings. Opposition proceedings against any of our patent filings in a foreign country could have an adverse effect on our corresponding patents that are issued or pending in the United States. It may be necessary or useful for us to participate in proceedings to determine the validity of our patents or our competitors’ patents that have been issued in countries other than the U.S. This could result in substantial costs, divert our efforts and attention from other aspects of our business, and could have a material adverse effect on our results of operations and financial condition.

We operate in a highly-regulated environment and may be unable to comply with applicable federal, state, local, and international requirements. Failure to comply with applicable government regulation may result in a loss of licensure, registration, and approval or other government enforcement actions.

We intend to develop stem cell based therapeutic and aesthetic products.  These products and operations are subject to regulation in the United States by the FDA, FTC, CMS, state authorities and comparable authorities in foreign jurisdictions.   Government regulation is a significant factor affecting the research, development, formulation, manufacture, and marketing of our products.  If we fail to comply with applicable regulations, we may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, operating restrictions and criminal prosecution.

The FDA requires facilities that are engaged in the recovery, processing, storage, labeling, packaging, or distribution of human cells, tissues, cellular and tissue-based products (“HCT/Ps”) or in the screening or testing of donors of HCT/Ps to register and list the HCT/Ps that it manufactures, comply with current Good Tissue Practices (“cGTPs”), and other procedures to prevent the introduction, transmission, and spread of communicable diseases. Our Florida-based laboratory, biobanking facility, and any treatment centers we open in the United States may be required to comply with the HCT/P regulations. In addition, any third party retained by us that engages in the manufacture of an HCT/P on our behalf must also comply with the HCT/P regulations. If we or our third-party contractors fail to register, update registration information, or comply with any HCT/P regulation, we will be out of compliance with FDA regulations, which could adversely affect our business. Furthermore, adverse events in the field of stem cell therapy may result in greater governmental regulation, which could create increased expenses, potential delays, or otherwise affect our business.

Because we are a development stage enterprise and have not commenced operation or production, it is difficult to anticipate the likely regulatory status of the array of products and services we may offer.  We believe that some of our products and services may be regulated solely as HCT/Ps; however, it is possible that some or all of our products may be regulated as drugs, medical devices, and/or biological products and therefore will likely require FDA regulatory approval or clearance prior to being marketed in the United States.  The FDA approval process can be lengthy, expensive, and uncertain and there is no guarantee of ultimate approval or clearance. FDA decisions regarding labeling and other matters could adversely affect the availability or commercial potential of our products.  There are also many factors that can affect our ability to market a drug, biologic or medical device, including regulatory delays, the inability to successfully complete clinical studies, concerns about safety or efficacy and claims about adverse side effects. These products must also comply with the applicable current Good Manufacturing Practices (for drug products), Quality System Regulations (for medical devices), or General Biological Product Standards (for biological products) as set forth in Title 21 of the Code of Federal Regulations. These regulations govern the manufacture, processing, packaging, and holding of the products and include quality control, quality assurance, and maintenance of records and documentation. The FDA conducts inspections to enforce compliance with these regulations. We and any third-party contractor that manufactures these products on our behalf must comply with the applicable regulations. If we or any third party retained by us that engages in the manufacture of a drug, medical device, or biological product on our behalf fails to comply with the applicable regulations, we will be out of compliance with FDA regulations, which could adversely affect our business.

In addition, the FDA regulates and prescribes good laboratory practices (“GLPs”) for conducting nonclinical laboratory studies that support applications for research or marketing permits for products regulated by the FDA. GLPs provide requirements for organization, personnel, facilities, equipment, testing, facilities operation, test and control articles, protocol for nonclinical laboratory study, records, reports, and disqualification by the FDA to ensure the quality and integrity of the safety data filed in research and marketing permits. Failure to comply with the GLPs could adversely affect our business.

Although cosmetic products are subject to fewer regulatory requirements than drugs or medical devices, in the United States cosmetic products are subject to FDA and FTC requirements as well as applicable state and local requirements.  It is also possible that some of the skin care products developed and marketed by our Stem Pearls™ cosmetic skincare company may be regulated as  both cosmetics and drugs under the FDCA. These products must satisfy the regulatory requirements of both drugs and cosmetics. Failure to comply with the appropriate regulations could result in a restraining order, seizure, or criminal action, which could have an adverse effect on our business.

The Federal Trade Commission (“FTC”) regulates and polices advertising in the United States of medical treatments, procedures, and regimens that take place inside and outside of the United States. FTC regulations are designed to prevent unfair and deceptive practices and false advertising. The FTC requires advertisers and promoters to have a reasonable basis to substantiate and support claims. Failure to sufficiently substantiate and support claims can lead to enforcement action by the FTC, such as a disgorgement order of any profits made from the promoted business or an injunction from further violative promotion. Such enforcement actions could have an adverse effect on our business.

State and local governments impose additional licensing and other requirements for clinical laboratories and facilities that collect, process, and administer stem cells. Our laboratory and any future treatment facilities that we operate in the United States must comply with these additional licensing and other requirements. The licensing regulations require personnel with specific education, experience, training, and other credentials. There can be no assurance that these individuals can be retained or will remain retained or that the cost of retaining such individuals will not materially and adversely affect our ability to operate our business profitably. There can be no assurance that we can obtain the necessary licensure required to conduct business in any state or that the cost of compliance will not adversely affect our ability to operate our business profitably.

The Centers for Medicare and Medicaid Services (“CMS”) have authority to implement the Clinical Laboratories Improvement Amendments (“CLIA”) program. When we begin operations in the United States, we will need to comply with the CLIA program standards. CLIA is designed to establish quality laboratory testing by ensuring the accuracy, reliability, and timeliness of patient test results. Laboratories that handle stem cells and other biologic matter are included under the CLIA program. Under the CLIA program, laboratories must be certified by the government, satisfy governmental quality and personnel standards, undergo proficiency testing, be subject to inspections, and pay fees. The failure to comply with CLIA standards could result in suspension, revocation, or limitation of a laboratory’s CLIA certificate. In addition, fines or criminal penalties could also be levied. To the extent that our business activities require CLIA certification, we intend to obtain and maintain such certification. There is no guarantee that we will be able to gain CLIA certification. Failure to gain CLIA certification or comply with the CLIA requirements will adversely affect our business.

HHS published the Standards for Privacy of Individually Identifiable Health Information (“Privacy Rule”) and the Security Standards for the Protection of Electronic Protected Health Information (“Security Rule”) pursuant to the Health Insurance Portability and Accountability Act (“HIPAA”).  The Privacy Rule specifies the required, permitted and prohibited uses and disclosures of an individual’s protected health information by health plans, health care clearinghouses, and any health care provider that transmits health information in electronic format (collectively called "covered entities").  The Security Rule establishes a national security standard for safeguarding protected health information that is held or transferred in electronic form (called "electronic protected health information"). The Security Rule addresses the technical and non-technical safeguards that covered entities must implement to secure individuals’ electronic protected health information.

 In addition to covered entities, the Health Information Technology and Clinical Health Act (the "HITECH Act") made certain provisions of the Security Rule directly applicable as a matter of law to individuals and entities that perform permitted functions on behalf of covered entities when those function involve the use or disclosure of protected health information.  These individuals and entities are called "business associates."  Covered entities are required to enter into a contract with business associates, called a "business associate agreement," that also imposes many of the Privacy Rule requirements on business associates as a matter of contract.

Companies failing to comply with HIPAA and the implementing regulations may be subject to civil money penalties or in the case of knowing violations, potential criminal penalties, including monetary fines, imprisonment, or both.

To the extent that our business requires compliance with HIPAA, we intend to fully comply with all requirements as well as to other additional federal or state privacy laws and regulations that may apply to us.    As HIPAA is amended and changed, we will incur additional compliance burdens. We may be required to spend substantial time and money to ensure compliance with ever-changing federal and state standards as electronic and other means of transmitting protected health information evolve

In addition to the above-described regulation by United States federal and state government, the following are other federal and state laws and regulations that could directly or indirectly affect our ability to operate the business:

•	state and local licensure, registration, and regulation of the development of pharmaceuticals and biologics;

•	state and local licensure of medical professionals;

•	state statutes and regulations related to the corporate practice of medicine;

•	laws and regulations administered by U.S. Customs and Border Protection (“CBP”) related to the importation of biological material into the United States;

•	other laws and regulations administered by the U.S. Food and Drug Administration;

•	other laws and regulations administered by the U. S. Department of Health and Human Services;

•	state and local laws and regulations governing human subject research and clinical trials;

•	the federal physician self-referral prohibition, also known as Stark Law, and any state equivalents to Stark Law;

•	the federal Anti-Kickback Law and any state equivalent statutes and regulations;

•	Federal and state coverage and reimbursement laws and regulations;

•	state and local laws and regulations for the disposal and handling of medical waste and biohazardous material;

•	Occupational Safety and Health (“OSHA”) regulations and requirements; and

•	the Intermediate Sanctions rules of the IRS providing for potential financial sanctions with respect to “Excess Benefit Transactions” with HUMC or other tax-exempt organizations.

Any violation of these laws could result in a material adverse effect on our business.

Since our stem cell therapy operations will initially commence in foreign jurisdictions, we will need to comply with the government regulations of each individual country in which our therapy centers are located and products are to be distributed and sold. These regulations vary in complexity and can be as stringent, and on occasion even more stringent, than FDA regulations in the United States.  Due to the fact that there are new and emerging cell therapy and cell banking regulations that have recently been drafted and/or implemented in various countries around the world, the application and subsequent implementation of these new and emerging regulations have little to no precedence. Therefore, the level of complexity and stringency is not always precisely understood today for each country, creating greater uncertainty for the international regulatory process. Furthermore, government regulations can change with little to no notice and may result in up-regulation of our product(s), thereby creating a greater regulatory burden for our cell processing and cell banking technology products. We have not yet thoroughly explored the applicable laws and regulations that we will need to comply with in foreign jurisdictions. It is possible that we may not be permitted to expand our business into one or more foreign jurisdictions.

We intend to conduct our business in full compliance with all applicable federal, state and local, and foreign laws and regulations. However, the laws and regulations affecting our business are complex and often are not contemplated by existing legal régimes. As a result, the laws and regulations affecting our business are uncertain and have not been the subject of judicial or regulatory interpretation. Furthermore, stem cells and cell therapy are topics of interest in the government and public arenas. There can be no guarantee that laws and regulations will not be implemented, amended and/or reinterpreted in a way that will negatively affect our business.

To operate and sell in international markets carries great risk.

We intend to market our services and products both domestically and in foreign markets.   A number of risks are inherent in international transactions.  In order for us to service and market our products in non-U.S. jurisdictions, we need to obtain and maintain required regulatory approvals or clearances in these countries and must comply with the country specific regulations regarding safety, manufacturing processes and quality.  These regulations, including the requirements for approvals or clearances to market, may differ from the FDA regulatory scheme.  International operations and sales also may be limited or disrupted by political instability, price controls, trade restrictions and changes in tariffs.  Additionally, fluctuations in currency exchange rates may adversely affect demand for our services and products by increasing the price of our services and products in the currency of the countries in which the services and products are offered.

There can be no assurance that we will obtain regulatory approvals or clearances in all of the countries where we intend to market our services and products, or that we will not incur significant costs in obtaining or maintaining foreign regulatory approvals or clearances, or that we will be able to successfully commercialize our services and products in various foreign markets.  Delays in receipt of approvals or clearances to market our services and products in foreign countries, failure to receive such approvals or clearances or the future loss of previously received approvals or clearances could have a substantial negative effect on our results of operations and financial condition.

Changing, new and/or emerging government regulations may adversely affect our business.

Government regulations can change without notice.  Due to the fact that there are new and emerging cell therapy and cell banking regulations that have recently been drafted and/or implemented in various countries around the world, the application and subsequent implementation of these new and emerging regulations have little to no precedence. Therefore, the level of complexity and stringency is not known and may vary from country to country, creating greater uncertainty for the international regulatory process.

Anticipated or unanticipated changes in the way or manner in which the FDA and other similarly situated government authorities regulate services and products or classes/groups of services and products can delay, further burden, or alleviate regulatory pathways that were once available to other services and products.  There are no guarantees that such changes to the regulatory process will not deleteriously affect our contemplated operations.

Despite our anticipation that the majority of our cellular-based procedures will be private-pay, our inability to obtain reimbursement for our therapies from private and governmental insurers could negatively impact demand for our services.

Successful sales of health care services and products generally depends, in part, upon the availability and amounts of reimbursement from third party healthcare payor organizations, including government agencies, private healthcare insurers and other healthcare payors, such as health maintenance organizations and self-insured employee plans. Uncertainty exists as to the availability of reimbursement for such new therapies as stem cell-based therapies. There can be no assurance that such reimbursement will be available in the future at all or without substantial delay or, if such reimbursement is provided, that the approved reimbursement amounts will be sufficient to support demand for our services and products at a level that will be profitable.

If safety problems are encountered by us or others developing new stem cell-based therapies, our stem cell initiatives could be materially and adversely affected.

The use of stem cells for therapeutic indications is still in the very early stages of development. If an adverse event occurs during clinical trials related to one of our proposed services and/or products or those of others, the FDA and other regulatory authorities may halt clinical trials or require additional studies. The occurrence of any of these events would delay, and increase the cost of, our development efforts and may render the commercialization of our proposed services and/or products impractical or impossible.

Ethical and other concerns surrounding the use of stem cell therapy may negatively impact the public perception of our stem cell services, thereby suppressing demand for our services.

Although our contemplated stem cell business pertains to adult stem cells only, and does not involve the more controversial use of embryonic stem cells, the use of adult human stem cells for therapy could give rise to similar ethical, legal and social issues as those associated with embryonic stem cells, which could adversely affect its acceptance by consumers and medical practitioners.  Additionally, it is possible that our business could be negatively impacted by any stigma associated with the use of embryonic stem cells if the public fails to appreciate the distinction between adult and embryonic stem cells.  Delays in achieving public acceptance may materially and adversely affect the results of our operations and profitability.

We are vulnerable to competition and technological change, and also to physicians’ inertia.

We will compete with many domestic and foreign companies in developing our technology and products, including biotechnology, medical device and pharmaceutical companies.  Many current and potential competitors have substantially greater financial, technological, research and development, marketing, and personnel resources.  There is no assurance that our competitors will not succeed in developing alternative services and/or products that are more effective, easier to use, or more economical than those which we may develop, or that would render our services and/or products obsolete and non-competitive.  In general, we may not be able to prevent others from developing and marketing competitive services and/or products similar to ours or which perform similar functions or which are marketed before ours.

Competitors may have greater experience in developing therapies or devices, conducting clinical trials, obtaining regulatory clearances or approvals, manufacturing and commercialization.  It is possible that competitors may obtain patent protection, approval, or clearance from the FDA or achieve commercialization earlier than we can, any of which could have a substantial negative effect on our business.

We will compete against cell-based therapies derived from alternate sources, such as bone marrow, umbilical cord blood and potentially embryos.  Doctors historically are slow to adopt new technologies like ours, whatever the merits, when older technologies continue to be supported by established providers.  Overcoming such inertia often requires very significant marketing expenditures or definitive product performance and/or pricing superiority.

We expect that physicians’ inertia and skepticism will also be a significant barrier as we attempt to gain market penetration with our future services and products. We may need to finance lengthy time-consuming clinical studies (so as to provide convincing evidence of the medical benefit) in order to overcome this inertia and skepticism particularly in reconstructive surgery, cell preservation, the cardiovascular area and many other indications.

Most potential applications of our technology are pre-commercialization, which subjects us to development and marketing risks.

We are in an early stage on the path to commercialization with many of our services and products, including with regard to our recently launched brown fat initiative.  We believe that our long-term viability and growth will depend in large part on our ability to develop commercial quality cell processing devices and useful procedure-specific consumables, and to establish the safety and efficacy of our therapies through clinical trials and studies.  There is no assurance that our development programs will be successfully completed or that required regulatory clearances or approvals will be obtained on a timely basis, if at all.

Successful development and market acceptance of our services and products will be subject to developmental risks, including failure of inventive imagination, ineffectiveness, lack of safety, unreliability, failure to receive necessary regulatory clearances or approvals, high commercial cost, preclusion or obsolescence resulting from third parties’ proprietary rights or superior or equivalent services and products, competition from copycat services and products, and general economic conditions affecting purchasing patterns.  There is no assurance that we will successfully develop and commercialize our services and products, or that our competitors will not develop competing technologies that are less expensive or superior.  Failure to successfully develop and market our services and products would have a substantial negative effect on our results of operations and financial condition.

Future clinical trial results may differ significantly from our expectations.

In the event that we undertake clinical trials, we cannot guarantee that we will not experience negative results.  Poor results in our clinical trials could result in substantial delays in commercialization, substantial negative effects on the perception of our services and products, and substantial additional costs. These risks may be increased by our reliance on third parties in the performance of many of the clinical trial functions, including clinical investigators, hospitals, and other third party service providers.

Continued turmoil in the economy could harm our business.

Negative trends in the general economy, including, but not limited to, trends resulting from an actual or perceived recession, tightening credit markets, increased cost of commodities, actual or threatened military action by the United States and threats of terrorist attacks in the United States and abroad, could cause a reduction of investment in and available funding for companies in certain industries, including ours.  Our ability to raise capital has been and may in the future be adversely affected by downturns in current credit conditions, financial markets and the global economy.

We may not have enough product liability insurance.

The testing, manufacturing, marketing, and sale of our regenerative cell services and products will involve an inherent risk that product liability claims will be asserted against us, our distribution partners, or licensees.  There can be no guarantee that our clinical trial and commercial product liability insurance will be adequate or will continue to be available in sufficient amounts or at an acceptable cost, if at all.  A product liability claim, product recall, or other claim, as well as any claims for uninsured liabilities or in excess of insured liabilities, could have a substantial negative effect on our results of operations and financial condition.  Also, well-publicized claims could cause our stock to fall sharply, even before the merits of the claims are decided by a court.

We identified certain material weaknesses in the design or operation of internal control over financial reporting which could have adversely affected our ability to record, process, summarize and report financial data.

We identified certain material weaknesses in the design or operation of internal control over financial reporting which could have adversely affected our ability to record, process, summarize, and report financial data.  The material weaknesses related to our failure to maintain a fully integrated financial consolidation and reporting system throughout the three months ended March 31, 2011 and the years ended December 31, 2010 and 2009, our inability to properly apply highly specialized accounting principles to, and adequately disclose, complex transactions and our limited segregation of duties. We did not maintain a fully integrated financial consolidation and reporting system throughout the three months ended March 31, 2011 or the years ended December 31, 2010 and 2009 and, as a result, extensive manual analysis, reconciliation and adjustments were required in order to produce financial statements for external reporting purposes.  Specifically, we did not effectively segregate certain accounting duties due to the small size of our accounting staff or maintain a sufficient number of adequately trained personnel necessary to anticipate and identify risks critical to financial reporting and the closing process.  In addition, there were inadequate reviews and approvals by our personnel of certain reconciliations and other processes in day-to-day operations due to the lack of a full complement of accounting staff.  We do not currently have a Chief Financial Officer and lack adequately trained in-house accounting personnel with appropriate United States generally accepted accounting principles (US GAAP) expertise for complex transactions.  We do not currently have a sufficient complement of in-house technical accounting and external reporting personnel commensurate to support standalone external financial reporting requirements.  In May 2011, we engaged outside consultants and a part-time controller to assist in the financial function.  Such engagements have increased the resources and technical expertise devoted to performing certain procedures and have remediated the material weaknesses described above.  Notwithstanding the foregoing weaknesses, we believe that our unaudited financial statements as of June 30, 2011 and for the three and six months ended June 30, 2011 and 2010 and our audited financial statements as of December 31, 2009 and 2010 and for the years then ended fairly present, in all material respects, our financial condition as of such dates and our results of operations for such years and periods.

We pay no dividends.

We have never paid cash dividends in the past, and currently do not intend to pay any cash dividends in the foreseeable future.

There is, at present, only a limited market for our common stock and there is no assurance that an active trading market for our common stock will develop.

Although our common stock is quoted on the OTCQB market from time to time, the market for our common stock is extremely limited.  In addition, although there have been market makers in our securities, we cannot assure that these market makers will continue to make a market in our securities or that other factors outside of our control will not cause them to stop market making in our securities.  Making a market in securities involves maintaining bid and ask quotations and being able to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. Furthermore, the development and maintenance of a public trading market depends upon the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. Market makers are not required to maintain a continuous two-sided market, are required to honor firm quotations for only a limited number of shares, and are free to withdraw firm quotations at any time. Even with a market maker, factors such as our past losses from operations and the small size of our company mean that there can be no assurance of an active and liquid market for our securities developing in the foreseeable future. Even if a market develops, we cannot assure that a market will continue, or that shareholders will be able to resell their securities at any price.

Since our common stock is classified as “penny stock,” the restrictions of the SEC’s penny stock regulations may result in less liquidity for our common stock.

The SEC has adopted regulations which define a “penny stock” to be any equity security that has a market price (as therein defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions.  For any transactions involving a penny stock, unless exempt, the rules require the delivery, prior to any transaction involving a penny stock by a retail customer, of a disclosure schedule prepared by the SEC relating to the penny stock market.  Disclosure is also required to be made about commissions payable to both the broker/dealer and the registered representative and current quotations for the securities.  Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.  Because the market price for shares of our common stock is less than $5.00, and we do not satisfy any of the exceptions to the SEC’s definition of penny stock, our common stock is classified as a penny stock.  As a result of the penny stock restrictions, brokers or potential investors may be reluctant to trade in our securities, which may result in less liquidity for our common stock.

Shareholders who hold unregistered shares of our common stock are subject to resale restrictions pursuant to Rule 144 due to our former status as a “shell company.”

Pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (“Rule 144”), a “shell company” is defined as a company that has no or nominal operations and either no or nominal assets, assets consisting solely of cash and cash equivalents or assets consisting of any amount of cash and cash equivalents and nominal other assets.  We previously were a “shell company” pursuant to Rule 144, and, as such, sales of our securities pursuant to Rule 144 cannot be made until we are subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, we have filed all of our required periodic reports with the Securities and Exchange Commission (the “SEC”) and a period of at least 12 months has elapsed from the date “Form 10 information” has been filed with the SEC reflecting our status as a non-“shell company.”  We filed our Form 10 with the SEC on May 12, 2011 reflecting such non-“shell company” status.  Because our unregistered securities cannot be sold pursuant to Rule 144 until at least May 12, 2012, any unregistered securities we sell in the future or issue to consultants or employees, in consideration for services rendered or for any other purpose, will have no liquidity until and unless such securities are registered with the SEC or until May 12, 2012, and we have complied with the other requirements of Rule 144.  As a result, it may be more difficult for us to fund our operations and pay our consultants and employees with our securities instead of cash. Furthermore, it will be more difficult for us to raise funding through the sale of debt or equity securities unless we agree to register such securities with the SEC, which could cause us to expend additional resources in the future.

Item 2.	Financial Information.

Selected Financial Data

Not applicable.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

            The following discussion of results of operations and financial condition is based upon, and should be read in conjunction with, our consolidated financial statements and accompanying notes thereto, included elsewhere in this Registration Statement following Item 15. This discussion contains forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements.  Reference is made to “Forward-Looking Statements” and “Risk Factors” for a discussion of some of the uncertainties, risks and assumptions associated with these statements.

Overview

Our goal is to become a medical center of excellence using cell and tissue regenerative therapy protocols, primarily involving a patient’s own (autologous) adult stem cells allowing patients to undergo cellular-based treatments. As more and more cellular therapies become standard of care, we intend to focus on the unity of medical and scientific explanations for future clinical procedures and outcomes and the provision of adult stem cells for future personal medical applications.  Among the initiatives that we are currently pursuing is one that would involve the use of brown fat in connection with the cell-based treatment of obesity, weight loss, diabetes, hypertension, other metabolic disorders and cardiac deficiencies.

We currently are developing an infrastructure to establish a laboratory for the possible development of cellular-based treatment protocols, stem cell-related intellectual property, and research applications as well as for stem cell collection and storage services.

We also operate a wholly-owned subsidiary, Stem Pearls™, LLC, which plans to offer and sell facial creams and other skin care products with certain ingredients that may include stem cells and/or other stem cell optimization or regenerative compounds.

We are a development stage enterprise. Our primary activities in the stem cell area have been the development of our business plan, negotiating strategic alliances and other agreements and raising capital. We have not commenced our principal operations, nor have we generated any revenues.  Our web site address is www.biorestorative.com.

Since inception on December 30, 2008, we have incurred substantial losses. As at June 30, 2011, December 31, 2010 and December 31, 2009, our accumulated deficit was $5,768,498, $3,450,561 and $1,186,762, respectively, our stockholders’ deficiency was $2,482,501, $744,222 and $51,087, respectively, and our working capital deficiency was $2,749,035, $997,778 and $145,038, respectively.  We have not yet generated revenues and our losses have principally been operating expenses incurred in development, marketing and promotional activities in order to commercialize our products and services.  We expect to continue to incur substantial costs for development, marketing and promotional activities over at least the next year.

Based upon our working capital deficiency as of June 30, 2011 and the lack of any revenues, we require equity and/or debt financing to continue our operations.  Between June 2009 and November 8, 2011, we raised an aggregate of $3,498,629 in debt financing.  As of June 30, 2011, our outstanding debt of $2,158,036, together with interest at rates ranging between 6% and 15% per annum, was due between July 2011 and February 2014.  Subsequent to June 30, 2011, we have received aggregate debt financing of $1,250,000 and equity financing of $100,000, we have extended the due date for repayment with respect to $1,475,000 of debt, we have repaid $50,000 of debt and we sold equipment for $32,000.  As a result, we expect that the cash we have available will fund our operations only until January 2012.  We are currently considering several different financing alternatives to support our operations thereafter. If we are unable to obtain such additional financing on a timely basis and, notwithstanding any request we may make, our debt holders do not agree to convert their notes into equity or extend the maturity dates of their notes, we may have to curtail our development, marketing and promotions activities, which would have a material adverse effect on our business, financial condition and results of operations, and ultimately we could be forced to discontinue our operations and liquidate.  See “Liquidity and Capital Resources” below.

Consolidated Results of Operations

Three Months Ended June 30, 2011 compared with Three Months Ended June 30, 2010

The following table presents selected items in our unaudited condensed consolidated statements of operations for the three months ended June 30, 2011 and 2010, respectively.

	Three Months Ended
	June 30,
	2011	2010

Operating Expenses:

Marketing and promotion	$17,033	$65,251
Payroll and benefits	338,344	-
Consulting expenses	239,397	33,486
General and administrative	443,456	79,989
Operating loss	(1,038,230)	(178,726)

Other income	-	11,196
Interest expense	(166,610)	(29,756)

Net loss	$(1,204,840)	$(197,286)

Marketing and promotion expenses

Marketing and promotion expenses include advertising and promotion, marketing and seminars, meals, and entertainment and travel expenses. For the three months ended June 30, 2011, marketing and promotion expenses decreased by $48,218, or 74%, as compared to the three months ended June 30, 2010. The decrease was due primarily to a decrease in advertising expense of $22,323, a decrease in seminar and marketing expense of $18,185 and a decrease in travel expenses of $7,710, due to a management change and a strategic review of our business initiatives.

We expect that marketing and promotion expenses will increase in the future as we increase our marketing activities following full commercialization of our products and services.

Payroll and benefits

Payroll and benefits consist primarily of salaries, bonuses, severance costs and stock-based compensation to employees. For the three months ended June 30, 2011, payroll and benefits amounted to $338,344 primarily due to salaries of $121,645, bonuses of $55,000, stock-based compensation to employees of $22,463, severance costs of $75,000 and payroll taxes of $64,236. We did not have any employees during the three months ended June 30, 2010.

Consulting expenses

Consulting expenses consist of consulting fees and stock-based compensation to consultants.  For the three months ended June 30, 2011, consulting expenses increased approximately $205,911, or 615%, compared to the three months ended June 30, 2010. The increase is due to $108,547 of increased stock-based compensation to consultants during the second quarter of 2011 as compared to the second quarter of 2010 and an increase in consultant fees incurred of $97,364. We began hiring employees in the fourth quarter of 2010; however we continue to use consultants to staff certain functions until a full-time employee is justified.

General and administrative expenses

General and administrative expenses consist primarily of corporate support expenses such as legal and professional fees, investor relations and occupancy related expenses. For the three months ended June 30, 2011, general and administrative expenses increased by $363,467, or 454%, as compared to the three months ended June 30, 2010. The increase was primarily due to an increase in professional fees of $302,837, as result of the fees incurred for our Form 10 Registration Statement and 2010 financial statement audit, depreciation of $17,537, occupancy related expenses of $15,714 and insurance expense of $30,434, partially offset by a decrease in information technology and other administrative service costs of $10,773 and business development costs of $13,500.

We expect that our general and administrative expenses will continue to increase as we expand our staff, develop our infrastructure and incur additional costs to support the growth of our business.

Other income

Other income represents primarily income from the sale of our sample cosmetic products for testing purposes at trade shows.  For the three months ended June 30, 2011, other income declined by $11,196 as we did not generate any income from the sale of sample products in 2011.

Interest expense

For the three months ended June 30, 2011, interest expense increased $136,854, or 460%, as compared to the three months ended June 30, 2010. The increase was mostly due to an increase in short-term borrowings and an increase in amortization of debt discount, classified as interest expense, in 2011.

Six Months Ended June 30, 2011 compared with Six Months Ended June 30, 2010

The following table presents selected items in our unaudited condensed consolidated statements of operations for the six months ended June 30, 2011 and 2010, respectively.

	Six Months Ended
	June 30,
	2011	2010

Operating Expenses:

Marketing and promotion	$61,838	$88,502
Payroll and benefits	881,775	-
Consulting expenses	435,255	184,380
General and administrative	676,968	238,230
Research and development	-	11,620
Operating loss	(2,055,836)	(522,732)

Other income	-	11,196
Interest expense	(262,101)	(151,122)

Net loss	$(2,317,937)	$(662,658)

Marketing and promotion expenses

Marketing and promotion expenses include advertising and promotion, marketing and seminars, meals, and entertainment and travel expenses. For the six months ended June 30, 2011, marketing and promotion expenses decreased by $26,664, or 30%, as compared to the six months ended June 30, 2010. The decrease resulted primarily from a decrease in advertising expenses of $27,793, and a decrease in seminar expenses of $7,454, offset by an increase in travel expenses of $8,583, due to a management change and a strategic review of our business initiatives.

We expect that marketing and promotion expenses will increase in the future as we increase our marketing activities following full commercialization of our products and services.

Payroll and benefits

Payroll and benefits consist primarily of salaries, bonuses, severance costs and stock-based compensation to employees. For the six months ended June 30, 2011, payroll and benefits amounted to $881,775 primarily due to salaries of $289,844, bonuses of $100,000, stock-based compensation to employees of $146,363, severance costs of $255,000 and payroll taxes of $90,568. We did not have any employees during the six months ended June 30, 2010.

 Consulting expenses

Consulting expenses consist of consulting fees and stock-based compensation to consultants. For the six months ended June 30, 2011, consulting expenses increased $250,874, or 136%, compared to the six months ended June 30, 2010. The increase is due to a $90,355 increase in stock-based compensation in the first six months of 2011 as compared to the first six months of 2010, an increase in consultant fees incurred of $150,519 and director fees incurred of $10,000 in the first six months of 2011.  We began hiring employees in the fourth quarter of 2010; however we continue to use consultants to staff certain functions until a full-time employee is justified.

General and administrative expenses

General and administrative expenses consist primarily of corporate support expenses such as legal and professional fees, investor relations and telecommunications expenses. For the six months ended June 30, 2011, general and administrative expenses increased $438,738, or 184%, as compared to the six months ended June 30, 2010. The increase resulted primarily from an increase in professional fees of approximately $440,402 as a result of fees incurred for our Form 10 Registration Statement and 2010 financial statement audit, depreciation of $37,760, occupancy related charges of $29,054 and insurance expense of $32,911, partially offset by a decrease in information technology and other administrative service costs of $29,773 and business development costs of $68,650.

We expect that our general and administrative expenses will continue to increase as we expand our staff, develop our infrastructure and incur additional costs to support the growth in our business.

Research and development expenses

Research and development expenses are expensed as they are incurred. For the six months ended June 30, 2010, research and development expenses amounted to $11,620. No research and development expenses were incurred for the six months ended June 30, 2011.

We believe that a substantial investment in research and development is essential in the long term to remain competitive. Accordingly, we expect that, subject to the receipt of necessary additional financing, our research and development expenses will increase as we grow.

Other income

Other income represents primarily income from the sale of our sample cosmetic products for testing purposes at trade shows. For the six months ended June 30, 2011, other income decreased by $11,196, or 100%, as compared to the six months ended June 30, 2010, as we did not generate any income from the sale of sample products in 2011.

Interest Expense

For the six months ended June 30, 2011, interest expense increased $110,979, or 73%, as compared to the six months ended June 30, 2010.  The increase was mostly due to an increase in short-term borrowings and an increase in amortization of debt discount, classified as interest expense, in 2011.

Year Ended December 31, 2010 compared with Year Ended December 31, 2009

The following table presents selected items in our consolidated statements of operations for the years ended December 31, 2010 and 2009, respectively.

	December 31,
	2010	2009
Operating Expenses:

Marketing and promotion	$124,850	$79,272
Payroll and benefits	918,574	-
Consulting expenses	523,749	856,285
General and administrative	490,544	228,274
Research and development	11,620	-
Operating loss	(2,069,337)	(1,163,831)

Other income	11,432	25
Interest expense	(205,894)	(33,320)

Net loss	$(2,263,799)	$(1,197,126)

Marketing and promotion expenses

Marketing and promotion expenses include advertising and promotion, marketing and seminars, meals, and entertainment and travel expenses.  For the year ended December 31, 2010, marketing and promotion expenses increased by $45,578, or 57%, as compared to the year ended December 31, 2009. The increase resulted primarily from an increase in advertising expenses ($50,908) and an increase in seminar expenses ($50,306), which arose due to an increase in promotional activities in conjunction with the commercialization of our products and services, offset by a decrease in promotion and marketing expenses ($55,636).  We formulated our marketing program at the same time we received adequate funding in the fourth quarter of 2009.

We expect that marketing and promotion expenses will continue to increase in the future as we increase our marketing activities following full commercialization of our products and services.

Payroll and benefits

Payroll and benefits consist primarily of salaries and stock-based compensation to employees.  For the year ended December 31, 2010, payroll and benefits amounted to $918,574 primarily due to stock-based compensation to employees of $583,685 and increased personnel costs to senior management.  We did not have any employees during the year ended December 31, 2009.

Consulting expenses

Consulting expenses consist of consulting fees and stock-based compensation to consultants.  For the year ended December 31, 2010, consulting expenses decreased $332,536, or 39%, compared to the year ended December 31, 2009.  The decrease resulted primarily from the increased use by us of employees rather than consultants during 2010.

General and administrative expenses

General and administrative expenses consist primarily of corporate support expenses such as legal and professional fees, investor relations and telecommunications expenses. For the year ended December 31, 2010, general and administrative expenses increased $262,270, or 115%, as compared to the year ended December 31, 2009. The increase resulted primarily from an increase in professional fees and other expenses of approximately $140,000.

We expect that our general and administrative expenses will continue to increase as we expand our staff, develop our infrastructure and incur additional costs to support the growth in our business.

Research and development expenses

Research and development expenses consist primarily of costs incurred in the development of our process and equipment to extract adult stem cells from adipose tissue and the implantation of those cells and tissue for aesthetic purposes.  Research and development expenses are expensed as they are incurred. For the year ended December 31, 2010, research and development expenses amounted to $11,620. No research and development expenses were incurred for the year ended December 31, 2009.

We believe that a substantial investment in research and development is essential in the long term to remain competitive. Accordingly, we expect that, subject to the receipt of necessary additional financing, our research and development expenses will increase as we grow.

Other income

Other income represents primarily income from the sale of our sample cosmetic products for testing purposes at trade shows. For the year ended December 31, 2010, other income increased by $11,407, or 45,626%, as compared to the year ended December 31, 2009. The increase resulted primarily from the fact that there were no trade shows in 2009 and therefore virtually no sales of our sample cosmetic products in that period.

Interest expense

For the year ended December 31, 2010, interest expense increased $172,574, or 518%, as compared to the year ended December 31, 2009. The increase was mostly due to an increase in short-term borrowings and increase in amortization of debt discount, classified as interest expense in 2010.

Liquidity and Capital Resources

Liquidity

We measure our liquidity in a number of ways, including the following:

	June 30,	December 31,
	2011	2010
	(unaudited)

Cash	$7,185	$18,074

Working Capital Deficiency	$(2,749,035)	$(997,778)

Notes Payable (Gross - Current)	$2,004,354	$533,523

From inception on December 30, 2008 through June 30, 2011, we raised a total of $2,248,629 from debt financing and $691,300 from equity financing. As of June 30, 2011, we had $7,185 in unrestricted cash and a working capital deficiency of $2,749,035. Subsequent to June 30, 2011, we have received aggregate debt financing of $1,250,000, we have received aggregate equity financing of $100,000, we have extended the due date for repayment with respect to $1,475,000 of debt, we have repaid $50,000 of debt and we sold equipment for $32,000.

Availability of Additional Funds

Based upon our working capital deficiency of $2,749,035 as of June 30, 2011 and the lack of any revenues, we require equity and/or debt financing to continue our operations. Between June 2009 and June 30, 2011, we raised $2,248,629 in debt financing. As of June 30, 2011, our outstanding debt of $2,158,036, together with interest at rates ranging between 6% and 15% per annum, was due between July 2011 and February 2014. Subsequent to June 30, 2011, we have received aggregate debt financing of $1,250,000, we have extended the due date for repayment with respect to $1,475,000 of debt, we have repaid $50,000 of debt and we sold equipment for $32,000.  As of November 8, 2011, our outstanding consolidated debt of $3,358,036 consisted of the following:

Lender/Creditor	Date of Note	Outstanding Principal Amount	Interest Rate	Due Date

Steven Geduld	08/05/09	$50,000	12%	11/10/11
Robert Kast	10/05/09	$5,000	0%	None
Steven Geduld	10/05/09	$25,000	12%	11/10/11
Solon Kandel	11/05/09	$25,000	12%	11/10/11
Michael Ashkennazy	11/23/09	$25,000	12%	11/10/11
Wayne Milton Moy	10/04/10	$25,000	12%	11/10/11
Harold Schwartz	12/09/10	$50,000	15%	12/09/11(1)
Wayne Milton Moy	12/17/10	$10,000	12%	11/10/11
Frank Scerbo	12/31/10	$50,000	15%	12/31/11(1)
Tom Sullivan	01/14/11	$25,000	15%	01/14/12(1)
Peter Sullivan	01/14/11	$25,000	15%	01/14/12(1)
ThermoGenesis Corp.	02/01/11	$243,036	6%	02/01/14(2)
Westbury (Bermuda) Ltd.	02/10/11	$1,050,000	15%	02/10/12(1)
J. Michael Coleman	02/22/11	$25,000	15%	02/22/12(1)
William J. Hazzard	02/22/11	$25,000	15%	02/22/12(1)
Robert W. Meyer, Jr.	02/22/11	$50,000	15%	02/22/12(1)
Brian A. Glaeser	02/22/11	$25,000	15%	02/22/12(1)
Glenn Cotton	03/11/11	$200,000	15%	03/11/12(1)
Harold Schwartz	05/05/11	$50,000	15%	05/05/12(1)

Entrust Freedom, LLC c/o Joe Warriner	06/01/11	$50,000	15%		12/01/11(1)
Cynthia Krowiak	06/01/11	$50,000	15%		12/01/11(1)
Entrust Freedom, LLC c/o Joe Warriner	06/09/11	$50,000	15%		12/09/11(1)
Brian Mehling, MD	07/08/11	$25,000	15%		01/07/12(1)
Frank Scerbo	07/12/11	$25,000	15%		01/11/12(1)
David Smith	07/28/11	$25,000	15%		01/28/12(1)
Joe Warriner & Levon Warriner	08/11/11	$50,000	15%		11/11/11(1)(3)
John Krowiak	09/16/11	$50,000	10	%(3)	12/16/11(1)(3)
Anthony and Eliana Wing	09/26/11	$50,000	10	%(3)	12/26/11(1)(3)
Westbury (Bermuda) Ltd.	11/07/11	$1,000,000	15%		11/07/12(4)

(1) – The holder of the note has the right to accelerate the maturity date in the event we hereafter receive varying amounts (between approximately $2,000,000 and $4,000,000) in additional equity or debt financing.

(2) – Monthly payments due through February 2014; however, as discussed in Item 1A (“Risk Factors – We will need to obtain additional financing to satisfy debt obligations and continue our operations”), in August 2011 we received a notice of default from ThermoGenesis Corp. with regard to payments that were due in June, July and August 2011.  In such notice, ThermoGenesis reserved the right to, among other things, demand immediate payment of the total amount due.  Promissory note is payable sooner to the extent of proceeds received from the sale by us of the underlying equipment purchased.  Installments payable through November 2011 remain unpaid.  We are seeking to settle our debt obligation to ThermoGenesis.

(3) – We have the option to extend the maturity date for a period of three months.  During the extended period, the interest rate would be 15% per annum.

(4) – On or after May 7, 2012, the holder of the note has the right to accelerate the maturity date in the event we hereafter receive $5,000,000 in additional equity or debt financing.

As a result, we believe that the cash we have available will fund our operations only until January 2012.  Thereafter, we will need to raise further capital, through the sale of additional equity securities or otherwise, to support our future operations and to repay our debt (unless, if requested, the debt holders agree to convert their notes into equity or extend the maturity dates of their notes). Our operating needs include the planned costs to operate our business, including amounts required to fund working capital and capital expenditures.  Our future capital requirements and the adequacy of our available funds will depend on many factors, including our ability to successfully commercialize our products and services, competing technological and market developments, and the need to enter into collaborations with other companies or acquire other companies or technologies to enhance or complement our product and service offerings.

We may be unable to raise sufficient additional capital when we need it or to raise capital on favorable terms. Debt financing may require us to pledge certain assets and enter into covenants that could restrict certain business activities or our ability to incur further indebtedness, and may contain other terms that are not favorable to our stockholders or us. If we are unable to obtain adequate funds on reasonable terms, we may be required to significantly curtail or discontinue operations or to obtain funds by entering into financing agreements on unattractive terms.

These conditions raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements included elsewhere in this Registration Statement following Item 15 have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate our continuation as a going concern and the realization of assets and satisfaction of liabilities in the normal course of business. The carrying amounts of assets and liabilities presented in the financial statements do not necessarily purport to represent realizable or settlement values. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

During the six months ended June 30, 2011, our sources and uses of cash were as follows:

Net Cash Used in Operating Activities

We experienced negative cash flow from operating activities for the six months ended June 30, 2011 and 2010 in the amounts of $1,420,754 and $364,741, respectively. The cash used in operating activities for the six months ended June 30, 2011 was due to cash used to fund a net loss of $2,317,937, adjusted for non-cash expenses related to depreciation and amortization, amortization of debt discount, and stock-based compensation in the aggregate amount of $575,419, partially offset by $321,764 of cash provided by changes in the levels of operating assets and liabilities. The cash used in operating activities for the six months ended June 30, 2010 was due to cash used to fund a net loss of $662,658 adjusted for non-cash expenses related to depreciation and amortization, amortization of debt discount, and stock-based compensation in the aggregate amount of $262,216, partially offset by $35,701 of cash provided by changes in the level of operating assets and liabilities.

Net Cash Used in Investing Activities

We used $17,772 and $41,777 of cash during the six months ended June 30, 2011 and 2010, respectively, to acquire property and equipment and intangibles. The cash used in the six months ended June 30, 2011 includes the cost to acquire furniture, fixtures and office equipment. The cash used in the six months ended June 30, 2010 includes the cost to acquire medical equipment ($17,760), furniture and fixtures ($3,443), internet development ($10,545) and various other purchases ($9,429).

Net Cash Provided by Financing Activities

Cash provided by financing activities during the six months ended June 30, 2011 and 2010 was $1,427,637 and $408,225, respectively. During the six months ended June 30, 2011, the net proceeds were entirely from debt financing. During the six months ended June 30, 2010, $501,300 of proceeds were from equity financing activities, offset by net repayments of debt financing of $93,075.

Critical Accounting Policies and Estimates

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at dates of the financial statements and the reported amounts of revenue and expenses during the periods. Actual results could differ from these estimates. Our significant estimates and assumptions include depreciation and the fair value of our stock, stock-based compensation, debt discount and deferred tax assets, including a valuation allowance.

Deferred Tax Valuation Allowance

 We believe significant uncertainties exist regarding the future realization of deferred tax assets, and, accordingly, a full valuation allowance has been established. In subsequent periods, if and when we generate pre-tax income, a tax expense will not be recorded to the extent that the remaining valuation allowance can be used to offset that expense. Once a consistent pattern of pre-tax income is established or other events occur that indicate that the deferred tax assets will be realized, some or all of the existing valuation allowance will be reversed back to income. Should we generate pre-tax losses in subsequent periods, a tax benefit will not be recorded and the valuation allowance will be increased.

Stock-Based Compensation

We account for equity instruments issued to non-employees in accordance with accounting guidance which requires that such equity instruments are recorded at their fair value on the measurement date, which is typically the date the services are performed.

We account for equity instruments issued to employees in accordance with accounting guidance that requires awards are recorded at their fair value on the date of grant and are amortized over the vesting period of the award. We recognize compensation costs over the requisite service period of the award, which is generally the vesting term of the options associated with the underlying employment agreement, if applicable.

Since the shares underlying our 2010 Equity Participation Plan are not currently registered, the fair value of our restricted equity instruments was estimated based on (1) historical observations of cash prices paid for our restricted common stock; and (2) publicly traded prices after taking appropriate discounts for the applicable restrictions.

The fair value of options is estimated using the Black-Scholes valuation model. These fair values were estimated using the following additional assumptions:

Three and Six Months Ended
June 30,
2011
Risk free interest rate	1.63%
Expected term (years)	4.44
Expected volatility	207.00%
Expected dividends	0.00%

Risk-Free Interest Rate. This is the United States Treasury rate for the day of the grant having a term equal to the expected term of the option. An increase in the risk-free interest rate will increase the fair value and the related compensation expense.

Stock Price.  Since our shares are not currently publicly traded, the fair value of our equity instruments was estimated using a share price derived from the quarterly rolling weighted average cash price paid to us for the purchase of shares of common stock.

Expected Term. This is the period of time over which the award is expected to remain outstanding. The expected term of options granted during the periods was calculated using the simplified method set out in SEC Staff Accounting Bulletin, No. 107, as amended by No. 110, using the vesting period set forth in the option agreements and the expected contractual term of 10 years. The simplified method defines the expected term as the average of the contractual term and vesting period. An increase in the expected term will increase the fair value and the related compensation expense.

Expected Volatility. This is a measure of the amount by which our share price has fluctuated or is expected to fluctuate. Since the Company’s stock has not been publicly traded for a long period of time, we use the average of the historic volatility of comparative companies. An increase in the expected volatility will increase the fair value and the related compensation expense.

Dividend Yield. We have not made any dividend payment nor do we have plans to pay dividends in the foreseeable future. An increase in the dividend yield will decrease the fair value and the related compensation expense.

Recently Issued Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-04, “Fair Value Measurement (Topic 820) - Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs." This ASU addresses fair value measurement and disclosure requirements within Accounting Standards Codification ("ASC") Topic 820 for the purpose of providing consistency and common meaning between U.S. GAAP and IFRSs. Generally, this ASU is not intended to change the application of the requirements in Topic 820. Rather, this ASU primarily changes the wording to describe many of the requirements in U.S. GAAP for measuring fair value or for disclosing information about fair value measurements. This ASU is effective for periods beginning after December 15, 2011. It is not expected to have any impact on our consolidated financial statements or disclosures.

Off-Balance Sheet Arrangements

None.

Quantitative and Qualitative Disclosures About Market Risk

Not applicable.

Item 3.	Properties.

Our principal executive offices and laboratory are located at 555 Heritage Drive, Jupiter, Florida.  We occupy the premises pursuant to a three year lease that expires on January 31, 2014 and provides that no base rent is payable during the initial year and that a base monthly rent of $6,234 and $6,422 is payable during the second and third years, respectively.

Pursuant to the lease, we are responsible for our share of operating expenses (as defined in the lease), and we have the right to extend the term of the lease for a period of three years at a rent equal to the market rate (as defined in the lease).

Our Jupiter, Florida premises are suitable and adequate for our intended near-term domestic operations.

Item 4.	Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock, as of November 8, 2011, known by us, through transfer agent records, to be held by: (i) each person who beneficially owns 5% or more of the shares of common stock then outstanding; (ii) each of our directors; (iii) each of our Named Executive Officers (as hereinafter defined) in Item 6 (“Executive Compensation – Summary Compensation Table”); and (iv) all of our directors and executive officers as a group.

The information in this table reflects “beneficial ownership” as defined in Rule 13d-3 of the Exchange Act.  To our knowledge, and unless otherwise indicated, each stockholder has sole voting power and investment power over the shares listed as beneficially owned by such stockholder, subject to community property laws where applicable.  Percentage ownership is based on 601,126,111 shares of common stock outstanding as of November 8, 2011.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Approximate Percent of Class
Mark Weinreb 555 Heritage Drive Jupiter, Florida	180,642,991	(1)	29.9%

Gloria McConnell 1260 NW 16th Street Boca Raton, Florida	96,120,382	(2)	16.0%

A. Jeffrey Radov 8 Walworth Avenue Scarsdale, New York	5,000,000	(3)	*

Joel San Antonio 2200 Highway 121 Bedford, Texas	5,000,000	(3)	*
All directors and executive officers as a group (5 persons)	198,142,991	(1)(3)(4)	32.7%
_____________________
*           Less than 1%

(1)           Includes (a) 4,000,000 shares of common stock issuable upon the exercise of currently exercisable options, (b) 35,000,000 shares of common stock issued subject to the receipt of additional financing, as described in Item 6 (“Executive Compensation - Employment Agreement”); (c) 41,034,483 shares of common stock held of record by Gloria McConnell over which Mr. Weinreb has voting power pursuant to a Shareholder Agreement and Irrevocable Proxy, dated January 20, 2011 (the “McConnell Shareholder Agreement”), as described in footnote (2) below, (d) 55,085,899 shares of common stock held of record by Stem Cell Research Company, LLC (“Stem Cell Research”) over which Mr. Weinreb has voting power pursuant to a Shareholder Agreement and Irrevocable Proxy, dated January 21, 2011 (the “Research Shareholder Agreement”), as described in footnote (2) below, (e) 21,522,609 shares of common stock held of record by Richard Proodian over which Mr. Weinreb has voting power pursuant to a Shareholder Agreement and Irrevocable Proxy, dated June 15, 2011 and (f) 9,000,000 shares of common stock held of record by John Krowiak over which Mr. Weinreb has voting power pursuant to two Shareholder Agreement and Irrevocable Proxy documents, dated June 6, 2011 and June 13, 2011.

(2)           Includes 55,085,899 shares of common stock held of record by Stem Cell Research of which, we have been advised, Ms. McConnell is the President and sole member.  Pursuant to the McConnell Shareholder Agreement, for a period of three years, Ms. McConnell has agreed to vote her shares of common stock as directed by Mr. Weinreb and has granted to Mr. Weinreb an irrevocable proxy in connection therewith.  Pursuant to the Research Shareholder Agreement, for a period of three years, Stem Cell Research has agreed to vote its shares as directed by Mr. Weinreb and has granted to Mr. Weinreb an irrevocable proxy in connection therewith.

(3)           Includes 2,500,000 shares of common stock issued subject to continued service as a director until April 21, 2012.

(4)           Includes 6,250,000 shares of common stock issuable upon the exercise of currently exercisable options.

Item 5.                                Directors and Executive Officers.

Directors and Executive Officers

Information regarding our directors and executive officers is set forth below. Each of our officers devotes his or her full business time in providing services on our behalf.

Name	Age	Positions Held
Mark Weinreb	58	Chief Executive Officer and Chairman of the Board
Mandy D. Clark	29	Vice President of Operations and Secretary
Francisco Silva	36	Vice President of Research and Development
Richard M. Proodian(1)	72	Chief Financial Officer and Vice President of Finance(1)
A. Jeffrey Radov	59	Director
Joel San Antonio	58	Director
____________________
(1)	Resigned as Chief Financial Officer and Vice President of Finance in June 2011.

Mark Weinreb

Mark Weinreb has served as our Chief Executive Officer since October 2010 and as our Chairman of the Board since April 2011.  From February 2003 to October 2009, Mr. Weinreb served as President of NeoStem, Inc., a public biotechnology medical services company that specializes in enhancing the delivery of adult stem cell therapeutics and developing an international network of adult stem cell collection centers.  From October 2009 to October 2010, he was subject to a non-competition agreement with NeoStem and was not engaged in business.  Mr. Weinreb also served as Chief Executive Officer and Chairman of the Board of Directors of NeoStem from February 2003 to June 2006.  In 1976, Mr. Weinreb joined Bio Health Laboratories, Inc., a state-of-the-art medical diagnostic laboratory providing clinical testing services for physicians, hospitals, and other medical laboratories.  He became the laboratory administrator in 1978 and then an owner and the laboratory’s Chief Operating Officer in 1982.  In such capacity, he oversaw all technical and business facets, including finance and laboratory science technology.  Mr. Weinreb left Bio Health Labs in 1989 when the business was sold.  In 1992, Mr. Weinreb founded Big City Bagels, Inc., a national chain of franchised upscale bagel bakeries and became Chairman and Chief Executive Officer of such entity.  Big City Bagels went public in 1995, and in 1999 Mr. Weinreb redirected the company and completed a merger with an Internet service provider.  From 2000 to 2002, Mr. Weinreb served as Chief Executive Officer of Jestertek, Inc., a software development company pioneering gesture recognition and control using advanced interactive proprietary video technology.  Mr. Weinreb received a Bachelor of Arts degree in 1975 from Northwestern University and a Master of Science degree in 1982 in Medical Biology from C.W. Post, Long Island University.  We believe that Mr. Weinreb’s executive-level management experience, his extensive experience in the adult stem cell sector and his service on our Board since October 2010 give him the qualifications and skills to serve as one of our directors.

Mandy D. Clark

Mandy D. Clark has been our Vice President of Operations since August 2009.  She has served as our Secretary since December 2010 and served on our Board from September 2010 to April 2011. From 2006 to 2009, Ms. Clark served as Educational Envoy and then CME/CE Coordinator for Professional Resources in Management Education, an accredited provider of continuing medical education.  She conducted needs assessments nationally to determine in which areas clinicians most needed current education.  She also oversaw onsite educational meetings and analyzed data for outcomes reporting.  From 2005 to 2006, Ms. Clark served as surgical coordinator for Eye Surgery Associates and the Rand Eye Institute, two prominent physician practices in Florida.  Ms. Clark has experience in medical editing for educational programs and is a published author of advanced scientific and clinical content on topics including Alzheimer’s disease, breast cancer, sleep apnea and adult learning.  She received a degree in Biology from Mercyhurst College.

Francisco Silva

Francisco Silva has served as our Vice President of Research and Development since April 2011.  From 2007 to 2011, Mr. Silva served as Chief Executive Officer of DV Biologics LLC, and as President of DaVinci Biosciences, LLC, companies engaged in the commercialization of human based biologics for both research and therapeutic applications.  From 2003 to 2007, Mr. Silva as Vice President of Research and Development for PrimeGen Biotech LLC, a company engaged in the development of cell based platforms.  From 2002 to 2003, he was a Research Scientist with PrimeGen Biotech and was responsible for the development of experimental designs that focused on germ line reprogramming stem cell platforms.  Mr. Silva has taught courses in biology, anatomy and advanced tissue culture at California State Polytechnic University.  He has obtained a number of patents relating to stem cells and has had numerous articles published with regard to stem cell research.  Mr. Silva graduated from California State Polytechnic University with a degree in Biology.  He also obtained a Graduate Presidential Fellowship and MBRS Fellowship from California State Polytechnic University.  See Item 1A (“Risk Factors – We depend on our executive officers and on our ability to attract and retain additional qualified personnel.  A pending action against our Vice President of Research and Development may limit our ability to utilize fully his capabilities.  We do not currently have a Chief Financial Officer”) on page 21 for a discussion of a pending action by Mr. Silva’s former employer, DaVinci Biosciences, LLC, against him. Pursuant to such action, DaVinci has obtained a preliminary injunction as to the use or dissemination by Mr. Silva of information he obtained from DaVinci.  In addition, pursuant to such action, DaVinci is seeking to enforce a noncompetition agreement between DaVinci and Mr. Silva.

Richard M. Proodian

Richard M. Proodian served as our Chief Financial Officer and Vice President of Finance from January 2009 to June 2011.  He served on our Board from April 2009 to April 2011.  Mr. Proodian, a certified public accountant, has more than 35 years of executive-level management experience, including serving as an officer, director and committee member for such committees as audit and compensation and the development and implementation of corporate planning and strategy for several publicly traded companies.  Mr. Proodian is not currently a director of a public company.  From 2005 to 2009, Mr. Proodian was the Managing Director, Chief Financial Officer and Chief Operating Officer of EquiFin, LLC, an investment services company.  From 1996 to 2000, Mr. Proodian was the Chief Financial Officer and a director of PSI Industries, Inc, a publicly traded company that specialized in producing single-use cameras that had personalized graphics on each exposure. In 2000 Mr. Proodian formed an accounting partnership that specialized in developing companies.  He received a degree in Business Management and Finance from Northeastern University, and is a graduate of the Harvard Business School Executive Management Business Program.

A.  Jeffrey Radov

A. Jeffrey Radov became a member of our Board in April 2011.  Mr. Radov is an entrepreneur and businessman with 35 years of experience in media, communications and financial endeavors.  Since 2002, he has served as the Managing Partner of Walworth Group, which provides consulting and advisory services to a variety of businesses, including hedge funds, media, entertainment and Internet companies, financial services firms and early stage ventures.  Mr. Radov is also an advisor to GeekVentures, LLC, an incubator for technology startups in Israel.  From 2008 to 2010, Mr. Radov was a Principal and Chief Operating Officer at Aldebaran Investments, LLC, a registered investment advisor.  From 2005 to 2008, Mr. Radov was Chief Operating Officer at EagleRock Capital Management, a group of hedge funds.  Prior to joining EagleRock, Mr. Radov was a founding investor in and Board member of Edusoft, Inc., an educational software company.  From 2001 to 2002, Mr. Radov was a Founder-in-Residence at SAS Investors, an early-stage venture fund.  From 1999 to 2001, Mr. Radov was CEO and Co-Founder of VocaLoca, Inc., an innovator in consumer-generated audio content on the Internet.  Mr. Radov was a founding executive of About.Com, Inc., an online information source, and was its EVP of Business Development and Chief Financial Officer from its inception.  In 1996, prior to founding About.Com, Mr. Radov was a Director at Prodigy Systems Company, a joint venture of IBM and Sears.  Mr. Radov was also a principal in the management of a series of public limited partnerships that invested in the production and distribution of more than 130 major motion pictures.  From 1982 to 1984, Mr. Radov was the Director of Finance at Rainbow Programming Enterprises, a joint venture among Cablevision Systems Corporation, Cox Broadcasting and Daniels & Associates.  From 1977 to 1981, Mr. Radov was Director of Marketing at Winklevoss & Associates.  Mr. Radov earned a Masters of Business Administration from The Wharton School of the University of Pennsylvania and holds a Bachelor of Arts degree from Cornell University.  We believe that Mr. Radov’s executive-level management experience and his extensive experience in the finance industry give him the qualifications and skills to serve as one of our directors.

Joel San Antonio

Joel San Antonio became a member of our Board in April 2011.  Since August 2010, Mr. San Antonio has served as Chairman of Warrantech/AMT Warranty, an operating subsidiary of Amtrust Financial Services Inc.  From February 1988 through August 2010, he was Chairman and Chief Executive Officer of Warrantech Corporation, a leading provider of third party administration for insurance products.  Warrantech was acquired by Amtrust Financial Services in 2010.  Prior to founding Warrantech, Mr. San Antonio founded Little Lorraine Ltd., a company engaged in the manufacture of various brands of women’s apparel.  Mr. San Antonio has served as Chairman of the Board of American Doctors Network, a technology company engaged in the development of electronic medical records.  He is a former board member of SearchHelp Inc., a company committed to online child protection and family safety, MedStrong International Corporation, a company engaged in the storage of emergency medical information, and Marc Pharmaceuticals, Inc., a company that, in conjunction with the Weil Medical Center at Cornell University, was engaged in the development and commercialization of cancer treatment products.  Mr. San Antonio is engaged in a variety of philanthropic and charitable activities.  Mr. San Antonio graduated from Ithaca College with a Bachelor of Science in Business Administration.  We believe that Mr. Antonio’s executive-level management experience gives him the qualifications and skills to serve as one of our directors.

Scientific Advisory Board

The following persons are the initial members of our Scientific Advisory Board:

Name	Principal Position

Naiyer Imam, M.D.	Chairman and Chief Executive Officer, Advanced Medical Imaging and Teleradiology, LLC

Amit Patel, M.D.	Associate Professor, Division of Cardiothoracic Surgery, University of Utah School of Medicine; Director of Clinical Regenerative Medicine and Tissue Engineering, University of Utah

Item 6.                                Executive Compensation.

Summary Compensation Table

The following Summary Compensation Table sets forth all compensation earned in all capacities during the fiscal years ended December 31, 2010 and 2009 by our (i) principal executive officer, (ii) our former principal executive officer and (iii) all other executive officers, other than our principal executive officer, whose salaries for the 2010 fiscal year, as determined by Regulation S-K, Item 402, exceeded $100,000 (the individuals falling within categories (i), (ii) and (iii) are collectively referred to as the “Named Executive Officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Nonequity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Mark Weinreb, Chief Executive Officer(1)	2010	$90,000	$45,000(3)	-	$437,234(4)	-	-	-	$572,234
	2009	-	-	-	-	-	-	-	-
Gloria McConnell, President(2)	2010	$26,667	-	$103,884(4)(5)	-	-	-	$120,000(5)	$250,551
	2009	-	-	-	-	-	-	-	-
____________________

(1) Mr. Weinreb became our Chief Executive Officer in October 2010.

(2) Ms. McConnell served as our President from January 2009 to December 2010.

(3) Pursuant to Mr. Weinreb’s employment agreement with us, he is entitled to receive a bonus equal to 50% of his annual salary.  See “Employment Agreement” below.

(4) The amounts reported in these columns represent the grant date fair value of the option and stock awards granted during the year ended December 31, 2010, calculated in accordance with FASB ASC Topic 718.  For a detailed discussion of the assumptions used in estimating fair values, see Item 2 (“Financial Information - Stock-Based Compensation”).

(5) Represents amounts payable to Ms. McConnell pursuant to a termination agreement.  As discussed in “Termination Agreement” and Item 7 (“Certain Relationships and Related Transactions, and Director Independence”) below, pursuant to the termination agreement, Ms. McConnell was entitled to receive $120,000, as severance, payable over a two year period and to be reissued 12,576,811 shares of common stock she had previously contributed to capital as an accommodation to us.  The shares reissued to Ms. McConnell had previously been owned by her.  She had contributed them to our capital as an accommodation to us since we did not then have a sufficient number of authorized shares to issue shares to third parties.  See Item 7 (“Certain Relationships and Related Transactions, and Director Independence – Certain Relationships and Related Transactions”).  When our authorized capitalization was increased, Ms. McConnell was reissued her shares.  Pursuant to a settlement agreement entered into between Ms. McConnell and us in November 2011, the severance amount was reduced to $55,000 and she was paid the balance due to her.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on outstanding equity awards as of December 31, 2010 to the Named Executive Officers:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Mark
Weinreb	4,000,000	-	-	$0.01	12/14/20	-	-	-	-
Gloria McConnell	-	-	-	-	-	-	-	-	-

Employment Agreement

On October 4, 2010, we entered into a three-year employment agreement with Mark Weinreb, our Chief Executive Officer.  Pursuant to the employment agreement, Mr. Weinreb is entitled to receive a salary of $360,000, $480,000 and $600,000 per annum during the three-year term and a bonus equal to 50% of his annual salary.  In addition, pursuant to the employment agreement, in the event that Mr. Weinreb’s employment is terminated by us without cause, or Mr. Weinreb terminates his employment for “good reason” or following a change in control, Mr. Weinreb would be entitled to receive a lump sum payment equal to the greater of (a) his base annual salary and bonus for the remainder of the term or (b) two times his then annual base salary and bonus.  In addition, pursuant to the employment agreement, as amended, in January 2011 and May 2011, we granted to Mr. Weinreb 15,000,000 and 35,000,000 shares of common stock, respectively.  In connection with the stock grants, we agreed to pay all taxes payable by Mr. Weinreb as a result of the grants as well as all taxes incurred as a result of the tax payments made on his behalf.  We and Mr. Weinreb initially agreed that the 35,000,000 share grant would not vest until we received equity and/or debt financing in an aggregate amount equal to three times the tax payable in connection with the grant.  On November 4, 2011, we and Mr. Weinreb amended our agreement and the 35,000,000 share grant will not vest until we receive equity and/or debt financing after such date of at least $2,000,000.

Termination Agreement

In December 2010, we entered into a termination agreement with Gloria McConnell, our former President.  See the discussion of this agreement in Item 7 (“Certain Relationships and Related Transactions, and Director Independence”).

Director Compensation

The following table sets forth certain information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2010:

Director Compensation
Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Dr. Kurt J. Wagner(2)	-	$61,775	$32,365	-	-	-	$94,140
Dr. Joseph J. Ross(2)	-	$13,800	$32,365	-	-	-	$46,165
______________________

(1) The amounts reported in this column represent the grant date fair value of the stock and option awards granted during the year ended December 31, 2010, calculated in accordance with FASB ASC Topic 718.  For a detailed discussion of the assumptions used in estimating fair values, see Item 2 (“Financial Information - Stock-Based Compensation”).

(2) Resigned as a director in April 2011.

Upon their appointment in April 2011, Messrs. Radov and San Antonio, our non-employee directors, each became entitled to receive compensation for his services as a director as follows:

•	$20,000 per annum, payable quarterly (subject to our cash needs)
•	5,000,000 shares of common stock which vest to the extent of 50% upon grant and 50% after one year

Item 7.                                Certain Relationships and Related Transactions, and Director Independence

Certain Relationships and Related Transactions

In September 2009, certain of our then executive officers, directors, and 5% or greater shareholders contributed to our capital a total of 71,379,312 of the 301,999,999 shares of common stock received by them in connection with our April 2009 acquisition of Stem Cell Assurance, LLC.  Such capital contribution was made in order to allow us to have sufficient authorized and unissued shares of common stock to use in connection with our capital-raising efforts and without additional consideration to the executive officers, directors or shareholders.  The number of shares contributed is as follows:

Name	Total Number of Shares Contributed

Dr. Richard Ferrans	5,172,414
Gloria J. McConnell	10,344,818	(1)
Richard M. Proodian	10,344,818
George Edward Dubec	5,172,414
Stem Cell Research Company, LLC	40,344,828

____________________

(1)	Includes shares indirectly owned by Ms. McConnell.

In October 2010, certain of our then executive officers, directors, 5% or greater shareholders and consultants contributed to our capital an additional 60,332,799 shares.  Such additional capital contribution was made in order to enable us to have sufficient authorized and unissued shares of common stock in connection with our capital-raising efforts and for other corporate purposes and without additional consideration to the executive officers, directors, shareholders or consultants.  The number of additional shares contributed is as follows:

Name	Total Number of Shares Contributed

Gloria J. McConnell	12,576,811
Richard M. Proodian	9,511,874
Stem Cell Research Company, LLC	32,082,535
Todd Adler	6,161,579

On December 15, 2010, we entered into a termination agreement with Gloria McConnell, our former President (the “McConnell Termination Agreement”), pursuant to which Ms. McConnell was entitled to receive $120,000, as severance, payable over a two year period.  In addition, pursuant to the McConnell Termination Agreement, we agreed to reissue to Ms. McConnell 12,576,811 shares of our common stock.  These shares had previously been contributed to capital by Ms. McConnell in October 2010 in order to enable us to fulfill our obligation to issue shares to third parties.  Further, pursuant to the McConnell Termination Agreement, Ms. McConnell has agreed to certain restrictive covenants, including non-competition and non-solicitation restrictions, and limitations on the number of shares that she can sell to 250,000 shares on any particular day and 5,000,000 shares during any three calendar month period.  In November 2011, we entered into an agreement with Ms. McConnell pursuant to which we paid her $22,500 in full settlement of our outstanding $87,500 obligation to her.

On January 20, 2011, Ms. McConnell and Mr. Weinreb entered into a Shareholder Agreement and Irrevocable Proxy, pursuant to which Ms. McConnell has agreed that, for a period of three years, she would vote her shares of common stock as determined by Mr. Weinreb.

Effective January 29, 2011, we terminated our relationship with Tommy Berger, a founder of the Company.  Pursuant and subject to the terms and conditions of a termination agreement between the parties (the “Berger Termination Agreement”), Mr. Berger waived any rights he may have had pursuant to a certain employment agreement entered into with us in August 2010 (to which Stem Cell Research Company, LLC (“Stem Cell Research”) (see Item 4 – “Security Ownership of Certain Beneficial Owners and Management”) was also a party) (the “Berger Employment Agreement”) and we agreed to pay to Stem Cell Research $180,000 over a 12 month period.  In addition, pursuant to the Berger Termination Agreement, each of Mr. Berger and Stem Cell Research has agreed to certain restrictive covenants, including non-competition and non-solicitation restrictions, restrictions on actions that would cause a change of control and limitations on the number of shares that they can sell to 250,000 shares on any particular day and 5,000,000 shares during any three calendar month period.  Further, concurrently with the execution of the Berger Termination Agreement, in connection with our agreement to pay to Stem Cell Research the $180,000 payment discussed above, Stem Cell Research executed a shareholder agreement and irrevocable proxy pursuant to which it has agreed that, for a three year period, it would vote its shares of common stock as directed by Mr. Weinreb.  We are aware that, in the Berger Employment Agreement, Stem Cell Research was referred to as Mr. Berger’s “company”; however, we have no knowledge as to any control that Mr. Berger may currently exercise with respect to Stem Cell Research and, as previously indicated, we have been advised that Ms. McConnell is the President and sole member of Stem Cell Research.  In November 2011, we entered into an agreement with Stem Cell Research and Mr. Berger pursuant to which we paid Stem Cell Research $50,000 in full settlement of our outstanding $100,000 obligation to it.

On June 17, 2011, Richard Proodian, our former Chief Financial Officer, executed a termination agreement with us (the “Proodian Termination Agreement”) pursuant to which Mr. Proodian is entitled to receive, as severance, $50,000 (less amounts paid as salary for the period after June 15, 2011), payable over the balance of 2011.  In addition, pursuant to the Proodian Termination Agreement, Mr. Proodian has agreed to certain restrictive covenants, including non-competition and non-solicitation restrictions, and limitations on the number of shares that he can sell to 250,000 shares on any particular day and 5,000,000 shares during any three calendar month period.  Further, in connection with the execution of the Proodian Termination Agreement, Messrs. Proodian and Weinreb entered into a Shareholder Agreement and Irrevocable Proxy pursuant to which Mr. Proodian has agreed that, for a period of three years, he would vote his shares of common stock as determined by Mr. Weinreb.

Director Independence

Board of Directors

Our Board of Directors is currently comprised of Mark Weinreb, A. Jeffrey Radov and Joel San Antonio.  Each of Messrs. Radov and San Antonio is currently an “independent director” based on the definition of independence in Listing Rule 5605(a)(2) of the listing standards at The Nasdaq Stock Market.

Audit Committee

The members of our Board’s Audit Committee currently are Messrs. Radov and San Antonio, each of whom is an “independent director” based on the definition of independence in Listing Rule 5605(a)(2) of the listing standards of The Nasdaq Stock Market and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934.

Nominating Committee

The members of our Board’s Nominating Committee currently are Messrs. Radov and San Antonio, each of whom is an “independent director” based on the definition of independence in Listing Rule 5605(a)(2) of the listing standards of The Nasdaq Stock Market.

Compensation Committee

The members of our Board’s Compensation Committee currently are Messrs. Radov and San Antonio, each of whom is an “independent director” based on the definition of independence in Listing Rule 5605(a)(2) of the listing standards of The Nasdaq Stock Market.

Item 8.                                Legal Proceedings

There are no material pending legal proceedings to which we are a party or to which any of our property is subject, and no such proceedings are known to us to be threatened or contemplated against us.

Item 9.                                Market Price of and Dividends on the Registrant’s Common Equity and
            Related Stockholder Matters

Market Information

Transactions in our common stock are reported under the symbol “BRTX” on the OTCQB tier of the OTC Markets.  The following table sets forth the range of high and low bids reported in the over-the-counter market for our common stock.  The prices shown below represent prices in the market between dealers in securities; they do not include retail markup, markdown or commissions, and do not necessarily represent actual transactions.

Quarter Ended	Low	High

Quarter ended March 31, 2009	$0.0008	$0.007
Quarter ended June 30, 2009	$0.001	$0.095
Quarter ended September 30, 2009	$0.0075	$0.045
Quarter ended December 31, 2009	$0.003	$0.007

Quarter ended March 31, 2010	$0.007	$0.025
Quarter ended June 30, 2010	$0.016	$0.029
Quarter ended September 30, 2010	$0.015	$0.019
Quarter ended December 31, 2010	$0.01	$0.018

Quarter ended March 31, 2011	$0.01	$0.015
Quarter ended June 30, 2011	$0.018	$0.026

Outstanding Shares and Number of Stockholders

As of November 8, 2011, there were 601,126,111 shares of common stock outstanding.  As of that date, there were approximately 160 record holders of our shares of common stock.

Dividends

We have never declared or paid dividends on our common stock.  Moreover, we currently intend to retain any future earnings for use in our business and, therefore, do not anticipate paying any dividends on our common stock in the foreseeable future.

Item 10.                      Recent Sales of Unregistered Securities

During the past three years, we sold the following securities in transactions not involving any public offering.  For each of the following transactions, we relied upon Section 4(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving any public offering.  For each such transaction, we did not use general solicitation or advertising to market the securities, the securities were offered to a limited number of persons, the investors had access to information regarding us and we were available to answer questions by prospective investors.  Commencing April 24, 2009, the investors had access to information about us contained in our annual and quarterly reports to the OTC Markets and press releases made through the OTC Disclosure and News Service and otherwise.  Commencing May 12, 2011, the investors also had access to information about us contained in our Form 10 Registration Statement, as amended, filed with the Securities and Exchange Commission.  We reasonably believe that each of the investors was an accredited investor or alone, or with its purchaser representative, if any, had such knowledge and experience in financial and business matters that it was capable of evaluating the merits and risks associated with an acquisition of our shares.

DATE ISSUED	NUMBER OF SHARES	PURCHASER(S)	CONSIDERATION (1)
02/26/08	30,000,000	Keith Charles Bryant, TBG Technology Ltd. and Carl N. Duncan	$-0-	(2)
10/24/08	7,040,000	Tiger Team Management LLC, GDB Media Inc., Lance Berger and Market Solutions	$5,632
11/26/08	3,000,000	Jonathan Bryant (“J. Bryant”)	$-0-	(3)
04/24/09	60,000,000	J. Bryant	$-0-	(4)
04/30/09	301,999,999	Dr. Richard Ferrans, Richard M. Proodian, Dr. Vikki Hufnagel, Dr. Leonard Haimes, Gloria J. McConnell (“McConnell”), George F. Dubec, Gold Star Investments, Alice Mitchel, Mark Ragozzino, Mandy Clark (“Clark”), NeoStem of the Palm Beaches	$-0-	(5)
05/01/09	10,000,000	McConnell and Sherilynn Green	$351,000	(6)
05/01/09	360,000	Christopher Quiroga (“Quiroga”)	$12,500
05/01/09	2,283,000	Dr. Kurt Wagner (“Wagner”), Grace Martin (“Martin”), Glenn Charles and Anthony Carillo	$80,133	(7)
05/15/09	250,000	Leonard Haimes	$8,775	(8)
05/26/09	1,325,000	Mark Raggozino, Karen Baker and Ronald Hutton	$46,509	(6)
05/26/09	10,000	Gilberto Gonzalez	$1,000

06/19/09	200,000	Quiroga	$6,500
06/22/09	250,000	Clark	$8,775	(7)
08/05/09	5,000,000	SCG Capital LLC (“SCG”)	$36,301	(9)
08/05/09	12,103,448	Todd Adler (“Adler”)	$320,741	(6)
08/05/09	562,500	Robert Colletti and Lisa Colletti	$14,907	(6)
09/10/09	375,000	Donald Rhodes	$5,000
09/10/09	1,000,000	First Fidelity Securities	$26,500	(6)
10/05/09	5,000,000	SCG	$21,032	(9)
11/01/09	2,000,000	Beau Bates	$53,000	(10)
11/05/09	5,000,000	OB-GYN Management, Inc.	$5,000	(9)
11/23/09	6,500,000	Solon Kandel and Vivian Kandel	$21,831	(9)
12/08/09	9,000,000	Wayne Moy (“Moy”) and Michael Ashkenazy	$30,520	(9)
12/14/09	2,500,000	Moy	$8,689	(11)
12/15/09	8,000,000	Vardan Consulting Services, LLC and Xeni Financial Services Corp. (“Xeni”)	$67,949	(9)
12/16/09	2,000,000	Wagner	$53,000	(8)
12/16/09	10,000,000	Adler	$265,000	(6)
12/16/09	20,000,000	Xeni	-0-	(12)
01/04/10	5,000,000	Francisco Morales, Larry Perich and Clark	$33,500	(7)
02/16/10	63,000,000	Jeffrey Alper (“J. Alper”) and Grace Ann Alper, Glenn Cotton (“Cotton”), Sol Bandiero (“Bandiero”), RAK Enterprises of Palm Beach, Inc., Vintage Holidays, LLC (“Vintage”), Rebecca Devlin, Howard Scheinberg, Wayne Koppel, Evan Rabinowitz, Aqualipo, LLC, and Georgiana Minks	$401,300
02/16/10	10,500,000	Pearlman and Pearlman, LLC, Venture Opportunity, Lazarus Asset Management, LLC, Gina Toddings, SCG, Oscar Ramirez and Stephen Florio (“Florio”)	$70,350	(6)
04/09/10	2,500,000	Derrick Caglianone	$25,000
05/28/10	2,250,000	Bandiero and Janet Montgomery	$22,500
06/01/10	500,000	Steve McDonough	$12,500
06/01/10	500,000	Florio	$3,600	(6)
06/21/10	4,000,000	Christopher Minks, Matthew Minks and SCG	$40,000
07/29/10	4,000,000	Moy, J. Alper and Kyle McCormick	$40,000
08/10/10	2,000,000	Dr. Joseph Ross (“Ross”)	$14,600	(13)
08/25/10	24,937,500	Quick Capital of L.I. Corp.	$182,044	(14)
10/12/10	6,250,000	Joseph Sanders TTEE UTD 10/19/05 FBO Joseph L. Sanders Living Trust (“Sanders Trust”) and John and Cynthia Krowiak	$125,000
10/13/10	500,000	Peggy Husted (“Husted”)	$4,050	(6)
10/13/10	333,333	Helen Surovek	$2,766	(6)

11/03/10	125,000	Husted	$1,013	(6)
11/08/10	2,700,000	Daniel Braga (“Braga”), Jayson Esterow, David Pirrello, Joseph Pirrello, Scott Pirrello and Stratton Imaging	$18,821	(9)
11/08/10	1,000,000	Moy	$6,118	(9)
12/03/10	125,000	Sanders Trust	$1,875
12/14/10	1,000,000	Harold and Linda Schwartz (“H. and L. Schwartz”)	$6,971	(9)
01/03/11	1,000,000	Frank Scerbo (“Scerbo”)	$7,000	(9)
01/12/11	12,576,811	McConnell	$-0-	(15)
01/13/11	15,000,000	Mark Weinreb (“Weinreb”)	$123,900	(16)
01/21/11	1,000,000	Thomas and Peter Sullivan (“T. and P. Sullivan”)	$7,000	(9)
02/03/11	250,000	Moy	$1,750	(9)
02/22/11	8,312,500	Olde Estate, LLC	$68,662	(17)
02/22/11	21,000,000	Westbury (Bermuda) Ltd. (“Westbury”)	$147,000	(9)(18)
02/22/11	807,700	TDA Consulting Services, Inc. (“TDA”)	$6,672	(6)
02/22/11	1,250,000	Vintage	$10,325	(19)
02/25/11	2,500,000	Brian Glaeser (“Glaeser”), Robert Meyer, Jr. (“Meyer”), William Hazzard (“Hazzard”) and J. Michael Coleman (“Coleman”)	$17,500	(9)
03/25/11	4,000,000	Cotton	$28,000	(9)
04/05/11	807,700	TDA	$6,672	(6)
04/05/11	1,250,000	Vintage	$10,325	(19)
04/21/11	10,000,000	A. Jeffrey Radov and Joel San Antonio	$82,600	(13)
04/26/11	807,700	TDA	$6,672	(6)
04/26/11	1,250,000	Vintage	$10,325	(19)
05/05/11	1,000,000	H. and L. Schwartz	$8,260	(9)
05/31/11	125,000	Braga	$856	(20)
05/31/11	35,000,000	Mark Weinreb	$289,100	(16)
05/31/11	807,700	TDA	$6,672	(6)
05/31/11	1,250,000	Vintage	$10,325	(19)
06/02/11	2,000,000	Entrust Freedom LLC FBO Joseph Warriner IRA	$13,700	(9)
06/02/11	1,000,000	Cynthia Krowiak	$6,850	(9)
06/13/11	250,000	Scerbo	$1,713	(20)
06/13/11	250,000	H. and L. Schwartz	$1,713	(20)
07/01/11	807,700	TDA	$6,672	(6)
07/05/11	250,000	T. and P. Sullivan	$1,713	(20)
07/08/11	500,000	Brian Mehling	$3,425	(9)
07/12/11	500,000	Scerbo	$3,425	(9)
07/26/11	500,000	Moy	$3,425	(9)
07/28/11	500,000	David Smith	$3,425	(9)
08/01/11	807,700	TDA	$6,672	(6)
08/10/11	5,250,000	Westbury	$35,968	(20)
08/11/11	1,000,000	Joe and Levon Warriner	$6,851	(9)
08/16/11	1,000,000	Cotton	$6,851	(20)
08/17/11	125,000	Coleman	$856	(20)
08/17/11	125,000	Hazzard	$856	(20)

08/17/11	125,000	Glaeser	$856	(20)
08/17/11	250,000	Meyer	$1,713	(20)
09/01/11	807,700	TDA	$6,672	(6)
09/01/11	4,000,000	Certilman Balin Adler & Hyman, LLP	$33,040	(21)
09/16/11	1,000,000	John Krowiak	$6,851	(9)
09/26/11	1,000,000	Anthony and Eliana Wing	$6,851	(9)
10/01/11	807,700	TDA	$6,672	(6)
10/13/11	4,000,000	Cotton	$100,000	(22)
11/01/11	807,700	TDA	$6,672	(6)
11/05/11	250,000	H. and L. Schwartz	$1,713	(20)
11/07/11	20,000,000	Westbury	$137,020	(9)
____________________
(1)
The value of the non-cash consideration was estimated to be the fair value (relative fair value in the case of shares issued in connection with debt issuance) of our restricted common stock, which was estimated based on (a) historical observations of cash prices paid for our restricted common stock; and (b) publicly traded prices after taking into account discounts for the applicable restrictions.

(2)
Issued pursuant to the Acquisition Agreement, dated as of February 2, 2008, between Traxxec Limited and us in consideration of the acquisition of the respective persons’ membership interests in Traxxec Limited.  For accounting purposes, treated as issued pursuant to a reverse recapitalization.

(3)
Issued in consideration of transaction consulting services rendered in connection with the acquisition of Traxxec Limited.  For accounting purposes, treated as issued pursuant to a reverse recapitalization.

(4)
Issued in consideration of transaction consulting services rendered in connection with the Acquisition and Reorganization Agreement, dated April 17, 2009, between Stem Cell Assurance, LLC (“SCA”) and us (the “SCA Agreement”).  For accounting purposes, treated as issued pursuant to a reverse recapitalization.

(5)
Issued pursuant to the SCA Agreement in consideration of the acquisition of the respective persons’ membership interests in SCA.  For accounting purposes, treated as issued pursuant to a reverse recapitalization.

(6)	Issued in consideration of business advisory services.
(7)	Issued in consideration of operational consulting services.
(8)	Issued in consideration of medical consulting services.
(9)	Issued as debt discount in connection with loans.
(10)	Issued in consideration of medical sales consulting services.
(11)	Issued in connection with debt financings and credit facilitations.
(12)	Issued as collateral for repayment of loan and subsequent cancelled.
(13)	Issued in consideration of director services.
(14)	Issued in consideration of equipment consulting services.
(15)	Reissued pursuant to the McConnell Termination Agreement.
(16)	Issued pursuant to employment agreement, as amended, between Mr. Weinreb and us.
(17)	Issued pursuant to settlement agreement.
(18)	Issued indirectly through Stem Cell Cayman Ltd.
(19)	Issued in consideration of marketing consulting services.
(20)	Issued in consideration of debt extension.
(21)	Issued in consideration of legal services.

(22)	Also issued warrants for purchase of 1,000,000 shares of common stock in consideration of common stock purchase.

Item 11.                      Description of Registrant’s Securities to be Registered

Our Articles of Incorporation, as amended (“Articles”), authorize the issuance of 800,000,000 shares of common stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.01 per share.  As of November 8, 2011, there were 601,126,111 shares of common stock issued and outstanding, and no shares of preferred stock outstanding.

The description of our securities is a summary and is qualified in its entirety by the provisions of our Articles and Amended and Restated Corporate Bylaws (the “Bylaws”), copies of which have been filed as exhibits to this Registration Statement.

Description of Common Stock

Except as otherwise required by law, each share of common stock entitles the stockholder to one vote on each matter that stockholders may vote on at all meetings of stockholders.  Holders of common stock are not entitled to cumulate votes in the election of directors.  Holders of common stock do not have preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable thereto.  Subject to any prior rights of the preferred stock, holders of common stock are entitled to share ratably in dividends paid from the funds legally available for the payment thereof, when, as and if declared by our Board.   The declaration of dividends, however, is subject to the discretion of our Board. Subject to any prior rights of the preferred stock, holders of common stock are also entitled to share ratably in the assets of our company available for distribution to holders of common stock after payment of our liabilities upon the liquidation or dissolution of our company, whether voluntary or involuntary.

Description of Preferred Stock

Our Board is authorized to fix and determine the designations, rights, preferences or other variations of each particular class or series of our preferred stock.

Provisions that May Delay, Defer or Prevent a Change of Control

We have determined that Sections 378 through 3793 of Chapter 78 of the Nevada Revised Statutes (“NRS”) (“Acquisition of Controlling Interest”) do not apply to us because we do not currently meet the definition of “issuing corporation” contained therein.

In addition to any provisions set forth in the NRS that may delay, defer or prevent a change of control, our Articles and Bylaws contain the following provisions that may delay, defer or prevent a change of control:

Our Board has the authority to issue up to 800,000,000 shares of common stock and up to 1,000,000 shares of preferred stock and to determine the rights, preferences and privileges of the shares of preferred stock, without stockholder approval.

Nominations of persons for election to our Board and the proposal of business to be considered by the stockholders may be made at a meeting of stockholders (1) pursuant to our notice of meeting delivered pursuant to our Bylaws, (2) by or at the direction of our Board, (3) by any committee or person appointed by our Board or (4) by any stockholder who is entitled to vote at the meeting, who complied with the notice procedures set forth in our Bylaws and who was a stockholder of record at the time such notice was delivered to our Secretary.

The notice procedures in our Bylaws include a requirement that the proposing stockholder must have given timely notice thereof in writing to our Secretary, and such other business must otherwise be a proper matter for stockholder action. To be timely with respect to an annual meeting, a stockholder’s notice shall be delivered to our Secretary at our principal executive offices not less than 60 days prior to the scheduled date of the meeting; provided, however, that if no notice is given and no public announcement is made to the stockholders regarding the date of the meeting at least 75 days prior to the meeting, the stockholder’s notice shall be valid if delivered to or mailed and received by our Secretary at our principal executive office not less than 15 days following the day on which the notice or public announcement of the date of the meeting was given or made.

In addition, any such stockholder’s notice must set forth (1) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (a) the name, age, business address and residential address of the person, (b) the principal occupation or employment of the person (c) the class and number of shares of our capital stock that are beneficially owned by the person, (d) the written consent by the person, agreeing to serve as a director if elected, (e) a description of all arrangements or understandings between the person and the stockholder regarding the nomination, (f) a description of all arrangements or understandings between the person and any other person or persons (naming such persons) regarding the nomination, (g) all information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Exchange Act, and (h) such other information as we may reasonably request to determine the eligibility of such proposed nominee to serve as a director; (2) as to any other business that the stockholder proposes to bring before the meeting, (a) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and, in the event that such business includes a proposal to amend either the Articles or the Bylaws, the language of the proposed amendment, (b) the name and address, as they appear on our books, of the stockholder proposing such business, (c) the class and number of shares of our capital stock that are beneficially owned by such stockholder, and (d) any material interest (financial or otherwise) of such stockholder in such business; and (3) as to the stockholder giving the notice (a) the name, business address and residential address of the stockholder giving the notice, (b) the class and number of shares of our capital stock that are beneficially owned by such stockholder, (c) a description of all arrangements or understandings between the stockholder and the nominee regarding the nomination, and (d) a description of all arrangements or understandings between the stockholder and any other person or persons (naming such persons) regarding the nomination.

Item 12.                      Indemnification of Directors and Officers

Our Articles provide that no director or officer shall be liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director or an officer, except to the extent that such exemption from liability or limitation thereof is not permitted under the NRS currently in effect or as the same may be amended.  Under the NRS, the directors have a fiduciary duty to us that is not eliminated by this provision of the Articles and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available.  In addition, each director will continue to be subject to liability under the NRS for breach of the director’s duty of loyalty to us for acts or omissions which are found by a court of competent jurisdiction to not be in good faith or involve intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the NRS. This provision also does not affect the directors’ responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

The NRS provides that a corporation may, and our Articles and Bylaws provide that we shall, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (an “Action”), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation in such capacity in another corporation, partnership, joint venture, trust or other enterprise (the “Indemnified Party”), against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided, however, no indemnification shall be made in respect of any action or suit by or in the right of the corporation if the Indemnified Party shall have been adjudged to be liable to the corporation, unless and only to the extent that the court shall determine that, despite the adjudication of liability but in view of all circumstances, such person is fairly and reasonably entitled to indemnity.  Furthermore, the NRS provides that determination of an Indemnified Party’s eligibility for indemnification by us shall be made on a case-by-case basis by: (i) the stockholders; (ii) the board of directors by a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding; (iii) if a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or (iv) if a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

In addition, the NRS and our Bylaws provide that the allowed indemnification will not be deemed exclusive of any other rights to which directors, officers and others may be entitled under our Bylaws, any agreement, a vote of stockholders or otherwise, and shall continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of such person’s heirs, executors and administrators.

Lastly, the NRS empowers a corporation to purchase insurance and make other financial arrangements with respect to liability arising out of the actions or omissions of directors, officers, employees or agents in their capacity or status as such.  On February, 1, 2011, we obtained a Directors & Officers Insurance Policy with aggregate coverage of up to $3,000,000.

Item 13.                      Financial Statements and Supplementary Data

The consolidated financial statements and the report of the independent registered public accounting firm with respect to our audited financial statements as of December 31, 2010 and 2009 and for the years then ended and the condensed consolidated financial statements as of June 30, 2011 and for the three and six months ended June 30, 2011 and 2010 can be found following Item 15.

Item 14.                      Changes in and Disagreements with Accountants on Accounting and
     Financial Disclosure

In February 2011, we engaged Marcum LLP as our independent registered public accountants; prior to that date, we did not have independent auditors.

Item 15.                      Financial Statements and Exhibits

(a)	The following financial statements are filed as part of this Registration Statement:

(i)	Consolidated Balance Sheets as of December 31, 2010 and 2009

(ii)	Consolidated Statements of Operations for the years ended December 31, 2010 and 2009 and for the period from December 30, 2008 (inception) to December 31, 2010

(iii)	Consolidated Statements of Cash Flows for the years ended December 31, 2010 and 2009 and for the period from December 30, 2008 (inception) to December 31, 2010

(iv)	Consolidated Statements of Changes in Stockholders’ Deficiency for the period from December 30, 2008 (inception) to December 31, 2010

(v)	Notes to Consolidated Financial Statements as of December 31, 2010 and 2009, for the years ended December 31, 2010 and 2009 and for the period from December 30, 2008 (inception) to December 31, 2010

(vi)	Condensed Consolidated Balance Sheets as of June 30, 2011 (unaudited) and December 31, 2010

(vii)	Condensed Consolidated Statements of Operations for the three and six months ended June 30, 2011 and 2010 and for the period from December 30, 2008 to June 30, 2011 (unaudited)

(viii)	Condensed Consolidated Statement of Changes in Stockholders’ Deficiency for the six months ended June 30, 2011 (unaudited)

(ix)	Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2011 and 2010 and for the period from December 30, 2008 (inception) to June 30, 2011 (unaudited)

(x)
Notes to Condensed Consolidated Financial Statements as of June 30, 2011, for the three and six months ended June 30, 2011 and 2010 and for the period from December 30, 2008 (inception) to June 30, 2011 (unaudited)

(b)	The following documents are filed as exhibits hereto, unless otherwise indicated:

Exhibit No.                      Description

2.1	Agreement, dated November 27, 2007, by and between Columbia River Resources Inc. and Medify Solutions Ltd.*
2.2	Acquisition Agreement, dated as of February 4, 2008, by and between Columbia River Resources Inc. and Traxxec Limited*
2.3	Acquisition and Reorganization Agreement, dated as of April 17, 2009, by and between Traxxec Inc. and Stem Cell Assurance LLC*
3.1	Articles of Incorporation, as amended*
3.2	Articles of Merger with respect to merger of Stem Cell Assurance, Inc. and BioRestorative Therapies, Inc.1
3.3	Amended and Restated Corporate By-Laws, effective as of August 15, 20111
10.1	2010 Equity Participation Plan, as amended*
10.2	Employment Agreement, dated October 4, 2010, between Stem Cell Assurance, Inc. and Mark Weinreb (“Weinreb Employment Agreement”) *
10.3	Amendment to Weinreb Employment Agreement, dated May 31, 2011*
10.4	Termination Agreement, dated as of December 15, 2010, between Stem Cell Assurance, Inc. and Gloria McConnell*
10.5	Shareholder Agreement and Irrevocable Proxy, dated as of January 20, 2011, between Gloria McConnell and Mark Weinreb*
10.6	Termination Agreement, dated as of January 21, 2011, by and among Stem Cell Assurance, Inc., Stem Cell Research Company, LLC and Tommy Berger*
10.7	Shareholder Agreement and Irrevocable Proxy, dated as of January 21, 2011, between Stem Cell Research Company, LLC and Mark Weinreb*
10.8	Lease Agreement, effective as of February 1, 2011, between Orange Coast, LLC and Stem Cell Assurance, Inc.*
10.9	First Amendment to Lease, dated March 11, 2011, between Orange Coast, LLC and Stem Cell Assurance, Inc.*
10.10	Consulting Agreement, dated as of February 17, 2011, between Stem Cell Assurance, Inc. and TDA Consulting Services, Inc. *
10.11	Consulting Agreement, dated as of February 17, 2011, between the Company and Vintage Holidays L.L.C. *
10.12	Credit Support, Security and Registration Rights Agreement, dated as of August 17, 2010, between Stem Cell Assurance, Inc. and Quick Capital of L.I. Corp. *

10.13	Settlement Agreement, dated as of February 23, 2011, by and among Stem Cell Assurance, Inc., Quick Capital of L.I. Corp. and Olde Estate, LLC*
10.14	Employment Agreement, dated as of December 1, 2010, between Stem Cell Assurance, Inc. and Mandy Clark*
10.15
Form of Promissory Note issued by Stem Cell Assurance, Inc./BioRestorative Therapies, Inc. between November 2010 and September 2011 with respect to debt financing in the aggregate principal amount of $2,022,500*

10.16	Promissory Note, dated February 1, 2011, issued by Stem Cell Assurance, Inc. in the principal amount of $266,055.31
10.17	Promissory Note, dated February 9, 2011, issued by Stem Cell Cayman Ltd. in the principal amount of $1,050,000*
10.18	Form of Stock Option Agreement, dated December 15, 2010, between Stem Cell Assurance, Inc. and each of Mark Weinreb, Richard Proodian and Mandy Clark*
10.19	Form of Stock Option Agreement, dated December 15, 2010, between Stem Cell Assurance, Inc. and each of Kurt Wagner, M.D. and Joseph Ross, M.D. *
10.20	Consulting Agreement, dated as of April 7, 2011, between Stem Cell Assurance, Inc. and Joseph Ross, M.D. *
10.21	Letter agreement, dated April 2, 2011, between Stem Cell Assurance, Inc. and Kurt Wagner, M.D. *
10.22	Letter agreement, dated April 7, 2011, between Stem Cell Assurance, Inc. and Joseph Ross, M.D. *
10.23	Amended and Restated Executive Employment Agreement, dated May 10, 2011, between Stem Cell Assurance, Inc. and Francisco Silva*
10.24	Stock Option Agreement, dated April 5, 2011, between Stem Cell Assurance, Inc. and Francisco Silva*
10.25	Stock Option Agreement, dated April 21, 2011, between Stem Cell Assurance, Inc. and Mandy Clark*
10.26	Stock Grant Agreement, dated April 21, 2011, between Stem Cell Assurance, Inc. and Joel San Antonio*
10.27	Stock Grant Agreement, dated April 21, 2011, between Stem Cell Assurance, Inc. and A. Jeffrey Radov*
10.28	Stock Grant Agreement, dated May 31, 2011, between Stem Cell Assurance, Inc. and Mark Weinreb*
10.29	Scientific Advisory Board Agreement, dated as of June 10, 2011, between Stem Cell Assurance, Inc. and Naiyer Imam, M. D. *
10.30	Stock Option Agreement, dated as of June 10, 2011, between Stem Cell Assurance, Inc. and Naiyer Imam, M. D. *
10.31	Termination Agreement, dated as of June 15, 2011, between Stem Cell Assurance, Inc. and Richard Proodian*
10.32	Shareholder Agreement and Irrevocable Proxy, dated June 15, 2011, between Richard Proodian and Mark Weinreb*
10.33	Scientific Advisory Board Agreement, dated as of June 24, 2011, between Stem Cell Assurance, Inc. and Amit Patel, M. D. *
10.34	Stock Option Agreement, dated as of June 24, 2011, between Stem Cell Assurance, Inc. and Amit Patel, M. D. *

10.35	Tangible Property License Agreement, entered into as of August 22, 2011, by and between the University of Utah Research Foundation, the University of Utah and Stem Cell Assurance, Inc.2
10.36	Promissory Note, dated November 4, 2011, issued by Stem Cell Cayman Ltd. in the principal amount of $1,000,000
10.37	Settlement Agreement, dated as of November 8, 2011, between BioRestorative Therapies, Inc. and Gloria McConnell
10.38	Settlement Agreement, dated as of November 8, 2011, among BioRestorative Therapies, Inc., Stem Cell Research Company, LLC and Tommy Berger
10.39	Letter agreement, dated as of November 4, 2011, between BioRestorative Therapies, Inc. and Mark Weinreb
21	Subsidiaries*
__________________
*Previously filed
1 Incorporated by reference to the exhibits included with our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 17, 2011.
2 Incorporated by reference to the exhibit included with our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 26, 2011.

STEM CELL
ASSURANCE, INC. &
SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

FOR YEARS ENDED DECEMBER 31,
2009 AND 2010

STEM CELL ASSURANCE, INC. & SUBSIDIARIES
(A COMPANY IN THE DEVELOPMENT STAGE)

2 | Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the Board of Directors
  and Stockholders of Stem Cell Assurance, Inc.

We have audited the accompanying consolidated balance sheets of Stem Cell Assurance, Inc. and Subsidiaries (the “Company”) (a company in the development stage) as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in stockholders’ deficiency and cash flows for the years then ended and for the period from December 30, 2008 (inception) to December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Stem Cell Assurance, Inc. and Subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for the years then ended and for the period from December 30, 2008 (inception) to December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As more fully discussed in Note 2 to the consolidated financial statements, the Company is in the development stage, has incurred net losses since inception and needs to raise additional funds to meet its obligations and sustain its operations.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters are described in Note 2.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Marcum LLP
New York, NY
May 11, 2011
3 | Page

STEM CELL ASSURANCE, INC. & SUBSIDIARIES
(A COMPANY IN THE DEVELOPMENT STAGE)

Consolidated Balance Sheets
	December 31,
	2010	2009
Assets:
Current assets:
Cash	$18,074	$42
Other current assets	-	5,950

Total current assets	18,074	5,992

Property and equipment, net	446,756	93,676

Intangible assets	3,676	275

Total assets	$468,506	$99,943

Liabilities and Stockholders’ Deficiency:
Current liabilities:
Accounts payable	$160,187	$18,269
Accrued expenses and other current liabilities	341,618	16,610
Notes payable, net of debt discount of $19,476 and $162,235 at December 31, 2010 and 2009, respectively	514,047	116,151
Total current liabilities	1,015,852	151,030

Notes payable, less current maturities	196,876	-

Total liabilities	$1,212,728	$151,030

Commitments and Contingencies (Note 8)

Stockholders' deficiency:

Preferred stock, $0.01 par value;
Authorized, 1,000,000 shares; none issued
and outstanding at December 31, 2010 and 2009	-	-

Common stock, $0.001 par value;
Authorized, 800,000,000 and 500,000,000 shares at December 31, 2010 and 2009, respectively; Issued and outstanding, 461,148,534 and 410,260,500 shares at December 31, 2010 and 2009, respectively	461,149	410,261

Additional paid in capital	2,270,219	1,255,414
Shares issuable	6,971	-
Due from lender	-	(530,000)
Deficit accumulated during development stage	(3,450,561)	(1,186,762)
Treasury stock, at cost, 27,931,034 and -0- shares at December 31, 2010 and 2009, respectively	(32,000)	-

Total stockholders' deficiency	(744,222)	(51,087)
Total liabilities and stockholders' deficiency	$468,506	$99,943
The accompanying notes are an integral part of the consolidated financial statements.

4 | Page

STEM CELL ASSURANCE, INC. & SUBSIDIARIES
(A COMPANY IN THE DEVELOPMENT STAGE)

Consolidated Statements of Operations

	Period from December 30, 2008 (Inception) to December 31, 2010	Year Ended December 31, 2010	Year Ended December 31, 2009

Revenue	$-	$-	$-

Operating expenses:
Marketing and promotion	204,122	124,850	79,272
Payroll and benefits	918,574	918,574	-
Consulting expenses	1,380,034	523,749	856,285
General and administrative	718,818	490,544	228,274
Research and development	11,620	11,620	-
Total operating expenses	3,233,168	2,069,337	1,163,831

Operating Loss	(3,233,168)	(2,069,337)	(1,163,831)

Other Income (Expense)
Other income	11,457	11,432	25
Interest expense	(239,214)	(205,894)	(33,320)
Total Other Income (Expense)	(227,757)	(194,462)	(33,295)

Net loss	$(3,460,925)	$(2,263,799)	$(1,197,126)
Net loss per share – Basic and Diluted	-	$(0.00)	$(0.00)

Weighted average number of shares of common stock outstanding-Basic and Diluted	-	470,404,418	357,687,970
The accompanying notes are an integral part of the consolidated financial statements.

5 | Page

STEM CELL ASSURANCE, INC. & SUBSIDIARIES
(A COMPANY IN THE DEVELOPMENT STAGE)
Consolidated Statements of Changes in Stockholders' Deficiency For the period December 30, 2008 (Inception) to December 31, 2010
						Deficit
						Accumulated
			Additional			During
	Common Stock		Paid in	Shares	Due From	Development	Treasury Stock
	Shares	Amount	Capital	Issuable	Lender	Stage	Shares	Amount	Total
Balance of December 30, 2008 (Inception)	301,999,999	$302,000	$(302,000)	$-	$-	$-	-	$-	$-
Net loss for the period ended December 31, 2008	-	-	-	-	-	-	-	-	-
Balance as of December 31, 2008	301,999,999	302,000	(302,000)	-	-	-	-	-	-

Recapitalization of accumulated deficit of Stem Cell Assurance, LLC at time of formation	-	-	(10,364)	-	-	10,364	-	-	-

Shares issued pursuant to reverse recapitalization - April 17, 2009 (at $0.001)	40,403,621	40,404	(40,404)	-	-	-	-	-	-

Shares issued in connection with reverse recapitalization - April 17, 2009 (at $0.001)	60,000,000	60,000	(60,000)	-	-	-	-	-	-

Shares issued pursuant to reverse recapitalization and subsequently cancelled - May 2009 (at $0.001)	(8,275,862)	(8,276)	8,276	-	-	-	-	-	-

Shares issued for consulting services - May 1, 2009 (at $0.035)	10,000,000	10,000	341,000	-	-	-	-	-	351,000

Shares issued for cash - May 1, 2009 (at $0.035)	360,000	360	12,140	-	-	-	-	-	12,500

Shares issued for consulting services - May 1, 2009 (at $0.035)	2,283,000	2,283	77,850	-	-	-	-	-	80,133

Shares issued pursuant to reverse recapitalization and subsequently cancelled - May 15, 2009 (at $0.001)	(4,137,931)	(4,138)	4,138	-	-	-	-	-	-

Shares issued for consulting services - May 15, 2009 (at $0.035)	250,000	250	8,525	-	-	-	-	-	8,775

Shares issued for consulting services - May 26, 2009 (at $0.035)	1,325,000	1,325	45,183	-	-	-	-	-	46,508
Subtotal	404,207,827	$404,208	$84,344	$-	$-	$10,364	-	$-	$498,916
The accompanying notes are an integral part of the consolidated financial statements.

6 | Page

STEM CELL ASSURANCE, INC. & SUBSIDIARIES
(A COMPANY IN THE DEVELOPMENT STAGE)
Consolidated Statements of Changes in Stockholders' Deficiency For the period December 30, 2008 (Inception) to December 31, 2010 (continued)
						Deficit
						Accumulated
			Additional			During
	Common Stock		Paid in	Shares	Due From	Development	Treasury Stock
	Shares	Amount	Capital	Issuable	Lender	Stage	Shares	Amount	Total
Carried Forward	404,207,827	$404,208	$84,344	$-	$-	$10,364	-	$-	$498,916

Shares issued for cash - May 26, 2009 (at $0.10)	10,000	10	990	-	-	-	-	-	1,000

Shares cancelled - June 1, 2009 (at $0.035)	(10,000,000)	(10,000)	(341,000)	-	-	-	-	-	(351,000)

Shares issued for cash - June 19, 2009 (at $0.033)	200,000	200	6,300	-	-	-	-	-	6,500

Shares issued for consulting services - June 22, 2009 (at $0.035)	250,000	250	8,525	-	-	-	-	-	8,775

Shares issued pursuant to reverse recapitalization and subsequently cancelled - June 22, 2009 (at $0.001)	(2,068,966)	(2,069)	2,069	-	-	-	-	-	-

Shares issued as debt discount in connection with notes payable - August 5, 2009 (at $0.007)	5,000,000	5,000	31,301	-	-	-	-	-	36,301

Shares issued for consulting services - August 5, 2009 (at $0.0265)	12,103,448	12,103	308,638	-	-	-	-	-	320,741

Shares issued for consulting services - August 5, 2009 (at $0.027)	562,500	563	14,344	-	-	-	-	-	14,907

Shares issued pursuant to reverse recapitalization and retired - September 9, 2009 (at $0.001)	(71,379,309)	(71,379)	71,379	-	-	-	-	-	-

Shares issued for cash - September 10, 2009 (at $0.013)	375,000	375	4,625	-	-	-	-	-	5,000

Shares issued for consulting services - September 10, 2009 (at $0.027)	1,000,000	1,000	25,500	-	-	-	-	-	26,500

Shares issued as debt discount in connection with notes payable - October 5, 2009 (at $0.004)	5,000,000	5,000	16,032	-	-	-	-	-	21,032
Subtotal	345,260,500	$345,261	$233,047	$-	$-	$10,364	-	$-	$588,672
The accompanying notes are an integral part of the consolidated financial statements.

7 | Page

STEM CELL ASSURANCE, INC. & SUBSIDIARIES
(A COMPANY IN THE DEVELOPMENT STAGE)
Consolidated Statements of Changes in Stockholders' Deficiency For the period December 30, 2008 (Inception) to December 31, 2010 (continued)
						Deficit
						Accumulated
			Additional			During
	Common Stock		Paid in	Shares	Due From	Development	Treasury Stock
	Shares	Amount	Capital	Issuable	Lender	Stage	Shares	Amount	Total
Carried Forward	345,260,500	$345,261	$233,047	$-	$-	$10,364	-	$-	$588,672

Shares issued for consulting services - November 1, 2009 (at $0.027)	2,000,000	2,000	51,000	-	-	-	-	-	53,000

Shares issued as debt discount in connection with notes payable - November 5, 2009 (at $0.027)	5,000,000	5,000	-	-	-	-	-	-	5,000

Shares issued as debt discount in connection with notes payable - November 23, 2009 (at $0.003)	6,500,000	6,500	15,331	-	-	-	-	-	21,831

Shares issued as debt discount with connection with notes payable - December 8, 2009 (at $0.003)	9,000,000	9,000	21,520	-	-	-	-	-	30,520

Shares issued in connection with debt financings and credit facilitations - December 14, 2009 (at $0.003)	2,500,000	2,500	6,189	-	-	-	-	-	8,689

Shares issued as debt discount in connection with notes payable - December 15, 2009 (at $0.003)	8,000,000	8,000	59,949	-	-	-	-	-	67,949

Shares held as collateral in connection with note payable - December 15, 2009 (at $0.027)	20,000,000	20,000	510,000	-	(530,000)	-	-	-	-

Shares issued for consulting services - December 16, 2009 (at $0.027)	12,000,000	12,000	306,000	-	-	-	-	-	318,000

Warrants granted in connection with consulting services - August 6, 2009 (at $0.01)	-	-	52,379	-	-	-	-	-	52,379

Net loss for the year ended December 31, 2009	-	-	-	-	-	(1,197,126)	-	-	(1,197,126)
Balance as of December 31, 2009	410,260,500	$410,261	$1,255,414	$-	$(530,000)	$(1,186,762)	-	$-	$(51,087)
The accompanying notes are an integral part of the consolidated financial statements.

8 | Page

STEM CELL ASSURANCE, INC. & SUBSIDIARIES
(A COMPANY IN THE DEVELOPMENT STAGE)
Consolidated Statements of Changes in Stockholders' Deficiency For the period December 30, 2008 (Inception) to December 31, 2010 (continued)
						Deficit
						Accumulated
			Additional		Due	During
	Common Stock		Paid in	Shares	From	Development	Treasury Stock
	Shares	Amount	Capital	Issuable	Lender	Stage	Shares	Amount	Total
Balance as of December 31, 2009	410,260,500	$410,261	$1,255,414	$-	$(530,000)	$(1,186,762)	-	$-	$(51,087)

Shares issued for consulting services - January 4, 2010 (at $0.0067)	5,000,000	5,000	28,500	-	-	-	-	-	33,500

Shares issued for cash - February 16, 2010 (at $0.004)	26,000,000	26,000	89,700	-	-	-	-	-	115,700

Shares issued for cash - February 16, 2010 (at $0.003)	12,000,000	12,000	23,600	-	-	-	-	-	35,600

Shares issued for cash - February 16, 2010 (at $0.01)	25,000,000	25,000	225,000	-	-	-	-	-	250,000

Shares issued for consulting services - February 16, 2010 (at $0.007)	10,500,000	10,500	59,850	-	-	-	-	-	70,350

Shares held as collateral returned - February 16, 2010 (at $0.027)	(20,000,000)	(20,000)	(510,000)	-	530,000	-	-	-	-

Shares issued for cash - April 9, 2010 (at $0.01)	2,500,000	2,500	22,500	-	-	-	-	-	25,000

Shares issued for cash - May 28, 2010 (at $0.01)	2,250,000	2,250	20,250	-	-	-	-	-	22,500

Shares issued for services - June 1, 2010 (at $0.007)	500,000	500	3,100	-	-	-	-	-	3,600

Shares issued for cash - June 1, 2010 (at $0.025)	500,000	500	12,000	-	-	-	-	-	12,500

Shares issued for cash – June 21, 2010 (at $0.01)	4,000,000	4,000	36,000	-	-	-	-	-	40,000
Subtotal	478,510,500	$478,511	$1,265,914	$-	$-	$(1,186,762)	-	$-	$557,663
The accompanying notes are an integral part of the consolidated financial statements.

9 | Page

STEM CELL ASSURANCE, INC. & SUBSIDIARIES
(A COMPANY IN THE DEVELOPMENT STAGE)
Consolidated Statements of Changes in Stockholders' Deficiency For the period December 30, 2008 (Inception) to December 31, 2010 (continued)
						Deficit
						Accumulated
			Additional		Due	During
	Common Stock		Paid in	Shares	From	Development	Treasury Stock
	Shares	Amount	Capital	Issuable	Lender	Stage	Shares	Amount	Total
Carried Forward	478,510,500	$478,511	$1,265,914	$-	$-	$(1,186,762)	-	$-	$557,663

Shares issued for cash - July 29, 2010 (at $0.01)	4,000,000	4,000	36,000	-	-	-	-	-	40,000

Shares issued for director services - August 10, 2010 (at $0.007)	2,000,000	2,000	12,600	-	-	-	-	-	14,600

Shares issued for consulting services - August 25, 2010 (at $0.007)	24,937,500	24,938	157,106	-	-	-	-	-	182,044

Purchase of treasury shares - August 25, 2010 (at $0.002)	-	-	-	-	-	-	(12,413,793)	(22,000)	(22,000)

Purchase of treasury shares - October 11, 2010 (at $0.001)	-	-	-	-	-	-	(15,517,241)	(10,000)	(10,000)

Shares issued for cash – October 12, 2010 (at $0.02)	6,250,000	6,250	118,750	-	-	-	-	-	125,000

Shares issued pursuant to reverse recapitalization and retired – October 13, 2010 (at $0.001)	(60,332,799)	(60,333)	60,333	-	-	-	-	-	-

Shares issued for consulting services - October 13, 2010 (at $0.008)	500,000	500	3,550	-	-	-	-	-	4,050

Shares issued for consulting services - October 13, 2010 (at $0.008)	333,333	333	2,433	-	-	-	-	-	2,766

Subtotal	456,198,534	$456,199	$1,656,686	$-	$-	$(1,186,762)	(27,931,034)	$(32,000)	$894,124
The accompanying notes are an integral part of the consolidated financial statements.

10| Page

STEM CELL ASSURANCE, INC. & SUBSIDIARIES
(A COMPANY IN THE DEVELOPMENT STAGE)
Consolidated Statements of Changes in Stockholders' Deficiency For the period December 30, 2008 (Inception) to December 31, 2010 (continued)
						Deficit
						Accumulated
			Additional		Due	During
	Common Stock		Paid in	Shares	From	Development	Treasury Stock
	Shares	Amount	Capital	Issuable	Lender	Stage	Shares	Amount	Total
Carried Forward	456,198,534	$456,199	$1,656,686	$-	$-	$(1,186,762)	(27,931,034)	$(32,000)	$894,124

Shares issued for consulting services – November 3, 2010 (at $0.008)	125,000	125	888	-	-	-	-	-	1,013

Shares issued as debt discount in connection with notes payable - November 8, 2010 (at $0.007)	2,700,000	2,700	16,121	-	-	-	-	-	18,821

Shares issue as debt discount in connection with notes payable - November 8, 2010 (at $0.007)	1,000,000	1,000	5,118	-	-	-	-	-	6,118

Shares issued in connection with the exercise of warrants - December 3, 2010 (at $0.015)	125,000	125	1,750	-	-	-	-	-	1,875

Shares issued as debt discount in connection with notes payable - December 14, 2010 (at $0.007)	1,000,000	1,000	5,971	-	-	-	-	-	6,971

Shares issuable as debt discount in connection with notes payable - December 31, 2010 (at $0.007)	-	-	-	6,971	-	-	-	-	6,971

Stock-based compensation expense	-	-	583,685	-	-	-	-	-	583,685

Net loss for the year ended December 31, 2010	-	-	-	-	-	(2,263,799)	-	-	(2,263,799)

Balance as of December 31, 2010	461,148,534	$461,149	$2,270,219	$6,971	$-	$(3,450,561)	(27,931,034)	$(32,000)	$(744,222)
The accompanying notes are an integral part of the consolidated financial statements.

11 | Page

STEM CELL ASSURANCE, INC. & SUBSIDIARIES
(A COMPANY IN THE DEVELOPMENT STAGE)
Consolidated Statements of Cash Flows
	Period from December 30, 2008 (Inception) to December 31, 2010	Year Ended December 31, 2010	Year Ended December 31, 2009
Cash flows from operating activities:
Net loss	$(3,460,925)	$(2,263,799)	$(1,197,126)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Amortization of debt discount	210,727	181,739	28,988
Depreciation	54,770	48,358	6,412
Stock-based compensation	1,825,325	895,608	929,717
Changes in operating assets and liabilities:
Accounts payable	100,187	81,918	18,269
Accrued expenses and other current liabilities	337,618	321,008	16,610
Other current assets	-	5,950	(5,950)
Net cash used in operating activities	(932,298)	(729,218)	(203,080)

Cash flows from investing activities:
Purchase of property and equipment	(145,471)	(45,383)	(100,088)
Acquisition of intangible assets	(3,676)	(3,401)	(275)
Net cash used in investing activities	(149,147)	(48,784)	(100,363)

Cash flows from financing activities:
Proceeds from notes payable	611,139	332,654	278,485
Repayment of loans payable	(176,795)	(176,795)	-
Sale of common stock for cash	691,300	666,300	25,000
Proceeds from exercise of warrants	1,875	1,875	-
Repurchase of common stock	(28,000)	(28,000)	-
Net cash provided by financing activities	1,099,519	796,034	303,485

Net increase in cash	18,074	18,032	42
Cash, beginning of the period	-	42	-
Cash, end of the period	$18,074	$18,074	$42

Supplemental disclosure of cash flow information:
Interest paid	$16,847	$16,847	$-
Taxes paid	$-	$-	$-

The accompanying notes are an integral part of the consolidated financial statements.

12 | Page

STEM CELL ASSURANCE, INC. & SUBSIDIARIES
(A COMPANY IN THE DEVELOPMENT STAGE)
Consolidated Statements of Cash Flows (continued)
	Period from December 30, 2008 (Inception) to December 31, 2010	Year Ended December 31, 2010	Year Ended December 31, 2009
Supplementary disclosure of non-cash investing and financing activities:
Shares issued as debt discount in connection with notes payable	$223,232	$31,910	$191,322
Shares (returned) issued as collateral in connection with notes payable	$-	$(530,000)	$530,000
Shares issued in connection with reverse recapitalization	$362,000	$-	$362,000
Shares issued pursuant to reverse recapitalization and subsequently cancelled	$146,195	$60,333	$85,862
Shares issuable as debt discount in connection with note payable	$6,971	$6,971	$-
Purchase of property and equipment for note payable	$291,055	$291,055	$-
Purchase of property and equipment for account payable	$60,000	$60,000	$-
Accrued payable for treasury shares repurchased	$7,000	$7,000	$-

The accompanying notes are an integral part of the consolidated financial statements.

13 | Page

STEM CELL ASSURANCE, INC. & SUBSIDIARIES
(A COMPANY IN THE DEVELOPMENT STAGE)
Notes to Consolidated Financial Statements

1.	Business Organization and Nature of Operations

On April 17, 2009, Stem Cell Assurance, LLC (“SCA, LLC”) completed a transaction with Traxxec, Inc. (“Traxxec”), a company incorporated on June 13, 1997 under the laws of the state of Nevada under the name “Columbia River Resources Inc.”  Pursuant to the agreement, SCA, LLC was converted into Traxxec, Inc. and the former members of SCA, LLC were issued approximately 302,000,000 shares, or approximately 75% of the outstanding shares of common stock of Traxxec, Inc.  In addition, on April 17, 2009, pursuant to the agreement, an additional 60,000,000 shares were issued to a shareholder of Traxxec.  Traxxec was a non-operating shell company, was authorized to issue 1,000,000 shares of preferred stock and 500,000,000 shares of common stock.  On the date of the transaction, Traxxec had 0 shares of preferred stock and 40,403,621 shares of common stock issued and outstanding.  The transaction was accounted for as a reverse recapitalization, whereby SCA, LLC is deemed to be the acquirer for accounting purposes.  The net assets received in the transaction were recorded at historical costs.  On August 17, 2009, Traxxec, Inc. changed its name to Stem Cell Assurance, Inc. (the “Company”).  The consolidated financial statements set forth in this report for all periods prior to the reverse recapitalization are the historical financial statements of SCA, LLC and have been retroactively restated to give effect to the transaction.  The operations of SCA, LLC from December 30, 2008 (inception) to the date of the transaction have been included in operations.

The Company has been presented as a "development stage enterprise”. The Company’s primary activities since inception have been the research and development of its business plan, negotiating strategic alliances and other agreements, and raising capital.  The Company has not commenced its principal operations, nor has it generated any revenues from its operations.

The Company intends to enter into the biological product tool market by developing a product portfolio targeted to meet the demands of the large pharmaceutical companies’ drug discovery and development platforms.  The Company currently is developing an infrastructure to establish a laboratory capable of producing a wide range of biological tools.

The Company intends to use cell and tissue regenerative therapy protocols, primarily involving a patient’s own (autologous) adult stem cells (non-embryonic), to allow patients to undergo cellular-based treatments. As more and more cellular therapies become standard of care, the Company intends to incorporate adult stem cell collection and storage services for future personal medical applications.  The Company also operates a wholly-owned subsidiary, Stem Cellutrition™, LLC, which plans to offer and sell facial creams and products, and Lipo Rejuvenation Centers, Inc, which is inactive.

14 | Page

STEM CELL ASSURANCE, INC. & SUBSIDIARIES
(A COMPANY IN THE DEVELOPMENT STAGE)
Notes to Consolidated Financial Statements

2.	Going Concern and Management Plans

The Company's primary source of operating funds since inception has been its stockholders and note financings.  The Company intends to raise additional capital through private debt and equity investors. The Company is currently a development stage enterprise and there is no assurance that these funds will be sufficient to enable the Company to fully complete its development activities or attain profitable operations.

As of December 31, 2010, the Company had a working capital deficiency and a stockholders’ deficiency of $997,778 and $744,222, respectively.  The Company has not generated any revenues and incurred net losses of $3,460,925 during the period from December 30, 2008 (Inception) through December 31, 2010.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern and the realization of assets and satisfaction of liabilities in the normal course of business.  The carrying amounts of assets and liabilities presented in the financial statements do not necessarily purport to represent realizable or settlement values.  The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

Subsequent to December 31, 2010, the Company secured additional debt financing of $1,437,500.  See Note 11.

3.	Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements of the Company include the accounts of Stem Cellutrition, LLC and Lipo Rejuvenation Center, Inc.  All significant intercompany  transactions have been eliminated in the consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at dates of the financial statements and the reported amounts of revenue and expenses during the periods. Actual results could differ from these estimates. The Company’s significant estimates and assumptions include depreciation and the fair value of the Company’s stock, stock-based compensation, debt discount and deferred tax assets, including a valuation allowance.

15 | Page

STEM CELL ASSURANCE, INC. & SUBSIDIARIES
(A COMPANY IN THE DEVELOPMENT STAGE)
Notes to Consolidated Financial Statements

Concentrations of Credit Risk

The Company maintains deposits in a financial institution which is insured by the Federal Deposit Insurance Corporation (“FDIC”). At various times, the Company has deposits in this financial institution in excess of the amount insured by the FDIC.

Cash

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. As of December 31, 2010 and 2009, the Company does not have any cash equivalents.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation which is recorded using the straight line method at rates sufficient to charge the cost of depreciable assets to operations over their estimated useful lives, which range from 3 to 5 years.  Maintenance and repairs are charged to operations as incurred.

Intangible Assets

Intangible assets are comprised of trademarks. Once placed into service, the Company amortizes the cost of the intangible assets over their useful lives, which is estimated to be 10 years, on a straight line basis.

Advertising

Advertising costs are charged to operations as incurred. For the years ended December 31, 2010 and December 31, 2009, the Company incurred advertising costs of $124,850 and $78,272, respectively.  For the period from December 30, 2008 (Inception) to December 31, 2010, the Company’s total advertising expense amounted to $204,122.

Research and Development

Research and development expenses are charged to operations as incurred.  For the years ended December 31, 2010 and December 31, 2009, the Company incurred research and development expenses of $11,620 and $0, respectively.  For the period from December 30, 2008 (inception) to December 31, 2010, the Company’s total research and development expenses amounted to $11,620.

Income Taxes

The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of such assets and liabilities.

16 | Page

STEM CELL ASSURANCE, INC. & SUBSIDIARIES
(A COMPANY IN THE DEVELOPMENT STAGE)
Notes to Consolidated Financial Statements

The Company adopted the provisions of ASC Topic 740-10, which prescribes a recognition threshold and measurement process for financial statements recognition and measurement of a tax position taken or expected to be taken in a tax return. The guidance also prescribes direction on derecognition, classification, interest and payables accounting in interim financial statements and related disclosures.  The adoption of ASC Topic 740-10 did not have a material impact on the Company’s consolidated financial statements.

Management has evaluated and concluded that there were no material uncertain tax positions requiring recognition in the Company’s financial statements for the years ended December 31, 2010 and 2009.

Net Loss Per Share

Basic earnings (loss) per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted earnings per common share is computed by dividing net earnings by the weighted average number of common shares outstanding, plus the issuance of common shares, if dilutive, resulting from the exercise of outstanding stock options and warrants.

The Company’s issued and outstanding common shares as of December 31, 2010 and 2009 do not include the underlying shares issuable upon the exercise of the 72,000,000 options and 2,000,000 warrants as of December 31, 2010 and 2,000,000 warrants as of December 31, 2009 with an exercise price of $0.01 or less.  See Note 10.  In accordance with ASC 260, the Company has given effect to the issuance of these options and warrants in computing basic and diluted net loss per share.

Stock-Based Compensation

The Company accounts for equity instruments to non-employees in accordance with accounting guidance which requires that such equity instruments are recorded at their fair value on the measurement date, which is typically the date the services are performed. Stock-based compensation is reflected in general and administrative expenses for all periods presented.

The Company accounts for equity instruments issued to employees in accordance with accounting guidance that requires awards are recorded at their fair value on the date of grant and are amortized over the vesting period of the award. The Company recognizes compensation costs over the requisite service period of the award, which is generally the vesting term of the options associated with the underlying employment agreement, if applicable.

17| Page

STEM CELL ASSURANCE, INC. & SUBSIDIARIES
(A COMPANY IN THE DEVELOPMENT STAGE)
Notes to Consolidated Financial Statements

Impairment of Long-lived Assets

The Company reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount.  The Company has not identified any such impairment losses.

Fair Value of Financial Instruments

The carrying amounts of cash, accounts payable, and accrued liabilities approximate fair value due to the short-term nature of these instruments. The carrying amounts of our short term credit obligations approximate fair value because the effective yields on these obligations, which include contractual interest rates taken together with other features such as concurrent issuance of warrants and/or embedded conversion options, are comparable to rates of returns for instruments of similar credit risk.

The Company measures the fair value of financial assets and liabilities based on the guidance of ASC 820 “Fair Value Measurements and Disclosures” which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities

Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 — inputs that are unobservable (for example, cash flow modeling inputs based on assumptions)

No such items existed as of December 31, 2010 or 2009.

Recent Accounting Pronouncements

In January 2010, the FASB issued guidance requiring new disclosures and clarifying existing disclosure requirements about fair value measurement. The FASB’s objective is to improve these disclosures and, thus, increase the transparency in financial reporting.  Specifically, the amendments now require a reporting entity to:

 18| Page

STEM CELL ASSURANCE, INC. & SUBSIDIARIES
(A COMPANY IN THE DEVELOPMENT STAGE)
Notes to Consolidated Financial Statements

•     Disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers; and

•     Present separately information about purchases, sales, issuances, and settlements in the reconciliation for fair value measurements using significant unobservable inputs.

In addition, the guidance clarifies the requirements of the following disclosures:

 •     For purposes of reporting fair value measurement for each class of assets and liabilities, a reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities; and

•     A reporting entity is to provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements.

The guidance is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Early application is permitted.  The Company adopted the revised disclosure guidance in the first quarter of 2009 and the adoption did not have a material impact on the Company’s consolidated financial statements as of and for the years ended December 31, 2010 and 2009.

In February 2010, the FASB issued an update which amends the subsequent events disclosure guidance.  The amendments include a definition of an SEC filer, requires an SEC filer to evaluate subsequent events through the date the financial statements are issued, and removes the requirement for an SEC filer to disclose the date through which subsequent events have been evaluated.  This guidance was effective upon issuance for the Company.

The Company does not believe that there are any other new accounting pronouncements that the Company is required to adopt that are likely to have a material effect on the Company’s consolidated financial statements upon adoption.

Subsequent Events

Management has evaluated subsequent events to determine whether events or transactions occurring through May 11, 2011, the date on which the financial statements were available to be issued, will require potential adjustment to or disclosure in the Company’s financial statements.

19| Page

STEM CELL ASSURANCE, INC. & SUBSIDIARIES
(A COMPANY IN THE DEVELOPMENT STAGE)
Notes to Consolidated Financial Statements

4.	Property and Equipment

Property and Equipment include the following:

	December 31, 2010	December 31, 2009

Office equipment	$7,487	$1,147
Medical equipment	474,356	95,241
Furniture and fixtures	7,142	3,700
Computer software and equipment	12,541	-
	501,526	100,088
Less: accumulated depreciation	(54,770)	(6,412)
Property and Equipment, net	$446,756	$93,676

Depreciation expense amounted to $48,358 and $6,412 for the years ended December 31, 2010 and 2009, respectively. Depreciation expense for the period from December 30, 2008 (inception) to December 31, 2010 was $54,770.

5.	Accrued Expenses and Other Liabilities

Accrued expenses and other current liabilities are comprised of the following:

	December 31, 2010	December 31, 2009

Accrued loan interest	$11,116	$4,504
Credit card payable	20,132	8,106
Accrued payroll and severance	215,833	-
Accrued payroll taxes	14,537	-
Other accrued expenses	80,000	4,000
Total	$341,618	$16,610

6.	Notes Payable

During the years ended December 31, 2010 and 2009, the Company issued certain notes payable aggregating $332,654 and $278,485, respectively.  The notes bear interest between 0% and 15% per annum (weighted average interest rate of 11.75%) and are due on various dates through November 2011.  Certain of the notes payable agreements were non-interest bearing.  The Company calculated the imputed interest associated with non-interest bearing notes and the resulting expense was deemed de minimus to the financial statements for the years ended December 31, 2010 and 2009.  In connection with the notes payable, the Company also issued 4,700,000 and 41,000,000 common shares to certain lenders during 2010 and 2009, respectively. The relative fair value of the shares issued was $31,910 and $191,322, respectively, and has been recognized as a debt discount on the dates that the respective notes were issued.  Such amount is being amortized to interest expense over the terms of the respective notes.  During the years ended December 31, 2010 and 2009, the Company recognized $181,739 and $28,988 in amortization of the deferred debt discount, respectively.  Aggregate amortization of debt discount from December 30, 2008 (inception) through December 31, 2010 was $210,727.  As of December 31, 2010, the Company has included $6,971 of the debt discount as shares issuable as the note payable agreement was made but the 1,000,000 shares were not issued until subsequent to year end.

20| Page

STEM CELL ASSURANCE, INC. & SUBSIDIARIES
(A COMPANY IN THE DEVELOPMENT STAGE)
Notes to Consolidated Financial Statements

During the year ended December 31, 2010, the Company purchased certain property and equipment with a value of $304,055.  In February 2011, the Company renegotiated the terms of the payable with the vendor and entered into a promissory note for the balance due as of December 31, 2010 of $291,055.  In accordance with ASC 470, the Company reclassified a portion of this payable to long-term on the balance sheet as of December 31, 2010, since the event occurred after the balance sheet date, but before the financial statements were issued.  The promissory note calls for monthly installments of $8,094, including an effective interest rate of 6%.  The note matures on February 1, 2014 and is collateralized by the equipment purchased.

Maturities of the Company’s notes payable at December 31, 2010 are as follows:

For the Years Ending December 31,	Amount
2011	$533,523
2012	87,700
2013	93,109
2014	16,067
Total	$730,399

7.	Income Taxes

The tax effects of temporary differences that give rise to deferred tax assets are presented below:

21| Page

STEM CELL ASSURANCE, INC. & SUBSIDIARIES
(A COMPANY IN THE DEVELOPMENT STAGE)
Notes to Consolidated Financial Statements

	For the Years Ended
	December 31,
	2010	2009
Deferred Tax Assets:
Net operating loss carryforward	$1,140,069	$466,355
Non-deductible stock-based compensation	221,800	-
Non-deductible accrued bonus	17,100	-
Non-deductible severance costs	45,600	-
Charitable contribution carryforward	133	133
Total deferred tax assets	1,424,702	466,488

Deferred Tax Liabilities:
Fixed asset depreciation	(148,065)	(16,916)
Total deferred tax liabilities	(148,065)	(16,916)

Total deferred tax asset	1,276,637	449,572

Valuation allowance	(1,276,637)	(449,572)

Deferred tax asset, net of valuation allowance	$-	$-

Changes in valuation allowance	$827,065	$-

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate is as follows:

	Year Ended December 31,
	2010	2009

Tax benefit at federal statutory rate	(34)%	(34)%
State income taxes, net of federal tax benefit	(4)%	(4)%
Permanent differences	-	-
Change in valuation allowance	38%	38%
Effective income tax rate	-	-

The Company assesses the likelihood that deferred tax assets will be realized. To the extent that realization is not likely, a valuation allowance is established.  Based upon the Company’s history of losses since inception, management believes that it is more likely than not that future benefits of deferred tax assets will not be realized.  The Company does not expect any significant changes in the unrecognized tax benefits within twelve months of the reporting date.

At December 31, 2010 and 2009, the Company had approximately $3,000,000 and $1,227,000, respectively, of federal and state net operating losses that may be available to offset future taxable income. The net operating loss carry forwards, if not utilized, will expire from 2029 to 2030 for federal purposes.  In accordance with Section 382 of the Internal Revenue Code, the usage of the Company’s net operating loss carry forward is deemed to be limited due to the of a change in ownership in April 2009.

22| Page

STEM CELL ASSURANCE, INC. & SUBSIDIARIES
(A COMPANY IN THE DEVELOPMENT STAGE)
Notes to Consolidated Financial Statements

The Company classifies interest expense and any related penalties related to income tax uncertainties as a component of income tax expense. No interest or penalties have been recognized as of December 31, 2010 and 2009.

The Company files income tax returns in the U.S. federal jurisdiction and the state of Florida, and is subject to examination by the various taxing authorities.  The Company’s federal and state income tax returns for the tax years after 2009 remain subject to examination.

8.	Commitments and Contingencies

Operating lease

The Company leases office space in Boca Raton, Florida under a month to month operating lease.  See Note 11.

Rent expense amounted to $29,000 and $18,000 for the years ended December 31, 2010 and 2009, respectively.  Rent expense for the period from December 30, 2008 (inception) to December 31, 2010 was $47,000.

Letters of Credit

The Company has purchased certain equipment from suppliers by means of letters of credit. As of December 31, 2010 and 2009, there were no outstanding balances for these letters of credit.

Pursuant to a Credit Support, Security and Registration Rights Agreement, dated as of August 17, 2010, between the Company and Quick Capital of L.I. Corp. (“Quick Capital”), and in connection with issuances of certain letters of credit with regard to purchases of equipment by the Company, the Company issued to Quick Capital 24,937,500 shares of common stock valued at $182,044 for their consulting services.  See Note 11.

Litigations, Claims and Assessments

In the normal course of business, the Company may be involved in legal proceedings, claims and assessments arising in the ordinary course of business. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position or results of operations.  See Note 11.

23| Page

STEM CELL ASSURANCE, INC. & SUBSIDIARIES
(A COMPANY IN THE DEVELOPMENT STAGE)
Notes to Consolidated Financial Statements

Employment Agreements/Consulting Agreements

Chief Executive Officer

Effective October 4, 2010, the Company entered into an employment agreement with its Chief Executive Officer.  The employment agreement provided for an initial term of three years.  The employment agreement provides for minimum compensation of $360,000 during the initial year, $480,000 during the second year and $600,000 during the third year.  In the event the term of the employment agreement is extended beyond the initial term, the base salary payable shall be increased by 20% per annum. The agreement also includes certain severance provisions.

Pursuant to the employment agreement, the Chief Executive Officer is entitled to an annual bonus in an amount equal to 50% of his then current salary. The bonus shall be payable in quarterly installments, commencing on the three month anniversary of the commencement of the employment agreement and continuing on each three month anniversary and shall not be subject to any condition.

Vice President of Operations

Effective December 1, 2010, the Company entered into an employment agreement with its Vice President of Operations.  Pursuant to the employment agreement, the Vice President of Operations is entitled to receive $75,000 per annum (subject to increase to $90,000 per annum effective upon her relocation to the Company’s Jupiter, Florida offices; such relocation occurred as of February 1, 2011).  The agreement also provides for certain severance provisions.

Consulting/Employment Agreement

Pursuant to a consulting/employment entered into as of September 23, 2009, the Company retained an individual to serve as Acting Director of Medical Alliances.  The agreement provides for an initial three year term and a compensation of $52,000 per annum.  In addition, the individual was issued 5,000,000 shares of common stock valued at $5,000.

Termination Agreement

On December 15, 2010 the Company entered into a termination/severance agreement with its former President (the “Executive”). The Company agreed to pay the Executive, as severance, the aggregate amount of $120,000 payable over a two year period. Such amount has been included in accrued expenses and other current liabilities as of December 31, 2010.

24| Page

STEM CELL ASSURANCE, INC. & SUBSIDIARIES
(A COMPANY IN THE DEVELOPMENT STAGE)
Notes to Consolidated Financial Statements

9.	Stockholders’ Deficiency

Authorized Capital

The Company is authorized to issue from 800,000,000 shares (increased from 500,000,000 shares on December 7, 2010) of common stock, $0.001 par value, and 1,000,000 shares of preferred stock, $0.01 par value. The holders of the Company’s common stock are entitled to one vote per share.  Subject to the rights of holders of preferred stock, if any, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds. Subject to the rights of holders of preferred stock, if any, upon liquidation, dissolution or winding up of the Company, holders of common stock are entitled to share ratably in all assets of the Company that are legally available for distribution.

Common Stock

The Company issued for consulting services 31,773,998 shares of common stock valued at $877,338 in 2009 and 43,895,833 shares of common stock valued at $311,923 in 2010.  The fair market value of such instruments was calculated on the date of issuance.  See Note 10.

The Company sold 945,000 shares for an aggregate price of $25,000 in 2009 and 82,500,000 shares for an aggregate price of $666,300 in 2010.

In 2010, warrants were exercised for the purchase of 125,000 shares at an aggregate exercise price of $1,875.

Stockholders cancelled an aggregate of 85,862,068 shares in 2009 and 60,332,799 shares in 2010.  On December 15, 2010, the Company agreed to reissue 12,576,811 shares back to its former President.  These shares were issued to the Company’s former President on January 12, 2011.

The Company repurchased 15,517,241 shares from stockholders for an aggregate purchase price of $10,000 in 2010.

On November 8, 2010, the Company entered into a Settlement Agreement with Gene Thomas Jr.  The Company had agreed to purchase from Mr. Thomas 12,413,792 shares of Company stock for the total sum of $22,000 for the purpose of retirement to Treasury.  Pursuant to the settlement agreement, the Company and Mr. Thomas agreed to three installment payments of $8,000, $7,000 and $7,000 payable in November and December 2010 and January 2011, respectively.  Of this amount, $7,000 has been recorded as a current liability as of December 31, 2010 and was paid subsequent to December 31, 2010.

25| Page

STEM CELL ASSURANCE, INC. & SUBSIDIARIES
(A COMPANY IN THE DEVELOPMENT STAGE)
Notes to Consolidated Financial Statements

During the year ended December 31, 2009, the Company issued 20,000,000 shares of common stock to a lender valued at $530,000 as collateral for certain loans.  These shares were returned to the Company in February 2010.

10.	Stock-Based Compensation

Stock Options

On November 17, 2010, the Board of Directors of the Company adopted the 2010 Equity Participation Plan (the “Plan”).  Pursuant to the Plan, up to 100,000,000 shares of common stock may be issued to the Company’s employees, non-employee directors, consultants and advisors.  Stockholder approval of the Plan was obtained effective as of December 15, 2010.

On December 15, 2010, pursuant to the Plan, the Company granted to its officers, directors and employees, options for the purchase of an aggregate of 22,000,000 shares of its common stock at an exercise price of $0.01 per share, valued at $174,243.  The options vested immediately and are exercisable for a period of ten years from the date of grant.

On December 23, 2010, pursuant to the Plan and in connection with the employment agreement discussed in Note 8, the Company granted to its Chief Executive Officer options for the purchase of 50,000,000 shares of its common stock at an exercise price of $0.001 per share, valued at $409,441. The options vested immediately and are exercisable for a period of ten years from the date of grant.

Stock option amortization expense for employees and directors was $583,685 and $0 for the years ended December 31, 2010 and 2009, respectively, and $583,685 from December 30, 2008 (inception) to December 31, 2010.

The fair value of each option granted during the year ended December 31, 2010 was estimated on the date of grant using the Black-Scholes model.

The following assumptions were used to compute the grant date value of the options granted during the years ended December 31, 2010 and 2009:

	2010	2009
Dividend Yield	0%	-
Expected Volatility	207%	-
Risk-free interest rate	1.93%	-
Expected lives	5.0 years	-

Since the Company’s shares are not currently publicly traded, the fair value of the Company’s equity instruments was estimated using a share price derived from the quarterly rolling weighted average cash price paid to the Company for recent purchases of shares of common stock.  The expected life of options granted during the year ended December 31, 2010 was calculated using the simplified method set out in SEC Staff Accounting Bulletin No. 107, as amended by No. 110, using the vesting term set forth in the option agreements and the expected contractual term of 10 years. The simplified method defines the expected life as the average of the contractual term and the vesting period.

26| Page

STEM CELL ASSURANCE, INC. & SUBSIDIARIES
(A COMPANY IN THE DEVELOPMENT STAGE)
Notes to Consolidated Financial Statements

The weighted average fair value of the options on the date of grant, using the fair value based methodology, for the year ended December 31, 2010 was $0.0081.

Because the Company’s employee stock options have characteristics significantly different from those of traded options and warrants, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. The fair value of stock-based payment awards was estimated using the Black-Scholes option pricing model using a volatility figure derived from an index of comparable entities.  Management will review this assumption as the Company’s trading history becomes a better indicator of value.

A summary of the status of the Company’s stock options and the changes during the years ended December 31, 2010 and 2009 are presented in the tables below:

27| Page

STEM CELL ASSURANCE, INC. & SUBSIDIARIES
(A COMPANY IN THE DEVELOPMENT STAGE)
Notes to Consolidated Financial Statements

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Terms	Aggregate Intrinsic Value
Options outstanding at January 1, 2009	-	-	-	-

Granted	-	-
Expired	-	-
Cancelled	-	-
Exercised	-	-

Options outstanding at December 31, 2009	-	-	-	-

Granted	72,000,000	$0.004
Expired	-	-
Cancelled	-	-
Exercised	-	$-

Options outstanding at December 31, 2010	72,000,000	$0.004	9.98	$365,000

Option exercisable at December 31, 2010	72,000,000	$0.004	9.98	$365,000

Number Outstanding	Weighted Average Remaining Years of Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
50,000,000	9.99	$0.001	50,000,000	$0.001
22,000,000	9.96	$0.01	22,000,000	$0.01

28| Page

STEM CELL ASSURANCE, INC. & SUBSIDIARIES
(A COMPANY IN THE DEVELOPMENT STAGE)
Notes to Consolidated Financial Statements

Warrants

On August 5, 2009, the Company issued warrants to two consultants for the purchase of an aggregate of 2,000,000 shares of the Company’s common stock, valued at $52,379.  The warrants vested immediately, expire on August 5, 2014 and have an exercise price of $0.01 per share.

On August 12, 2010, the Company issued warrants to a consultant for the purchase of 125,000 shares of the Company’s common stock, valued at $808. The warrants vested immediately, expire on August 12, 2013 and have an exercise price of $0.015 per share. The warrants were exercised during the year ended December 31, 2010.

Equity instruments issued to non-employees are recorded at their fair value at grant date.  Stock-based compensation for non-employees was $808 and $52,378 for the years ended December 31, 2010 and 2009, respectively, and $53,186 from December 30, 2008 (inception) to December 31, 2010.

The fair value of each warrant granted during the years ended December 31, 2010 and 2009 was estimated on the date of grant using the Black-Scholes model.

The following assumptions were used to compute the grant date value of the warrants granted during the years ended December 31, 2010 and 2009:

	2010	2009
Dividend yield	0%	0%
Expected volatility	207%	207%
Risk-free interest rate	1.21%	2.2%
Expected lives	3.0 yrs.	3.0 yrs.

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Warrants outstanding at January 1, 2009	-	-	-	-

Granted	2,000,000	$0.01
Expired	-	-
Exercised	-	-

29| Page

STEM CELL ASSURANCE, INC. & SUBSIDIARIES
(A COMPANY IN THE DEVELOPMENT STAGE)
Notes to Consolidated Financial Statements

Warrants outstanding at December 31, 2009	2,000,000	$0.01	4.60	$-

Granted	125,000	$0.015
Expired	-	-
Exercised	(125,000)	$0.015

Warrants outstanding at December 31, 2010	2,000,000	$0.01	3.60	$-

11. Subsequent Events

Stem Cell Cayman, Ltd.

On February 1, 2011, the Company formed Stem Cell Cayman, Ltd. as a wholly-owned subsidiary in the Cayman Islands.

Note Financing

During the first quarter of 2011, the Company and its wholly-owned subsidiary, Stem Cell Cayman Ltd., obtained debt financing in the aggregate amount of $1,437,500, of which $12,500 has been repaid.  The remaining debt is repayable three months from the date of issuance of the respective notes; however, the Company has the right to extend the maturity date for an additional three months.  During the initial three month period of the notes, the rate of interest will be 10% per annum; during any extension period, the interest rate would be increased to 15% per annum.  In connection with the financing, an aggregate of 28,750,000 shares of common stock of the Company were issued to the lenders, valued at approximately $201,250.

During the first quarter of 2011, the Company exercised its option to extend for a three month period to May 4, 2011 the maturity date for notes in the aggregate principal amount of $135,000.

In addition, during the first quarter of 2011, the Company exercised its option to extend for a three month period the maturity date for three additional notes each in the principal amount of $50,000.  The new maturity dates for the notes are June 9, 2011, June 30, 2011 and July 14, 2011, respectively.

Consulting Agreements

Effective March 1, 2011, the Company entered into consulting agreements with TDA Consulting Services, Inc. (“TDA”) and Vintage Holidays L.L.C. (“Vintage”) in connection with the implementation of its business plan.

Pursuant to the agreement with TDA, which has a term that expires on March 31, 2012, TDA is to provide consultation and assistance with regard to the Company’s efforts to have its securities listed on the OTC Bulletin Board or a securities exchange, establish an offshore stem cell treatment facility, develop business, including with regard to acquisition and joint venture opportunities, develop a physician distribution network for the sale of the Company’s stem cell skin care products, and comply with regulatory requirements.  Pursuant to the agreement with TDA, the Company paid TDA $35,000 in consideration of services rendered to date and a $25,000 retainer for services to be rendered during the term. The Company also agreed to pay TDA an aggregate of an additional $130,000, and issue to TDA an aggregate of 10,500,100 shares of common stock, to be paid and issued in equal monthly installments during the term of the agreement.

30| Page

STEM CELL ASSURANCE, INC. & SUBSIDIARIES
(A COMPANY IN THE DEVELOPMENT STAGE)
Notes to Consolidated Financial Statements

Pursuant to the agreement with Vintage, which has a term that expires on June 30, 2011, Vintage is to provide consultation and assistance with regard to the Company’s efforts to market itself with respect to medical tourism, establish business relationships with governmental officials, and establish an offshore stem cell treatment facility.  Pursuant to the agreement with Vintage, the Company paid Vintage $20,000 in consideration of services rendered to date and a $10,000 retainer for services to be rendered during the term.  The Company also agreed to pay Vintage an aggregate of an additional $20,000, and issue to Vintage an aggregate of 5,000,000 shares of common stock, to be paid and issued in equal monthly installments during the term of the agreement.

Effective April 7, 2011, the Company entered into a consulting agreement with Dr. Joseph J. Ross in connection with the implementation of its business plan.  Pursuant to the agreement with Dr. Ross, subject to the satisfaction of certain conditions, he is entitled to receive options for the purchase of up to 5,000,000 shares of common stock.

Settlement Agreements

Quick Capital of L.I. Corp.

Effective February 23, 2011, the Company entered into a Settlement Agreement with Quick Capital of L.I. Corp. (“Quick Capital”) and Olde Estate, LLC (“Olde Estate”).  Pursuant to the Settlement Agreement, the Company paid to Quick  Capital approximately $36,000 and issued to Olde Estate 8,312,500 shares of its common stock valued at approximately $58,200 in satisfaction of the Company’s monetary and stock issuance obligations to Quick Capital and Olde Estate under a Credit Support, Security and Registration Rights Agreement, dated as of August 17, 2010.

Tommy Berger/Stem Cell Research Company, LLC

Effective January 29, 2011, the Company terminated its relationship with Tommy Berger, a founder of the Company.  Pursuant and subject to the terms and conditions of the Termination Agreement between the parties, Mr. Berger waived any rights he may have had pursuant to a certain employment agreement entered into with the Company in August 2010 and the Company agreed to pay to Stem Cell Research Company, LLC (“Stem Cell Research”), a principal shareholder of the Company, $180,000 over a 12 month period.  In addition, pursuant to the Termination Agreement, each of Mr. Berger and Stem Cell Research has agreed to certain restrictive covenants, including with regard to the sale of shares of common stock of the Company.

31| Page

STEM CELL ASSURANCE, INC. & SUBSIDIARIES
(A COMPANY IN THE DEVELOPMENT STAGE)
Notes to Consolidated Financial Statements

ThermoGenesis Corp.

On February 1, 2011, the Company entered into an Equipment Purchase Agreement with ThermoGenesis Corp. with regard to the purchase of a piece of equipment.  Pursuant to the agreement, which superseded an earlier agreement between the parties, ThermoGenesis agreed that the remaining purchase price for the equipment of $291,055 could be paid as follows: (i) $25,000 upon signing and (ii) the balance over a three year period, together with interest at the rate of 6% per annum.

Sound Surgical Technologies, LLC

On March 8, 2011, the Company and Sound Surgical Technologies, LLC (“Sound Surgical”) entered into a Settlement Agreement and Release of Claim (the “Settlement Agreement”) pursuant to which the parties agreed that the Company’s purchase from Sound Surgical of one piece of equipment was cancelled, the Company’s obligations under a certain purchase agreement were terminated and the Company retained one piece of purchased equipment.  On March 8, 2011, the Company paid to Sound Surgical $65,000 in connection with the purchase of the retained equipment and to complete the Settlement Agreement.

Stock Grants

In January 2011, pursuant to an amended employment agreement with the Company’s Chief Executive Officer, the Company issued to him 15,000,000 shares of common stock valued at $124,500.

In April 2011, in connection with their appointment as directors of the Company, two individuals were each granted 5,000,000 shares of common stock valued at approximately $35,000.  One-half of the shares vested upon grant and the other half vests in April 2012.

Real Estate Lease

On January 20, 2011, the Company entered into a three year lease agreement with respect to premises located at the Alexandria Innovation Center in Jupiter, Florida.  The lease expires on January 31, 2014 and provides for a base monthly rent of $6,052 for the initial year, $6,234 during the second year and $6,422 during the third year; however, pursuant to the lease, no base rent is payable during the initial year.  Effective May 1, 2011, the Company terminated its lease in Boca Raton, Florida.

32| Page

STEM CELL ASSURANCE, INC. & SUBSIDIARIES
(A COMPANY IN THE DEVELOPMENT STAGE)
Notes to Consolidated Financial Statements

Vice President of Research and Development

Effective April 5, 2011, the Company entered into an employment agreement with its Vice President of Research and Development.  Pursuant to the employment agreement, the Vice President of Research and Development is entitled to receive $150,000 per annum and a bonus, subject to the satisfaction of certain conditions, of up to $55,000 and options for the purchase of up to 3,150,000 shares of common stock.  The agreement also provides for severance.  Concurrently with the execution of the employment agreement, the Company granted to the Vice President of Research and Development options for the purchase of 4,000,000 shares of common stock.

2010 Equity Participation Plan

On March 28, 2011, the Board of Directors of the Company increased the number of shares of common stock that may be issued pursuant to the Plan to 200,000,000.  Stockholder approval of the increase was obtained effective as of April 4, 2011.

33| Page

BIORESTORATIVE THERAPIES, INC. & SUBSIDIARIES
(A COMPANY IN THE DEVELOPMENT STAGE)

Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2011	2010
	(unaudited)
Assets

Current Assets:
Cash	$7,185	$18,074
Prepaid expenses and other current assets	58,170	-

Total Current Assets	65,355	18,074

Property and equipment, net	412,309	446,756
Intangible assets, net	3,492	3,676
Security deposit	4,415	-

Total Assets	$485,571	$468,506

Liabilities and Stockholders' Deficiency

Current Liabilities:
Accounts payable	$308,479	$160,187
Accrued expenses and other current liabilities	577,675	341,618
Notes payable, net of debt discount of $76,118 and $19,476 at June 30, 2011 and December 31, 2010, respectively	1,928,236	514,047

Total Current Liabilities	2,814,390	1,015,852

Notes payable - less current maturities	153,682	196,876

Total Liabilities	2,968,072	1,212,728

Commitments and contingencies	-	-
Stockholders' Deficiency:
Preferred stock, $0.01 par value;
Authorized, 1,000,000 shares; none issued and outstanding at June 30, 2011 and December 31, 2010	-	-
Common stock, $0.001 par value;
Authorized, 800,000,000 shares at June 30, 2011 and December 31, 2010; Issued, 584,643,645 and 461,148,534 shares at June 30, 2011 and December 31, 2010, respectively; Outstanding, 556,712,611 and 433,217,500 shares at June 30, 2011 and December 31, 2010, respectively	584,644	461,149
Additional paid-in capital	2,733,353	2,270,219
Shares issuable	-	6,971
Deficit accumulated during development stage	(5,768,498)	(3,450,561)
Treasury stock, at cost, 27,931,034 shares at June 30, 2011 and December 31, 2010	(32,000)	(32,000)

Total Stockholders' Deficiency	(2,482,501)	(744,222)

Total Liabilities and Stockholders' Deficiency	$485,571	$468,506

See Notes to these Condensed Consolidated Financial Statements

  34| Page

BIORESTORATIVE THERAPIES, INC. & SUBSIDIARIES
(A COMPANY IN THE DEVELOPMENT STAGE)

Condensed Consolidated Statements of Operations
(unaudited)

					Period from
					December 30,
	Three Months		Six Months		2008 (Inception) to
	Ended June 30,		Ended June 30,		June 30,
	2011	2010	2011	2010	2011

Revenues	$-	$-	$-	$-	$-

Operating Expenses
Marketing and promotion	17,033	65,251	61,838	88,502	265,960
Payroll and benefits	338,344	-	881,775	-	1,637,934
Consulting expenses	239,397	33,486	435,255	184,380	1,977,704
General and administrative	443,456	79,989	676,968	238,230	1,395,786
Research and development	-	-	-	11,620	11,620

Total Operating Expenses	1,038,230	178,726	2,055,836	522,732	5,289,004

Loss From Operations	(1,038,230)	(178,726)	(2,055,836)	(522,732)	(5,289,004)

Other Income (Expense)
Other income	-	11,196	-	11,196	11,457
Interest expense	(166,610)	(29,756)	(262,101)	(151,122)	(501,315)

Total Other Expense	(166,610)	(18,560)	(262,101)	(139,926)	(489,858)

Net Loss	$(1,204,840)	$(197,286)	$(2,317,937)	$(662,658)	$(5,778,862)

Net Loss Per Share - Basic and Diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted Average Number of Common Shares Outstanding - Basic and Diluted	569,356,834	475,392,368	558,684,710	459,643,833

See Notes to these Condensed Consolidated Financial Statements

35| Page

BIORESTORATIVE THERAPIES, INC. & SUBSIDIARIES
(A COMPANY IN THE DEVELOPMENT STAGE)

Condensed Consolidated Statement of Changes in Stockholders' Deficiency
Six Months Ended June 30, 2011

(unaudited)

					Deficit
					Accumulated
			Additional		During
	Common Stock		Paid-In	Shares	Development	Treasury Stock
	Shares	Amount	Capital	Issuable	Stage	Shares	Amount	Total

Balance - December 31, 2010	461,148,534	$461,149	$2,270,219	$6,971	$(3,450,561)	(27,931,034)	$(32,000)	$(744,222)

Shares issued for consulting services - (at $0.008)	8,230,800	8,231	59,756	-	-	-	-	67,987

Shares issued to board of directors - (at $0.008)	10,000,000	10,000	41,625	-	-	-	-	51,625

Shares reissued to former President - (at par value)	12,576,811	12,577	(12,577)	-	-	-	-	-

Shares issued pursuant to settlement agreement (at $0.008)	8,312,500	8,312	60,350	-	-	-	-	68,662

Shares issued as debt discount in connection with notes payable (at $0.007)	34,375,000	34,375	208,086	(6,971)	-	-	-	235,490

Shares issued to CEO pursuant to employment agreement (at $0.008)	50,000,000	50,000	73,900	-	-	-	-	123,900

Stock-based compensation - options			31,994	-	-	-	-	31,994

Net loss	-	-	-	-	(2,317,937)	-	-	(2,317,937)

Balance - June 30, 2011	584,643,645	$584,644	$2,733,353	$-	$(5,768,498)	(27,931,034)	$(32,000)	$(2,482,501)

See Notes to these Condensed Consolidated Financial Statements.

36| Page

BIORESTORATIVE THERAPIES, INC. & SUBSIDIARIES
(A COMPANY IN THE DEVELOPMENT STAGE)

Condensed Consolidated Statements of Cash Flows

(unaudited)

			Period from
			December 30,
	Six Months		2008 (Inception) to
	Ended June 30,		June 30,
	2011	2010	2011
Cash Flows From Operating Activities
Net loss	$(2,317,937)	$(662,658)	$(5,778,862)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt discount	178,848	140,621	389,575
Depreciation and amortization	52,403	14,145	107,173
Stock-based compensation	344,168	107,450	2,169,493
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(58,170)	3,124	(58,170)
Security deposit	(4,415)	-	(4,415)
Accounts payable	148,292	19,831	248,479
Accrued expenses and other current liabilities	236,057	12,746	573,675

Total Adjustments	897,183	297,917	3,425,810

Net Cash Used in Operating Activities	(1,420,754)	(364,741)	(2,353,052)

Cash Flows From Investing Activities
Purchases of property and equipment	(17,772)	(39,577)	(163,243)
Acquistion of intangible assets	-	(2,200)	(3,676)

Net Cash Used in Investing Activities	(17,772)	(41,777)	(166,919)

Cash Flows From Financing Activities
Proceeds from notes payable	1,637,500	37,900	2,248,639
Repayments of notes payable	(209,863)	(130,975)	(386,658)
Sale of common stock for cash	-	501,300	691,300
Proceeds from exercise of warrrants	-	-	1,875
Repurchase of common stock	-	-	(28,000)

Net Cash Provided by Financing Activities	1,427,637	408,225	2,527,156

Net (Decrease) Increase In Cash	(10,889)	1,707	7,185

Cash - Beginning	18,074	42	-

Cash - Ending	$7,185	$1,749	$7,185

See Notes to these Condensed Consolidated Financial Statements

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BIORESTORATIVE THERAPIES, INC. & SUBSIDIARIES
(A COMPANY IN THE DEVELOPMENT STAGE)

Condensed Consolidated Statements of Cash Flows--Continued

(unaudited)

			Period from
			December 30,
	Six Months		2008 (Inception) to
	Ended June 30,		June 30,
	2011	2010	2011
Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$36,274	$7,350	$53,121

Non-cash investing and financing activites:
Shares issued as debt discount in connection with notes payable	$235,490	$-	$458,722
Shares issued in connection with reverse recapitalization	$-	$-	$362,000
Shares issued pursuant to reverse recapitalization and subsequently cancelled	$-	$-	$146,195
Shares issuable as debt discount in connection with note payable	$6,971	$-	$-
Purchase of property and equipment for note payable	$-	$-	$291,055
Purchase of property and equipment for account payable	$-	$-	$60,000
Accrued payable for treasury shares repurchased	$-	$-	$7,000
Shares reissued to former President	$12,577	$-	$12,577
Shares (returned) issued as collateral in connection with note payable	$-	$(530,000)	$-

See Notes to these Condensed Consolidated Financial Statements
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Note 1 - Business Organization and Nature of Operations

BioRestorative Therapies, Inc., formerly Stem Cell Assurance, Inc. (and including its subsidiaries, the “Company”), is a development stage enterprise whose primary activities since inception have been the research and development of its business plan, negotiating strategic alliances and other agreements, and raising capital.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and disclosures required by GAAP for annual financial statements. In the opinion of management, such statements include all adjustments (consisting only of normal recurring items) which are considered necessary for a fair presentation of the condensed consolidated financial statements of the Company as of June 30, 2011, for the three and six months ended June 30, 2011 and 2010 and for the period from December 30, 2008 (inception) to June 30, 2011. The results of operations for the three and six months ended June 30, 2011 are not necessarily indicative of the operating results for the full year ending December 31, 2011. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related disclosures of the Company as of December 31, 2010 and for the year then ended, and for the period from December 30, 2008 (inception) to December 30, 2010, included elsewhere within this document.

On February 1, 2011, the Company formed Stem Cell Cayman Ltd. (“Cayman”) as a wholly-owned subsidiary in the Cayman Islands.

Note 2 - Going Concern and Management Plans

As of June 30, 2011, the Company had a working capital deficiency and a stockholders’ deficiency of $2,749,035 and $2,482,501, respectively. The Company has not generated any revenues and incurred net losses of $5,778,862 during the period from December 30, 2008 (inception) through June 30, 2011. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The Company's primary source of operating funds since inception has been its stockholders and note financings. The Company intends to raise additional capital through private debt and equity investors. The Company is currently a development stage company and there is no assurance that these funds will be sufficient to enable the Company to fully complete its development activities or attain profitable operations.

The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern and the realization of assets and satisfaction of liabilities in the normal course of business. The carrying amounts of assets and liabilities presented in the financial statements do not necessarily purport to represent realizable or settlement values. The unaudited condensed consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty.

Note 3 - Summary of Significant Accounting Policies

Principles of Consolidation

The unaudited condensed consolidated financial statements of the Company include the accounts of Cayman, Stem PearlsTM, LLC and Lipo Rejuvenation Centers, Inc. (an inactive entity). All significant intercompany transactions have been eliminated in the consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at dates of the financial statements and the reported amounts of revenue and expenses during the periods. Actual results could differ from these estimates. The Company’s significant estimates and assumptions include the recoverability and useful lives of long-lived assets, the fair value of the Company’s stock, stock-based compensation, debt discount and deferred tax assets, including a valuation allowance.

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Note 3 - Summary of Significant Accounting Policies - Continued

Concentrations of Credit Risk

The Company maintains deposits in a financial institution which is insured by the Federal Deposit Insurance Corporation (“FDIC”). At various times, the Company has deposits in this financial institution in excess of the amount insured by the FDIC. As of June 30, 2011, the Company had $2,450 deposited with an offshore financial institution which is not insured by the FDIC.

Income Taxes

The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of such assets and liabilities.

The Company adopted the provisions of Accounting Standards Codification (“ASC”) Topic 740.10, which prescribes a recognition threshold and measurement process for financial statements recognition and measurement of a tax position taken or expected to be taken in a tax return. The guidance also prescribes direction on derecognition, classification, interest and payables accounting in interim financial statements and related disclosures.

Management has evaluated and concluded that there were no material uncertain tax positions requiring recognition in the Company’s unaudited condensed consolidated financial statements for the three and six months ended June 30, 2011 and 2010.

Net Loss Per Common Share

Basic loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding, plus the issuance of common shares, if dilutive, resulting from the exercise of outstanding stock options and warrants.

The Company’s issued and outstanding common shares as of June 30, 2011 do not include the underlying shares issuable upon the exercise of the 24,000,000 options and 2,000,000 warrants with an exercise price of $0.01 or less. At June 30, 2010, the Company’s issued and outstanding common shares do not include the underlying shares issuable upon the exercise of the 2,000,000 warrants with an exercise price of $0.01 or less. See Notes 8 and 9. In accordance with ASC 260, the Company has given effect to the issuance of these options and warrants in computing basic and diluted net loss per share.

The Company’s issued and outstanding common shares as of June 30, 2011 include 40,000,000 shares of stock awards that are non-vested.  In accordance with ASC 260, the Company has not given effect to the issuance of these shares in computing basic net loss per share.

Potentially dilutive securities realizable from the vesting of 40,000,000 shares of restricted stock and the exercise of options for the purchase of 5,150,000 shares as of June 30, 2011 are excluded from the computation of diluted net loss per share because the effect of their inclusion would have been anti-dilutive. There were no potentially dilutive securities as of June 30, 2010.

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Note 3 - Summary of Significant Accounting Policies – Continued

Stock-Based Compensation

The Company measures the cost of services received in exchange for an award of equity instruments based on the fair value of the award. For employees and directors, the fair value of the award is measured on the grant date and for non-employees, the fair value of the award is generally re-measured on interim financial reporting dates until the service period is complete. The fair value amount is then recognized over the period during which services are required to be provided in exchange for the award, usually the vesting period. Since the shares underlying the Company’s 2010 Equity Participation Plan (the “Plan”) are not currently registered, the fair value of the Company’s restricted equity instruments was estimated based on (1) historical observations of cash prices paid for the Company's restricted common stock; and (2) publicly traded prices after taking discounts for the applicable restrictions.

Stock-based compensation for non-employees and directors is reflected in consulting expenses in the condensed consolidated statements of operations. Stock-based compensation for employees is reflected in payroll and benefits in the condensed consolidated statements of operations.

Reclassifications

Certain prior period amounts have been reclassified for comparative purposes to conform to the fiscal 2011 presentation. These reclassifications have no impact on previously reported earnings.

Recent Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-04, “Fair Value Measurement (Topic 820) - Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs." This ASU addresses fair value measurement and disclosure requirements within ASC Topic 820 for the purpose of providing consistency and common meaning between U.S. GAAP and IFRSs. Generally, this ASU is not intended to change the application of the requirements in Topic 820. Rather, this ASU primarily changes the wording to describe many of the requirements in U.S. GAAP for measuring fair value or for disclosing information about fair value measurements. This ASU is effective for periods beginning after December 15, 2011. It is not expected to have any impact on the Company’s condensed consolidated financial statements or disclosures.

Subsequent Events

The Company evaluates events that have occurred after the balance sheet date but before the financial statements are issued. Based upon the evaluation, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

Note 4 - Accrued Expenses and Other Liabilities

Accrued expenses and other current liabilities are comprised of the following:

	June 30, 2011	December 31, 2010
	(unaudited)

Accrued loan interest	$31,941	$11,116
Credit card payable	18,162	20,132
Accrued payroll and severance	368,093	230,370
Accrued professional fees	140,000	80,000
Deferred rent	19,479	-

Total	$577,675	$341,618

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Note 5 - Notes Payable

During 2010, the Company purchased certain property and equipment with a value of $304,055. In February 2011, the Company renegotiated the terms of the then $291,055 payable with the vendor and entered into a promissory note. In accordance with ASC 470, the Company reclassified a portion of this payable to long-term on the balance sheet as of December 31, 2010, since the event occurred after the balance sheet date, but before the financial statements were issued.  The agreement provides for an immediate principal payment of $25,000, plus monthly installments of $8,094, including an effective interest rate of 6%. The Company made $48,019 of principal payments during the six months ended June 30, 2011. The note matures on February 1, 2014 and is collateralized by the equipment purchased. The outstanding balance of this note as of June 30, 2011 and December 31, 2010 was $243,036 and $291,055, respectively.

During the six months ended June 30, 2011, the Company and its wholly-owned subsidiary, Cayman, obtained new debt financing in the aggregate amount of $1,637,500. The debt is repayable three months from the date of issuance of the respective notes; however, the Company and Cayman have the right to extend the maturity date for an additional three months. During the initial three month period of the notes, the rate of interest will be 10% per annum; during any extension period, the interest rate would be increased to 15% per annum. The Company is using the effective interest rate method of recording interest expense.  In connection with the financing, an aggregate of 32,750,000 shares of common stock of the Company were issued to the lenders, with a relative fair value of $224,370. These shares were accounted for as a debt discount and amortized over the estimated life of the related debt.

During the six months ended June 30, 2011, the Company exercised its option to extend the maturity date for an additional three month period for notes with an aggregate principal amount of $1,560,000. During the first six months of 2011, the maturity dates of three notes payable with an aggregate principal balance of $125,000 were extended to November 2011 through December 2011 and the investors received an aggregate of 625,000 shares of common stock. All of the extended notes bear a 15% interest rate per annum payable monthly and are now payable on various dates from July 2011 to December 2011. The Company repaid other notes payable with an aggregate principal balance of $161,844 during the six months ended June 30, 2011.

In January 2011, the Company issued 1,000,000 shares of common stock with a relative fair value of $6,971 to a private debt investor. Such shares were issuable at December 31, 2010 in connection with a 2010 note payable issuance.

The Company recorded amortization of debt discount of $107,762 and $178,848 during the three and six months ended June 30, 2011, respectively, and $29,756 and $140,621 during the three and six months ended June 30, 2010, respectively. Aggregate amortization of debt discount from December 30, 2008 (inception) to June 30, 2011 was $389,575.

See Note 9, Subsequent Events.

Note 6 - Commitments and Contingencies

Operating Lease

On January 20, 2011, the Company entered into a three year lease agreement with respect to premises located at the Alexandria Innovation Center in Jupiter, Florida. The lease, as amended on March 11, 2011, expires on January 31, 2014 and provides for a base monthly rent of $6,052 for the initial year, $6,234 during the second year and $6,422 during the third year; however, pursuant to the lease, no base rent is payable during the initial year. The Company has the right to lease the premises for an additional three years at the then fair market value rent. The aggregate base rent payable over the lease term is being recognized on a straight-line basis.  See Note 4 for the deferred rent balance.

Effective May 1, 2011, the Company terminated its month-to-month lease in Boca Raton, Florida.

Rent expense amounted to approximately $20,000 and $44,000 for the three and six months ended June 30, 2011, respectively, and $2,500 and $9,000 for the three and six months ended June 30, 2010, respectively. Rent expense for the period from December 30, 2008 (inception) to June 30, 2011 was approximately $89,000. Rent expense is reflected in general and administrative expenses in the condensed consolidated statements of operations.

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Note 6 - Commitments and Contingencies – Continued

Litigations, Claims and Assessments

In the normal course of business, the Company may be involved in legal proceedings, claims and assessments arising in the ordinary course of business. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s condensed consolidated financial position or results of operations.

Consulting Agreements

Business Advisory Services

Pursuant to a March 1, 2011 agreement for business advisory services, which has a term that expires on March 31, 2012, the retained firm is to provide consultation and assistance with regard to the Company’s efforts to have its securities listed on the OTC Bulletin Board or a securities exchange, establish an offshore stem cell treatment facility, develop business, including with regard to acquisition and joint venture opportunities, develop a physician distribution network for the sale of the Company’s stem cell skin care products, and comply with regulatory requirements. Pursuant to the agreement, the Company paid  $35,000 in consideration of services rendered to date and a $25,000 retainer, included in prepaid expenses and other current assets, for services to be rendered during the term.  The Company also agreed to pay an additional $130,000 fee, and issue 10,500,100 shares of common stock, both of which are to be paid, expensed and issued in equal monthly installments during the term of the agreement. Through June 30, 2011, the Company issued 3,230,800 shares of common stock valued at $26,687 which was expensed during the period.  Subsequent to June 30, 2011 and through the filing date of this report, the Company issued 4,038,500 shares of common stock valued at $33,358.

Marketing Consulting Services

Pursuant to a March 1, 2011 agreement for marketing consulting services, which had an initial term that expired on June 30, 2011, the retained firm is to provide consultation and assistance with regard to the Company’s efforts to market itself with respect to medical tourism, establish business relationships with governmental officials, and establish an offshore stem cell treatment facility. Pursuant to the agreement, the Company paid $20,000 in consideration of services rendered to date and a $10,000 retainer for services to be rendered during the term. The Company also agreed to pay an additional $20,000 fee, and issue 5,000,000 shares of common stock, both of which are to be paid, expensed and issued in equal monthly installments during the term of the agreement. Through June 30, 2011, the Company issued 5,000,000 shares of common stock valued at $41,300 which was expensed during the period.  On July 1, 2011, the agreement was extended to September 30, 2011 and the Company agreed to pay an additional $15,000 fee ratably in advance on the first day of each month commencing on July 1, 2011.

Former Director

Effective April 7, 2011, the Company entered into a consulting agreement with a former director in connection with the implementation of its business plan. Pursuant to the agreement, subject to the satisfaction of certain performance conditions, the former director is entitled to receive options for the purchase of up to 5,000,000 shares of common stock, pursuant to the Plan, at an exercise price equal to the fair market value on the date of grant. The Company will recognize expense associated with this award if and when it becomes probable that the consultant will satisfy the conditions.  As of June 30, 2011, these options have not yet been granted.

Administrative and Compliance Support Services

Effective April 15, 2011, the Company entered into an agreement for administrative and compliance support services with an entity which specified the services to be provided over a 35 hour work week, in exchange for $4,000 per month. In addition, on April 27, 2011, the Company granted to the entity a ten-year option to purchase of 200,000 shares of common stock at an exercise price of $0.02 per share, pursuant to the Plan. Options for the purchase of 100,000 of such shares became exercisable immediately and options for the purchase of the remaining 100,000 shares become exercisable when the key employee of the consultant becomes a full-time employee of the Company. The $1,620 grant date fair value will be recognized one-half immediately with the balance recognized when it becomes probable that the key employee of the consultant will become a full-time employee of the Company.

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Note 6 - Commitments and Contingencies – Continued

Employment Agreements

Vice President of Research and Development

Effective April 5, 2011, the Company entered into an employment agreement, as amended on May 10, 2011, with its Vice President of Research and Development (“VP of R&D”). Pursuant to the employment agreement, the VP of R&D is entitled to receive $150,000 per annum.  In addition, subject to the satisfaction of certain performance conditions, he is entitled to a bonus of up to $55,000 and option grants for the purchase of up to 3,150,000 shares of common stock at an exercise price equal to the fair market value on the date of grant. The agreement also provides for severance. Concurrently with the execution of the employment agreement, the Company granted a ten-year option to purchase 4,000,000 shares of common stock at an exercise price of $0.01 per share, pursuant to the Plan. Options for the purchase of 2,000,000 of such shares became exercisable immediately and options for the purchase of the remaining 2,000,000 shares become exercisable on the first anniversary of the date of grant. The $32,400 grant date fair value will be recognized one-half immediately with the balance amortized ratably over the vesting period. On June 24, 2011, the VP of R&D qualified to receive a bonus of $10,000 and vested ten-year options for the purchase of 150,000 shares of common stock at an exercise price of $0.025 per share, pursuant to his employment agreement. The $1,200 grant date value of these options was recognized immediately.

Following the execution of the employment agreement, the VP of R&D was sued by his former employer with regard to certain confidentiality and non-competition restrictions in an agreement to which he was a party. The former employer obtained a preliminary injunction against the VP of R&D which enjoins him from using or disseminating information he obtained from his former employer, including using such information to solicit his former employer’s customers. A ruling on a permanent injunction motion is pending. The Company has taken actions to limit the VP of R&D’s activities and it is monitoring the court’s determinations.  The Company is not currently a party to the action.

Chief Executive Officer (the “CEO”)

In January 2011, pursuant to an amended employment agreement, the Company issued 15,000,000 shares of common stock to its CEO pursuant to the Plan. In connection with this issuance, the Company immediately recorded the $123,900 value of the common stock as stock-based compensation expense. The Company has agreed to be responsible for the payment of all taxes incurred by the CEO as a result of the grant, as well as all taxes incurred as a result of such tax payments on the CEO’s behalf.

Effective May 31, 2011 (the “Modification Date”) , the Company’s employment agreement with its CEO was amended to provide that the option granted to him on December 23, 2010 for the purchase of 50,000,000 shares of common stock (the “Original Grant”) was null and void. In addition, concurrently, the Company granted to the CEO 35,000,000 shares of common stock (the “Modified Grant”). The shares vest at such time as the Company receives equity and/or debt financing in an aggregate amount equal to three times the tax payable in connection with the grant. The Company has agreed to be responsible for the payment of all taxes incurred by the CEO as a result of the grant, as well as all taxes incurred as a result of such tax payments on the CEO’s behalf. The Company will not recognize any incremental compensation expense for the modification of the grant because (1) the grant date fair value of the immediately vested Original Grant was fully recognized on the grant date; and (2) the fair value of the Modified Grant was less than the fair value of the Original Grant, both as of the Modification Date.  See Note 9, Subsequent Events.

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Note 6 - Commitments and Contingencies – Continued

Termination Agreements

Former President

In January 2011, pursuant to a Termination Agreement dated December 15, 2010, the Company reissued 12,576,811 shares of common stock to its former President. In addition, the Company agreed to pay $120,000 of severance ratably over a 24 month period and took responsibility for approximately $20,152 of business related credit card indebtedness.  At June 30, 2011, $87,500 of severance payable was outstanding and $18,162 of business related credit card indebtedness was outstanding. These obligations are included in accrued expenses and other current liabilities in the condensed consolidated balance sheet.  See Note 9, Subsequent Events.

Founder/Stem Cell Research Company, LLC

Effective January 29, 2011, the Company terminated its relationship with a founder of the Company. Pursuant and subject to the terms and conditions of the Termination Agreement between the parties, the founder waived any rights he may have had pursuant to a certain employment agreement entered into with the Company in August 2010 and the Company agreed to pay to Stem Cell Research Company, LLC (“Stem Cell Research”), a principal shareholder of the Company, $180,000 over a 12 month period, of which $130,000 was outstanding and included in accrued expenses and other current liabilities in the condensed consolidated balance sheet at June 30, 2011. In addition, pursuant to the Termination Agreement, each of the founder and Stem Cell Research has agreed to certain restrictive covenants, including with regard to the sale of shares of common stock of the Company.  See Note 9, Subsequent Events.

Other Employee

On April 4, 2011, the Board was informed of an employee’s resignation and it authorized the payment of six months of severance or $25,000 ratably over the eight months following the termination date, of which $18,750 was outstanding and included in accrued expenses and other current liabilities in the condensed consolidated balance sheet at June 30, 2011. Pursuant to the provisions of the Plan, the Board determined that the options granted on December 15, 2010 to this employee for the purchase of 2,000,000 shares of common stock of the Company shall remain exercisable until, and shall thereupon terminate if not exercised, two years from the date of termination of employment.

Chief Financial Officer (the “CFO”)

 In June 2011, the Company and its CFO entered into an agreement whereby, effective June 25, 2011, (1) the CFO resigned his director and officer positions with the Company and its subsidiaries; (2) he became subject to two year non-compete and non-solicitation restrictions; plus certain restrictions on the sale of the Company’s common stock; and (3) the Company will pay him an aggregate amount of $50,000 of severance in full satisfaction of all obligations ratably over the remainder of the calendar year, of which $46,154 was outstanding and included in accrued expenses and other current liabilities in the condensed consolidated balance sheet at June 30, 2011. In addition, the CFO and the CEO executed a Shareholder Agreement and Irrevocable Proxy whereby the CEO will be permitted to vote as proxy all of the Company’s common stock owned by the CFO for a period of three years.

New Director Compensation

On April 4, 2011, two non-employees were elected to serve as directors of the Company. On April 21, 2011, the two new non-employee directors were each granted 5,000,000 shares of common stock. One-half of the shares vested and were expensed upon grant and the other half vests on the first anniversary of the grant. The aggregate $82,600 grant date fair value will be recognized one-half immediately with the balance amortized ratably over the vesting period. In addition, each of the new directors will receive $20,000 in cash, payable in four quarterly installments of $5,000 (subject to deferral if the remaining directors determine that the Company needs to conserve its cash), of which $10,000 was outstanding and included in accrued expenses and other current liabilities in the condensed consolidated balance sheet at June 30, 2011.

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Note 6 - Commitments and Contingencies – Continued

Settlement Agreements

Quick Capital of L.I. Corp.

Effective February 23, 2011, the Company entered into a Settlement Agreement with Quick Capital of L.I. Corp. (“Quick Capital”) and Olde Estate, LLC (“Olde Estate”). Pursuant to the Settlement Agreement, the Company paid to Quick Capital approximately $36,000 and issued to Olde Estate 8,312,500 shares of its common stock valued at $68,662, which was recognized as expense immediately, in satisfaction of the Company’s monetary and stock issuance obligations to Quick Capital and Olde Estate under a Credit Support, Security and Registration Rights Agreement, dated as of August 17, 2010.

Sound Surgical Technologies, LLC

On March 8, 2011, the Company and Sound Surgical Technologies, LLC (“Sound Surgical”) entered into a Settlement Agreement and Release of Claim (the “Settlement Agreement”) pursuant to which the parties agreed that the Company’s purchase from Sound Surgical of one piece of equipment was cancelled, the Company’s obligations under a certain purchase agreement were terminated and the Company retained one piece of purchased equipment. On March 8, 2011, the Company paid to Sound Surgical $65,000 in connection with the purchase of the retained equipment and to complete the Settlement Agreement.

Note 7 - Stockholders’ Deficiency

Common Stock

See Note 5, Notes Payable for details associated with common stock issued in conjunction with the issuances and extensions of notes payable.

See Note 6, Commitments and Contingencies - Termination Agreements for details associated with a common stock reissuance.

Note 8 - Stock-Based Compensation

2010 Equity Participation Plan

On March 28, 2011, the Board of Directors of the Company increased the number of shares of common stock that may be issued pursuant to the Plan to 200,000,000. Stockholder approval of the increase was obtained effective as of April 4, 2011.

Common Stock

See Note 6, Commitments and Contingencies for details associated with the issuance of common stock as compensation to employees, directors and consultants.

Employee Awards

The Company recorded stock–based compensation expense of $0 and $123,900 during the three and six months ended June 30, 2011, respectively, and $123,900 during the period from December 30, 2008 (inception) to June 30, 2011, related to employee stock grants, which is reflected as payroll and benefits expense in the condensed consolidated statement of operations. The Company recorded no stock based compensation expense during the three and six months ended June 30, 2010, related to employee stock grants. As of June 30, 2011, there was no unrecognized employee stock-based compensation expense related to employee stock grants.

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Note 8 - Stock-Based Compensation – Continued

Common Stock – Continued

Director Awards

The Company recorded stock–based compensation expense of $51,625 during the three and six months ended June 30, 2011 and $214,040 during the period from December 30, 2008 (inception) to June 30, 2011, related to director stock grants, which is reflected as consulting expenses in the condensed consolidated statement of operations. As of June 30, 2011, there was $30,715 of unrecognized director stock-based compensation expense related to stock grants that will be amortized over a weighted average period of 0.8 years.

Consultant Awards

The Company recorded stock–based compensation expense of $50,990 and $136,648 during the three and six months ended June 30, 2011 and $1,325,910 during the period from December 30, 2008 (inception) to June 30, 2011, related to consultant stock grants, which is reflected as consulting expenses in the condensed consolidated statement of operations. During the three and six months ended June 30, 2010, the Company recorded stock–based compensation expense of $3,600 and $107,450, respectively, related to consultant stock grants. As of June 30, 2011, there was no unrecognized consultant stock-based compensation expense.

Stock Award Summary

A summary of common stock award activity for the six months ended June 30, 2011 is presented below:

		Weighted
		Average	Total
	Number of	Grant Date	Grant Date
	Shares	Fair Value	Fair Value

Non-vested, December 31, 2010	-	$-	$-
Granted	76,543,300	0.00826	632,248
Vested	(36,543,300)	0.00826	(301,848
Forfeited	-	-	-
Non-vested, June 30, 2011	40,000,000	$0.00826	$330,400

Stock Options

The Company has computed the fair value of options granted using the Black-Scholes option pricing model.  Forfeitures are estimated at the time of valuation and reduce expense ratably over the vesting period. This estimate will be adjusted periodically based on the extent to which actual forfeitures differ, or are expected to differ, from the previous estimate, when it is material. The expected term of options granted represents the estimated period of time that options granted are expected to be outstanding. The Company utilizes the “simplified” method to develop an estimate of the expected term of “plain vanilla” option grants. Since the Company’s stock has not been publicly traded for a long period of time, the Company is utilizing an expected volatility figure based on a review of the historical volatilities, over a period of time, equivalent to the expected life of these options, of similarly positioned public companies within its industry. The risk-free interest rate was determined from the implied yields from U.S. Treasury zero-coupon bonds with a remaining term consistent with the expected term of the options.

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Note 8 - Stock-Based Compensation – Continued

In applying the Black-Scholes option pricing model, the Company used the following weighted average assumptions:

Three and Six Months Ended
June 30,
2011
Risk free interest rate	1.63%
Expected term (years)	4.44
Expected volatility	207.00%
Expected dividends	0.00%

No stock options were granted during the three and six months ended June 30, 2010. The weighted average estimated fair value of the stock options granted during the three and six months ended June 30, 2011 was approximately $0.008 per share.

Employee Awards

On April 21, 2011, the Company granted to an existing employee a ten-year option to purchase 300,000 shares of common stock at an exercise price of $0.02 per share, pursuant to the Plan, of which 100,000 shares are immediately exercisable, 100,000 are exercisable on the first anniversary of the grant and 100,000 are exercisable on the second anniversary of the grant. The $2,430 grant date fair value will be recognized one-third immediately with the balance amortized ratably over the vesting period.

See Note 6, Commitments and Contingencies – Employment Agreements for details associated with options granted to the VP of R&D.

The Company recorded stock–based compensation expense of $22,463 during the three and six months ended June 30, 2011 and $443,733 during the period from December 30, 2008 (inception) to June 30, 2011, related to employee stock option grants, which is reflected as payroll and benefits expense in the condensed consolidated statement of operations. The Company recorded no stock-based compensation expense during the three and six months ended June 30, 2010, related to employee stock option grants. As of June 30, 2011, there was $13,568 of unrecognized employee stock-based compensation expense related to stock option grants that will be amortized over a weighted average period of 0.9 years.

Director Awards

On April 2, 2011, a director of the Company resigned. Pursuant to the provisions of the Plan, the Board determined that the options granted on December 15, 2010 for the purchase of 4,000,000 shares of common stock of the Company shall remain exercisable until, and shall thereupon terminate if not exercised, two years from the date of resignation.

On April 7, 2011, a director of the Company resigned. Pursuant to the provisions of the Plan, the Board determined that the options granted on December 15, 2010 for the purchase of 4,000,000 shares of common stock of the Company shall remain exercisable until, and shall thereupon terminate if not exercised, five years from the date of resignation.

The Company recorded no stock–based compensation expense during the three and six months ended June 30, 2011 and 2010 and $162,415 during the period from December 30, 2008 (inception) to June 30, 2011, related to director stock option grants.

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Note 8 - Stock-Based Compensation – Continued

Stock Options – Continued

Consultant Awards

Effective June 10, 2011, the Company established a Scientific Advisory Board and reserved 5,000,000 shares of common stock to be issued to members (“Advisors”) pursuant to the Plan, as either options or restricted stock grants.

Pursuant to a June 10, 2011 agreement between the Company and its first appointed Advisor, the Advisor is entitled to: (1) an immediate grant of a vested five-year option to purchase 500,000 shares of common stock at an exercise price of $0.024 per share; and (2) a grant on each successive anniversary date, on which he remains an Advisor, of a vested five-year option to purchase 250,000 shares of common stock at an exercise price per share equal to the fair market value of the common stock on the date of grant. The Company immediately recognized the $3,450 grant date fair value of the initial award.

Pursuant to a June 24, 2011 agreement between the Company and its second appointed Advisor, the Advisor is entitled to: (1) an immediate grant of a five-year option to purchase 2,000,000 shares of common stock at an exercise price of $0.025 per share, of which 667,000 shares are immediately exercisable, 667,000 are exercisable on the first anniversary of the grant and 666,000 are exercisable on the second anniversary of the grant; and (2) a grant on the third anniversary of the award and each subsequent anniversary, on which he remains an Advisor, of a vested five-year option to purchase 250,000 shares of common stock at an exercise price per share equal to the fair market value of the common stock on the date of grant. The $14,600 grant date fair value of the initial award will be recognized one-third immediately with the balance amortized ratably over the vesting period.

See Note 6, Commitments and Contingencies – Consulting Agreements for details associated with an option granted to a consulting entity.

The Company recorded stock–based compensation expense of $9,532 during the three and six months ended June 30, 2011 and $9,532 during the period from December 30, 2008 (inception) to June 30, 2011, related to consultant and advisory board stock option grants, which is reflected as consulting expenses in the condensed consolidated statement of operations. The Company recorded no stock-based compensation expense during the three and six months ended June 30, 2010, related to consultant and advisory board stock option grants. As of June 30, 2011, there was $9,328 of unrecognized consultant and advisory board stock-based compensation expense related to stock option grants that will be amortized over a weighted average period of 2.0 years.

Option Award Summary

A summary of the status of the options issued under the Plan during the six months ended June 30, 2011 is presented below:

			Weighted
		Weighted	Average
		Average	Remaining
	Number of	Exercise	Life	Intrinsic
	Options	Price	In Years	Value

Outstanding, December 31, 2010	72,000,000	$0.004
Granted	7,150,000	0.016
Exercised	-	-
Voided	(50,000,000)	0.001
Forfeited	-	-
Outstanding, June 30, 2011	29,150,000	0.012	9.1	$-

Exercisable, June 30, 2011	25,517,000	$0.011	9.3	$-

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Note 8 - Stock-Based Compensation – Continued

Stock Options – Continued

The following table presents information related to stock options at June 30, 2011:

Options Outstanding		Options Exercisable
		Weighted
		Average	Exercisable
Exercise	Number of	Remaining Life	Number of
Price	Options	In Years	Options

$0.010	26,000,000	9.5	24,000,000
0.020	500,000	9.8	200,000
0.024	500,000	4.9	500,000
0.025	2,150,000	5.9	817,000
	29,150,000	9.3	25,517,000

Warrants

There were no warrants granted during the three and six months ended June 30, 2011 and 2010. The Company recorded no stock-based compensation expense during the three and six months ended June 30, 2011 and 2010 and recorded $52,379 during the period from December 30, 2008 (inception) to June 30, 2011, related to consultant warrant grants.

As of June 30, 2011, there were 2,000,000 warrants outstanding with a weighted average exercise price of $0.01, a weighted average remaining contractual term of 3.1 years and no intrinsic value.

Note 9 - Subsequent Events

Notes Payable

Subsequent to June 30, 2011, the Company issued an aggregate of $1,250,000 of additional notes payable. In connection with the financing, 25,000,000 shares of common stock, with a relative fair value of $171,275, were issued to the lenders. One note with a principal amount of $1,000,000 is repayable 12 months from the date of issuance and has a rate of interest of 15% per annum. The balance of the debt is repayable three months from the date of issuance of the notes; however, the Company has the right to extend the maturity date for an additional three months. During the initial three month period, five notes totalling $150,000 in principal amount have a rate of interest of 10% per annum, and two notes totalling $100,000 in principal amount have a rate of interest of 15% per annum; during any extension period, the interest rate would be 15% per annum for all notes.

Subsequent to June 30, 2011, the maturity date of certain notes payable with an aggregate principal balance of $1,475,000 was extended to January 2012 through May 2012 and the investors received an aggregate of 7,375,000 shares of common stock, with a relative fair value of $50,526. Also subsequent to June 30, 2011, the Company exercised its option to extend the maturity date of certain notes payable with a principal amount of $300,000 for an additional three month period.  The extended notes bear interest at a rate of 15% per annum, payable monthly, and the maturity is now November 2011 through January 2012. In addition, subsequent to June 30, 2011, two notes with an aggregate principal balance of $50,000 were repaid.

Company Name Change

On July 20, 2011, the Company entered into an agreement and plan of merger (the “Merger Agreement”) with BioRestorative Therapies, Inc., a Nevada corporation that was formed concurrently as a wholly-owned subsidiary of the Company.  Pursuant to the Merger Agreement, effective August 15, 2011, BioRestorative Therapies, Inc. merged with and into the Company (the surviving corporation) solely to effect a name change of the Company to BioRestorative Therapies, Inc.

Tangible Property License

On August 22, 2011, the Company entered into a Tangible Property License Agreement (the “Agreement”) with the University of Utah Research Foundation and the University of Utah (together “Utah”). Pursuant to the Agreement, which has a term of two years, the Company has been granted a non-exclusive license to use discarded adipose (fat) tissue samples for internal research purposes.  The Company agreed to pay between $1,500 and $1,000 per sample, depending on the quantity ordered.  The Company has the right to terminate this agreement at any time with ninety days written notice and Utah may immediately terminate this Agreement, if the Company ceases to carry on its business or upon material breach of this Agreement by the Company.

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Sale of Equipment

On August 22, 2011, the Company sold equipment for $32,000 to a third party.  The Company purchased the equipment in September 2010 for $65,000 and recognized a loss on sale of equipment of approximately $22,000.

Default on Agreement

On August 23, 2011, the Company received a notice from a vendor informing the Company that it is in default under the terms of the equipment purchase agreement, for non-payment of certain installment payment obligations.  The Company is currently six months in arrears and is engaged in discussions with the vendor to negotiate a settlement and a cure of the default.

Marketing Consulting Services

On September 1, 2011, the Company extended the agreement for marketing consulting services, which was scheduled to expire on September 30, 2011, for an additional three month term expiring on December 31, 2011.  The Company agreed to pay a $5,000 cash fee in advance on the first day of each month commencing on October 1, 2011 during the extended term.

Common Stock Award

On September 1, 2011, the Company granted 4,000,000 shares of common stock to its legal counsel.  The $33,040 grant date fair value was recognized immediately on the grant date.

Common Stock Issuance

On October 14, 2011, the Company issued 4,000,000 shares of common stock at a price of $0.025 per share to an investor for aggregate gross proceeds of $100,000.  In consideration of the purchase, the Company issued a warrant for the purchase of 1,000,000 shares of common stock, which is exercisable over a period of five years at an exercise price of $0.03 per share of common stock.

Settlement Agreements

On November 8, 2011, the Company agreed to settle the remaining $87,500 due pursuant to the former President’s termination agreement for $22,500.  In addition, the Company agreed to pay-off the remaining business related credit card indebtedness by December 31, 2011.

On November 8, 2011, the Company agreed to settle the remaining $100,000 due pursuant to the founder’s termination agreement for $50,000.

Stock Grant Modification

On November 4, 2011, the Company and the CEO further modified the CEO’s 35,000,000 share restricted stock grant such that vesting is now subject to the receipt of at least $2,000,000 in additional equity and/or debt financing after such date.

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 10, 2011	BIORESTORATIVE THERAPIES, INC.

By: /s/ Mark Weinreb Name: Mark Weinreb Title: Chief Executive Officer